Filed pursuant to Rule 424(b)(5)
of the Securities Act of 1933,
as amended, and relating to
Registration Number 333-155774

NOT FOR DISTRIBUTION IN SINGAPORE

PROSPECTUS SUPPLEMENT
(To prospectus dated March 9, 2009)

(Registration No. (UEN) 198703584K)
(Incorporated in the Republic of Singapore on November 16, 1987)

27 for 10 Renounceable Rights Offering of 6,869,926,194 Ordinary Shares
directly or in the form of American Depositary Shares

This document is important. If you are in any doubt as to the action you should take, you should consult your legal, financial, tax or other professional advisor.

We are offering holders of our ordinary shares rights to buy new ordinary shares at S$0.07 per new ordinary share and holders of our American Depositary Shares, or ADSs, rights to buy new ADSs at an indicative price of US$0.45 per new ADS (which is the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on March 6, 2009). The rights constitute warrants under U.S. law.

As of March 9, 2009, we had 2,544,417,109 ordinary shares issued and outstanding (directly or in the form of ADSs). Based on this number, we expect to issue 6,869,926,194 new ordinary shares (directly or in the form of ADSs) in this offering. We expect our gross proceeds from this offering to be approximately S$480.9 million (or US$311.2 million), our expenses (including underwriting commissions and fees) to be approximately S$17.3 million (or US$11.2 million) and our net proceeds to be approximately S$463.6 million (or US$300.0 million).

Singapore Technologies Semiconductors Pte Ltd, or ST Semiconductors, our major shareholder, has undertaken to exercise all of its rights to subscribe for 4,077,877,184 new ordinary shares, which represents its pro rata portion, or approximately 59.36%, of the total number of new ordinary shares we expect to issue in this offering, for an aggregate amount of approximately S$285.5 million (or US$184.7 million).

Citigroup Global Markets Singapore Pte. Ltd., Deutsche Bank AG, Singapore Branch and Morgan Stanley Asia (Singapore) Pte. have agreed to act as joint lead managers and underwriters in this offering and have severally agreed, on a firm commitment basis, to underwrite all the new ordinary shares being offered for subscription (directly or in the form of ADSs) in this offering. ST Semiconductors has committed to the underwriters to act as a standby purchaser and purchase up to 6,182,933,575 new ordinary shares, representing approximately 90.0% of the total number of new ordinary shares being offered for subscription in this offering. ST Semiconductors’ standby purchase commitment will be reduced by the number of ordinary shares subscribed for by it pursuant to the exercise of its pro rata entitlement and any excess rights shares that it acquires.

If you own ADSs (all times are New York City time):	If you own ordinary shares (all times are Singapore time):
• You will receive 27 ADS rights for every 10 ADSs you own as of 5:00 p.m. on March 18, 2009.
• One ADS right allows you to subscribe for one new ADS. One ADS represents ten ordinary shares.
• The indicative ADS subscription price is US$0.45 per new ADS. However, to validly subscribe for new ADSs, you will need to deliver to the ADS rights agent US$0.53 for each new ADS you wish to subscribe, which is 117.78% of the indicative ADS subscription price, in order to account for possible exchange rate fluctuations and, in the event of an excess balance following the exchange rate application, to compensate the depositary for the issuance of the new ADSs you have subscribed for. The definitive ADS subscription price will be the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on April 6, 2009.
• The last date and time to exercise your ADS rights and subscribe for new ADSs is 5:00 p.m. on April 3, 2009. ADS rights not validly exercised will expire without value and without compensation.
• If this offering is not fully subscribed pursuant to the exercise of rights, you may subscribe for any unsubscribed new ADSs or ordinary shares pursuant to an application for excess ADSs. The last date and time to subscribe and pay for excess ADSs is 5:00 p.m. on April 3, 2009.

• You will receive 27 ordinary share rights for every 10 ordinary shares you own as of 5:00 p.m. on March 18, 2009.
• One ordinary share right allows you to subscribe for one new ordinary share.
• The ordinary share subscription price is S$0.07 per new ordinary share.
• The last date and time for splitting provisional allotment letters for holders of certificated ordinary shares is 5:00 p.m. on March 31, 2009.
• The last date and time for holders of scripless ordinary shares to exercise your ordinary share rights and accept and pay for new ordinary shares is 5:00 p.m. (9:30 p.m. for electronic applications) on April 6, 2009. Ordinary share rights not validly exercised will expire without value and without compensation.
• The last date and time for renunciation of rights and payment for new ordinary shares pursuant to the exercise of ordinary share rights by holders of certificated ordinary shares is 5:00 p.m. on April 6, 2009.
• If this offering is not fully subscribed pursuant to the exercise of rights, you may subscribe for any unsubscribed new ordinary shares pursuant to an application for excess ordinary shares. The last date and time to subscribe and pay for excess ordinary shares is 5:00 p.m. (9:30 p.m. for electronic applications) on April 6, 2009.

Trading and Listings:

• The ADS rights have been approved for quotation on the Nasdaq Global Select Market, or Nasdaq, under the symbol “CHRTR.” Trading in the ADS rights on Nasdaq is expected to commence on March 23, 2009 and continue until March 31, 2009.
• Our ADSs are quoted on Nasdaq under the symbol “CHRT.”
• The new ADSs are expected to be distributed on or about April 17, 2009.

• The ordinary share rights have been approved for quotation on the Main Board of the Singapore Exchange Securities Trading Limited, or the SGX-ST, under the symbols ‘‘Chartered R” and “Chartered R100.” Trading in the ordinary share rights on the SGX-ST is expected to commence on March 23, 2009 and continue until March 31, 2009.
• Our ordinary shares are traded on the SGX-ST under the symbol “Chartered.”
• Application has been made and in-principle approval has been obtained from the SGX-ST for the listing and quotation of all new ordinary shares arising from this offering on the Main Board of the SGX-ST subject to certain conditions. All new ordinary shares arising from this offering will be admitted to the Official List of the SGX-ST and official quotation will commence after the share certificates in relation thereto have been issued and dispatched to The Central Depository (Pte) Limited, or CDP. The SGX-ST assumes no responsibility for the correctness or accuracy of any of the statements made, reports contained and opinions expressed in this document. In-principle approval granted by the SGX-ST for the listing and quotation of the new ordinary shares arising from this offering on the Main Board of the SGX-ST is not to be taken as an indication of the merits of our company, our subsidiaries, our ordinary shares, our ADSs, this offering, the rights to buy new ordinary shares or ADSs, or the new ordinary shares arising from this offering.
• The new ordinary shares are expected to be distributed on or about April 15, 2009.

Investing in our ADSs and ordinary shares involves a high degree of risk. Please see “Risk Factors” beginning on page S-19 of this prospectus supplement and “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2008 for a discussion of those risks.

Neither the United States Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense in the United States.

If the underwriters purchase any new ordinary shares that are not subscribed for pursuant to the exercise of ordinary share rights or ADSs rights, the underwriters may resell these new ordinary shares (including in the form of ADSs) to the public at variable prices, which may be more or less than the subscription price. See “Plan of Distribution” in this prospectus supplement.

This document has not been lodged with the Monetary Authority of Singapore, or the Authority. Accordingly, this document may not be circulated or distributed, directly or indirectly, in Singapore.

Citi	Deutsche Bank	Morgan Stanley

The date of this prospectus supplement is March 11, 2009.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the date of this document, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of the securities.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain related matters. The second part is the accompanying prospectus, which gives more general information about securities that we may offer from time to time. When we refer to the “U.S. prospectus,” we are referring to the prospectus supplement and accompanying prospectus which have been filed with the SEC. If any information in this prospectus supplement differs from information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. When we refer to the “Singapore offer information statement,” we are referring to the prospectus supplement, accompanying prospectus and the instructions booklet for participation in the rights offering of new ordinary shares by Chartered Semiconductor Manufacturing Ltd., or the ordinary shares instructions booklet, lodged as an offer information statement under Section 277 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act, with the Authority. The U.S. prospectus may not be distributed in Singapore, and the Singapore offer information statement may not be distributed outside Singapore.

In this document, unless otherwise indicated, all references to “Chartered,” “our company,” “we,” “our” and “us” refer to Chartered Semiconductor Manufacturing Ltd., a limited liability company incorporated in the Republic of Singapore, and its subsidiaries. Unless the context otherwise requires, or unless otherwise indicated, all references to “you” or “your” are to holders of our ADSs or ordinary shares who are eligible to participate in this offering. When we refer to “Singapore dollars” and “S$,” we are referring to Singapore dollars, the legal currency of Singapore. When we refer to “U.S. dollars,” “dollars” and “US$,” and “U.S. cents,” we are referring to United States dollars and cents, respectively, the legal currency of the United States. In this document, there may be discrepancies between the totals and the sum of the constituent amounts listed due to rounding. In this document, unless otherwise indicated, all dates and times refer to New York City time.

When we refer to the “noon buying rate,” we are referring to the noon buying rate in New York for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York. When we refer to the “prevailing exchange rate,” we are referring to the prevailing exchange rate between the U.S. dollar and the Singapore dollar as reported by Bloomberg L.P. Except where indicated as of a different date, certain Singapore dollar amounts contained in this document have been translated to U.S. dollars or vice versa based on the prevailing exchange rate on March 6, 2009, which was S$1.5454 to US$1.00.

When we refer to “ADS rights,” we are referring to the rights to subscribe for the new ADSs offered hereby. When we refer to “ordinary share rights,” we are referring to the rights to subscribe for the new ordinary shares offered hereby. When we refer to “rights,” we are referring to ADS rights and ordinary share rights, collectively. When we refer to “excess ADSs,” we are referring to new ordinary shares which have not been subscribed for (either directly or in the form of ADSs) pursuant to the exercise of rights initially provisionally allotted by us, and which are available for subscription by holders of ADS rights pursuant to applications for new ADSs in addition to such new ADSs initially provisionally allotted to such holders in this offering, on the same terms and conditions. When we refer to “excess ordinary shares,” we are referring to new ordinary shares which have not been subscribed for (either directly or in the form of ADSs) pursuant to the exercise of rights initially provisionally allotted by us, and which are available for subscription by holders of ordinary share rights pursuant to applications for new ordinary shares in addition to such new ordinary shares initially provisionally allotted to such holders in this offering, on the same terms and conditions. References to “excess rights shares” refer collectively to the excess ADSs and excess ordinary shares. References to “excess ADS rights” and “excess ordinary share rights” refer to the rights to apply for excess ADSs and the rights to apply for excess ordinary shares, respectively; and references to “excess rights” refer collectively to excess ADS rights and excess ordinary share rights.

Consistent with Singapore market practice, ordinary share rights initially allotted to holders of our ordinary shares are transferable, whereas the excess ordinary share rights are non-transferable. Therefore, if you purchase ordinary share rights, you will not be entitled to apply for excess ordinary shares. Consistent with U.S. market practice, the excess ADS right is part of the corresponding initially allotted ADS right, and accordingly, upon transfer of an ADS right, its corresponding right to apply for excess ADSs will be transferred along with such ADS right (except with respect to exchanges of ADS rights for ordinary share rights as discussed in more detail in “The Offering — Section C: Exchange Privileges — Exchange of ADS Rights for Ordinary Share Rights”).

In accordance with Singapore market practice and applicable laws and regulations, only persons registered as holders of ordinary shares in our register of ordinary shareholders as of March 18, 2009, being the ordinary share books closure date, who have addresses for the service of notices and other documents in Singapore or the United States, will be allotted ordinary share rights. Accordingly, we will not offer or distribute any ordinary share rights, or any of the underlying new ordinary shares, to any person registered as a holder of ordinary shares in our register of ordinary shareholders if such person does not have an address for the service of notices and other documents in Singapore or the United States. Therefore, a person who does not have an address for the service of notices and other documents in Singapore or the United States may not validly subscribe for and will not receive any new ordinary shares by exercising any ordinary share rights. Please refer to the ordinary shares instructions booklet, which forms part of the Singapore offer information statement, for further details on your eligibility to participate in this offering if you are a holder of ordinary shares.

Notwithstanding the foregoing paragraph, investors should note that the offer, sale, exercise or acceptance of, or the subscription for, any of the securities described in this prospectus supplement to or by persons located or resident in jurisdictions other than Singapore and the United States may be restricted or prohibited by the laws of the relevant jurisdiction. Crediting of ordinary share rights to any securities account, the receipt of any provisional allotment of new ordinary shares, the receipt of any ADS rights certificate or receipt of this document and/or any of its accompanying documents or documents incorporated by reference, will not constitute an offer or sale in those jurisdictions in which it will be illegal to make such offer or sale, or where such offer or sale will otherwise violate the securities laws of such jurisdictions or be prohibited. We reserve absolute discretion in determining whether any holder of our ADSs or ordinary shares located or resident outside Singapore and the United States may participate in this offering.

Each person who receives a copy of this document or who exercises, accepts, subscribes for or purchases any of the securities described in this prospectus supplement, shall do so in accordance with the following restrictions:

Australia

This document has not been lodged with the Australian Securities and Investments Commission, or ASIC, and does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth), or the Australian Corporations Act, and does not purport to include the information required of a disclosure document under the Australian Corporations Act. The offer of any rights, new ordinary shares, new ADSs, excess rights or excess rights shares which are the subject of the offering contemplated by this document is therefore directed only to persons to whom such an offer may be made in Australia without lodging a disclosure document with ASIC. Consequently, this offering is directed only to, and rights, new ordinary shares, new ADSs, excess rights or excess rights shares will only be issued to, investors who fall within one of the categories set out in Section 708(8) or 708(11) of the Australian Corporations Act, or Sophisticated and

Professional Investors, and who are “wholesale clients” which has the meaning given by subsection 761G(4) of the Australian Corporations Act.

As no formal disclosure document will be lodged with ASIC, if a person to whom rights, new ordinary shares, new ADSs, excess rights or excess rights shares are issued, or Investor, on-sells the rights, new ordinary shares, new ADSs, excess rights or excess rights shares within 12 months of their issue, such Investor will be required to lodge a prospectus with ASIC unless either:

(1) the sale is to a Sophisticated and Professional Investor; or

(2) the sale offer is received outside of Australia (for example, by trading the rights on the SGX-ST).

Each Investor acknowledges the above and, by applying for rights, new ordinary shares, new ADSs, excess rights or excess rights shares, gives an undertaking not to sell, in any circumstances other than those described in paragraphs (1) and (2) above, for 12 months after the date of issue.

We are not licensed in Australia to provide financial product advice in relation to the rights, new ordinary shares, new ADSs, excess rights or excess rights shares and recommend that you read this document before making a decision to acquire any rights, new ordinary shares, new ADSs, excess rights or excess rights shares. Nothing in this document takes into account the investment objectives, financial situation and particular needs of any individual Investors.

An Investor resident in Australia must not exercise, sell, transfer, encumber, declare itself or any other person a trustee of, or otherwise dispose of, any rights automatically credited to the account of such Investor except for the sale of any such rights by depository banks.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each referred to as a Relevant Member State, an offer to the public of any rights, new ordinary shares, new ADSs, excess rights or excess rights shares which are the subject of the offering contemplated by this document may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2) to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the company and the underwriters for any such offer; or;

(4) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the rights, new ordinary shares, new ADSs, excess rights or excess rights shares shall result in a requirement for the publication by Chartered or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any rights, new ordinary shares, new ADSs, excess rights or excess rights shares under, the offering contemplated by this document will be deemed to have represented, warranted and agreed to and with Chartered and each underwriter that:

(i) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(ii) in the case of any rights, new ordinary shares, new ADSs, excess rights or excess rights shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (y) where rights, new ordinary shares, new ADSs, excess rights or excess rights shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any rights, new ordinary shares, new ADSs, excess rights or excess rights shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any rights, new ordinary shares, new ADSs, excess rights or excess rights shares to be offered so as to enable an investor to decide to purchase any rights, new ordinary shares, new ADSs, excess rights or excess rights shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

We have not been authorized, nor has this document been approved, by the Hong Kong Securities and Futures Commission. Accordingly, no rights, new ordinary shares, new ADSs, excess rights or excess rights shares may be offered or sold in Hong Kong by means of this document, and no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, this document or any other advertisement, invitation or document relating to the rights, new ordinary shares, new ADSs, excess rights or excess rights shares which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to rights, new ordinary shares, new ADSs, excess rights or excess rights shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Malaysia

This offering falls within Paragraph 19, Schedule 5 of the Capital Markets and Services Act 2007 of Malaysia, or CMSA. This document has not been and will not be distributed to the public or any member of the public in Malaysia in connection with the offering or subscription or invitation for subscription or purchase of the rights, new ordinary shares, new ADSs, excess rights or excess rights shares and no offers or sales of the rights, new ordinary shares, new ADSs, excess rights or excess rights shares to persons in Malaysia other than to persons specified in Paragraph 28, Schedule 6 and Paragraph 33, Schedule 7 of the CMSA have been or will be made in connection with this document.

In compliance with the CMSA, this document will be deposited with the Securities Commission of Malaysia under the CMSA. Accordingly, in Malaysia, this document may only be distributed or circulated, whether directly or indirectly, to persons who fall within Paragraph 28, Schedule 6 and Paragraph 33, Schedule 7 of the CMSA.

United Kingdom

No invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, in relation to the rights, new ordinary shares, new ADSs, excess rights or excess rights shares may be communicated or caused to be communicated to persons in the United Kingdom, except to persons who are “investment professionals” falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005) or in circumstances where section 21(1) of FSMA does not apply to us. All applicable provisions of FSMA must be complied with in respect of anything done in relation to the rights, new ordinary shares, new ADSs, excess rights or excess rights shares in, from or otherwise involving the United Kingdom.

Canada, Japan and the People’s Republic of China

Due to restrictions under and the requirements of the securities laws of Canada, Japan and the People’s Republic of China (not including Taiwan and the special administrative regions of Hong Kong and Macau), the rights, new ordinary shares, new ADSs, excess rights and excess rights shares are not being offered or sold and may not be offered or sold, and this document and its accompanying documents may not be circulated or distributed, directly or indirectly, in these jurisdictions. Persons located in or who are residents of these jurisdictions shall not be permitted to acquire, directly or indirectly, any rights, new ordinary shares, new ADSs, excess rights or excess rights shares.

Other Jurisdictions

The distribution of this document and its accompanying documents, and the offer, sale, exercise of, or subscription for the rights, new ordinary shares, new ADSs, excess rights and excess rights shares may be restricted by law in certain jurisdictions, and therefore persons into whose possession this document and its accompanying documents come should inform themselves about and observe any such restrictions. No rights, new ordinary shares, new ADSs, excess rights or excess rights shares may be allocated, offered for sale or purchase, or be sold or delivered in any jurisdiction where to do so would violate any securities laws or regulations in any such jurisdiction or give rise to an obligation to obtain any consent, approval or permission, or to make any application, filing or registration, other than as described above. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

SUMMARY

The following summary contains information about us and this offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of us and this offering, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” sections and our financial statements and the accompanying notes.

The Company

Chartered is one of the world’s leading dedicated semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and systems companies globally. We focus on providing foundry services to customers that serve high-growth, technologically advanced applications for the communications, computer and consumer sectors.

We currently own, or have an interest in, six fabrication facilities — Fabs 2, 3, 3E, 5, 6 and 7, all of which are located in Singapore. Fab 7 is our only 300-mm facility.

We have service operations in nine locations in seven countries throughout North America, Europe and Asia.

We were incorporated under the laws of the Republic of Singapore on November 16, 1987. As of March 9, 2009, we were approximately 59.36% owned by ST Semiconductors, a wholly-owned subsidiary of Temasek Holdings (Private) Limited, or Temasek. Temasek’s sole shareholder is the Minister for Finance (Incorporated) of Singapore and it is an Asia investment company with investments in a range of industries which include telecommunications and media, financial services, property, transportation and logistics, energy and resources, infrastructure, engineering and technology, as well as pharmaceuticals and biosciences.

Our principal executive and registered offices are located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. Our telephone number is +65 6362-2838. Information pertaining to our company and our SEC filings are available on our website, www.charteredsemi.com. However, information contained on our website does not constitute a part of this document.

Recent Developments

Proposed Share Consolidation

As announced on March 9, 2009, we intend to consolidate our ordinary shares on the basis that every ten existing ordinary shares will be consolidated into one ordinary share in the capital of our company. Any fractions of ordinary shares that may result from the share consolidation will be disregarded. We will, as required under our articles of association, be seeking our shareholders’ approval for the consolidation at an extraordinary general meeting to be held immediately after, and on the same date as, our next annual general meeting scheduled for April 30, 2009. The proposed share consolidation will become effective only if, and after, it is approved by our shareholders at the extraordinary general meeting. Accordingly, the share consolidation will become effective only after this offering has been completed, and the new ordinary shares offered pursuant to this offering are being offered on the basis of holdings of ordinary shares prior to the consolidation. Further details on the proposed share consolidation will be set out in the proxy statement to be issued accompanying the notice to convene the extraordinary general meeting.

We are proposing the share consolidation to help reduce certain fixed costs and volatility in the trading of our ordinary shares on the SGX-ST, as well to mitigate the risks of our company being delisted from Nasdaq on account of the trading price of our ADSs falling below US$1.00 over a sustained period of time.

Currently, each of our ADSs is represented by ten ordinary shares and we intend to maintain this ratio after the proposed share consolidation. Any fractions of ADSs which may result from the share consolidation will be sold by our ADS depositary and remitted to relevant holders of our ADSs on a pro rata basis, after deducting appropriate fees and expenses. Please refer to “Capitalization and Indebtedness,” “Dilution,” “General and Statutory Information — Issued Share Capital and Loan Capital” and “General and Statutory Information — Financial Effects of this Offering and the Share Consolidation” for further details of the effects of the share consolidation on our issued ordinary share shares, and the net tangible book value, net assets and earnings per ordinary share, following this offering.

Reasons for this Offering

The crisis in the financial markets and deteriorating economic conditions globally have adversely impacted many industries, including the semiconductor and foundry industries. It is currently uncertain how long the downturn will persist and if the situation will worsen in the coming months. In addition, the volatility in the credit markets has resulted in uncertainty in the availability of credit on reasonable terms. Hence, we believe that a pro-active and prudent approach to managing our capital resources is critical to our business.

While we continue to believe that our cash on hand, existing working capital, planned use of existing credit facilities, credit terms with our vendors, and projected cash flows from operations will be sufficient to meet our capital and research and development, or R&D, expenditures, debt service obligations, investment and current liquidity needs for at least the next twelve months, we are proceeding with this offering to strengthen our capital position, and provide us with additional liquidity to manage our maturing indebtedness, fund planned and future capital expenditures and for general corporate purposes. This offering will also improve our debt to equity leverage ratios and further support us in executing our technology roadmap as well as long-term strategy of planned growth. We also believe our strengthened capital position will preserve the confidence and commitment of our customer base towards our company.

After evaluating several potential options, we determined that this offering would be the best option for Chartered and our shareholders given the current economic environment. This offering would provide Chartered’s shareholders with the opportunity to subscribe on a pre-emptive basis for new ordinary shares or new ADSs at the price of S$0.07 per ordinary share (or an indicative price of US$0.45 per new ADS, based on the prevailing exchange rate on March 6, 2009). This represents a discount of approximately 65.9% to the last traded price of our ordinary shares on the SGX-ST of S$0.205 per ordinary share on March 9, 2009 and approximately 71.0% to the closing price of our ADSs on Nasdaq of US$1.55 per ADS on March 6, 2009.

Use of Proceeds

Based on the number of ordinary shares outstanding as of March 9, 2009, we expect our gross proceeds from this offering to be approximately US$311.2 million, our expenses (including underwriting commissions and fees) to be approximately US$11.2 million (or approximately four U.S. cents for each dollar of the gross proceeds raised) and our net proceeds to be approximately US$300.0 million (or approximately 96 U.S. cents for each dollar of the gross proceeds raised). We plan to use the net proceeds to strengthen our balance sheet and capital position, manage our maturing indebtedness, fund planned and future capital expenditures, and for general corporate purposes. Please refer to “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our annual report on Form 20-F for the year ended December 31, 2008, or our 2008 annual report, for details of the maturity profile of our indebtedness. We have yet to determine the specific allocation of the net proceeds from this offering. Our management will have significant flexibility in applying the net proceeds to the uses described above. Pending any use as described above, we intend to invest the net proceeds in interest-bearing instruments.

Shareholder Rights Offering Helpline

Banks, brokers and holders of ADSs:	All banks, brokers and holders of ADSs, call (toll free in the U.S.): +1 (800) 308-7887 (Monday to Friday 9:00 a.m. to 5:00 p.m., New York City time).
Holders of ordinary shares:	All holders of ordinary shares, call +65 6511-1809 (Monday to Friday 9:00 a.m. to 5:00 p.m., Singapore time).

SUMMARY OF THE OFFERING

General

The subscription price per new ordinary share is S$0.07. The indicative subscription price per new ADS is US$0.45 (which is the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on March 6, 2009, being the business day before the date of announcement of this offering on March 9, 2009). The definitive subscription price per new ADS will be the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on April 6, 2009, being the last day of the ordinary share subscription period. In addition, holders of ADS rights wishing to exercise their ADS rights in order to subscribe for new ADSs will be required to pay the depositary an issuance fee of up to $0.05 per new ADS issued pursuant to the exercise of their ADS rights. This issuance fee will be payable by the exercising ADS rights holder prior to the issuance of new ADSs by the depositary, provided, however, to the extent the indicative subscription price paid by the exercising ADS rights holder is greater than the definitive subscription price ultimately determined to be payable by the exercising ADS rights holder, the depositary may set off such exercising ADS rights holder’s issuance fee payment obligation against the entire excess cash amount. In the event the excess cash amount is insufficient to satisfy the exercising ADS rights holder’s issuance fee payment obligation, such ADS rights holder must deliver the outstanding balance to the depositary prior to the depositary’s delivery of the new ADSs to such subscribing holder.

As of March 9, 2009, we had 2,544,417,109 ordinary shares issued and outstanding (directly or in the form of ADSs). Based on this number, we expect to issue 6,869,926,194 new ordinary shares (directly or in the form of ADSs) in this offering, and to have 9,414,343,303 ordinary shares (directly or in the form of ADSs) issued and outstanding following this offering.

The expected timetable below lists certain important dates relating to this offering, which we may adjust upon approval by the SGX-ST and notification to relevant parties. We will publicly announce any change to this timetable through a press release or announcement which we will submit to the SEC via a report on Form 6-K and post on the SGX-ST’s website at http://www.sgx.com.

Expected Timetable of Principal Events

ADS Rights	2009 (New York City Time)

ADS trade ex-rights	9:30 a.m. on March 16, 2009
Record date for determining entitlements to ADS rights*	5:00 p.m. on March 18, 2009
Trading in ADS rights on Nasdaq commences	9:30 a.m. on March 23, 2009
Dispatch of prospectus supplement and ADS rights certificates to eligible ADS holders	On or about March 23, 2009
ADS subscription period commences	March 23, 2009
Last date for exchanging ADS rights for ordinary share rights to be traded in Singapore	March 25, 2009
Last date and time for instructing the ADS rights agent to sell the ADS rights on Nasdaq	5:00 p.m. on March 27, 2009
Last date and time for trading in ADS rights on Nasdaq	4:00 p.m. on March 31, 2009
Last date for exchanging ADS rights for ordinary share rights to be exercised in Singapore	March 31, 2009
Last date and time to exercise your ADS rights and subscribe for new ADSs	5:00 p.m. on April 3, 2009
Last date and time to subscribe and pay for excess ADSs pursuant to applications for excess ADSs	5:00 p.m. on April 3, 2009
Listing and commencement of trading in new ADSs on Nasdaq	On or about April 16, 2009
Expected date for distribution of new ADSs	On or about April 17, 2009

*	Please note that during the period from 9:00 a.m. to and including 5:00 p.m., New York City time, on March 18, 2009 (9:00 p.m. to 5:00 a.m., Singapore time, on March 19, 2009), the depositary facility pursuant to which ADSs are issued will be closed for the deposit of ordinary shares and the cancellation of ADSs for the withdrawal of ordinary shares.

Ordinary Share Rights	2009 (Singapore Time)

Ordinary shares trade ex-rights	9:00 a.m. on March 16, 2009
Books closure date for determining entitlements to ordinary share rights	5:00 p.m. on March 18, 2009
Trading in ordinary share rights on the SGX-ST commences	9:00 a.m. on March 23, 2009
Dispatch of prospectus supplement and application forms and letters to eligible shareholders	On or about March 23, 2009
Ordinary share subscription period commences	March 23, 2009
Last date for exchanging ordinary share rights for ADS rights to be traded in the U.S.	March 25, 2009
Last date for exchanging ordinary share rights for ADS rights to be exercised in the U.S.	March 30, 2009
Last date and time for splitting provisional allotment letters for holders of certificated ordinary shares	5:00 p.m. on March 31, 2009
Last date and time for trading in ordinary share rights on the SGX-ST	5:00 p.m. on March 31, 2009
Last date and time for holders of scripless ordinary shares to exercise ordinary share rights and accept and pay for new ordinary shares	5:00 p.m. (9:30 p.m. for electronic applications) on April 6, 2009
Last date and time for renunciation of rights and payment for new ordinary shares pursuant to the exercise of ordinary share rights by holders of certificated ordinary shares	5:00 p.m. on April 6, 2009
Last date and time to subscribe and pay for excess ordinary shares	5:00 p.m. (9:30 p.m. for electronic applications) on April 6, 2009
Expected date for issuance of new ordinary shares and delivery of new ordinary share certificates to CDP	On or about April 15, 2009
Expected date for listing and commencement of trading in new ordinary shares on the SGX-ST	On or about April 16, 2009

Offering to Holders of ADSs

ADS rights offering	You will receive 27 ADS rights for every 10 ADSs you own as of 5:00 p.m. (New York City time) on March 18, 2009, being the record date for determining entitlements to ADS rights. The ADS rights constitute warrants under U.S. law and will be evidenced by certificates which we refer to as ADS rights certificates. We have arranged for Citibank, N.A., as depositary in respect of our ADS program and as our ADS rights agent, to send to registered holders ADS rights certificates showing the number of their ADS rights. Each ADS right allows you to subscribe for one new ADS at the price described below.

Fractional ADS rights	Fractional ADS rights will not be distributed to you but will be aggregated with fractional ADS rights of other holders of ADSs and sold by the ADS rights agent. As required under the deposit agreement governing the ADSs, the net proceeds from the sale of your fractional ADS rights (after deducting applicable depositary fees of up to US$0.02 for every ADS right sold, taxes and expenses) will be remitted to you.

ADS depositary fees	The expenses incurred in this offering will not be specifically charged to subscribers of new ADSs arising from this offering, except for the foregoing fee, taxes and expenses for the sale of fractional ADS rights (if any) and as follows: The ADS depositary will charge an issuance fee of up to US$0.05 for each new ADS to be issued pursuant to the exercise of an ADS right and a conversion fee of up to US$0.02 for the issuance of an ADS right pursuant to the deposit of an ordinary share right with the depositary’s custodian, Citibank Nominees Singapore Pte Ltd, or the delivery of an ordinary share right pursuant to a cancellation of an ADS right (which conversion fee is further described in “The Offering — Section C: Exchange Privileges”).

ADS rights agent	Citibank, N.A.

Indicative ADS subscription price and issuance fees	US$0.45 per new ADS, which is the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on March 6, 2009, being the business day before the date of announcement of this offering on March 9, 2009. However, to validly subscribe for new ADSs, you will need to deliver to the ADS rights agent US$0.53 for each new ADS you wish to subscribe, which is 117.78% of the indicative ADS subscription price, in order to account for possible exchange rate fluctuations that affect the definitive ADS subscription price and, in the event there is an excess balance following the exchange rate application, the payment of the depositary’s ADS issuance fee. If US$0.53 per new ADS is insufficient to pay the definitive ADS subscription price and the new ADS issuance fee, the ADS rights agent will pay the shortfall of the definitive ADS subscription price to us, which you will need to reimburse the ADS rights agent in addition to paying the new ADS issuance fee owed prior to your receiving any new ADSs. If US$0.53 per new ADS is more than the definitive ADS subscription price and the new ADS issuance fee, the ADS rights agent will remit to you such aggregate excess without interest.

Definitive ADS subscription price	The definitive ADS subscription price for exercise of ADS rights or subscription for excess ADSs will be the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on April 6, 2009, being the last day of the ordinary share subscription period.

ADS ex-rights date	March 16, 2009. If you purchase ADSs on or after 9:30 a.m., New York City time, on March 16, 2009, or if you sell your ADSs before 4:00 p.m., New York City time, on March 16, 2009, you will not receive ADS rights for such ADSs.

Record date for determining entitlements to ADS rights*	5:00 p.m., New York City time, on March 18, 2009.

ADS rights trading period	From March 23, 2009 through March 31, 2009.

ADS subscription period	From March 23, 2009 through April 3, 2009.

Excess ADS rights	If you are a holder of ADS rights who validly exercises all of the ADS rights which will be initially allotted to you, you may apply to subscribe for an additional number of new ordinary shares (in the form of ADSs) in the event that this offering is not fully subscribed pursuant to the exercise of initially allotted rights. Consistent with U.S. market practice, the excess ADS right is transferable together with the corresponding initially allotted ADS right (except with respect to exchanges of ADS rights for ordinary share rights, as discussed in more detail in “The Offering — Section C: Exchange Privileges — Exchange of ADS Rights for Ordinary Share Rights”). For additional information and procedures, please see “The Offering — Section A: Subscription by Holders of ADSs — Excess ADS Rights.”

Listing and commencement of trading in new ADSs	On or about April 16, 2009.

Expected date for distribution of new ADSs	On or about April 17, 2009.

Listing	Our ADSs are quoted on Nasdaq under the symbol “CHRT.” ADS rights will be quoted on Nasdaq under the symbol “CHRTR” during the ADS rights trading period and will have the CUSIP number 16133R 122 . The ADSs issued pursuant to this offering will be quoted on Nasdaq under the symbol “CHRT.”

Bank, broker and ADS holder helpline	+1 (800) 308-7887 (call (toll free in the U.S.), Monday to Friday 9:00 a.m. to 5:00 p.m., New York City time).

*	Please note that during the period from 9:00 a.m. to and including 5:00 p.m., New York City time, on March 18, 2009 (9:00 p.m. to 5:00 a.m., Singapore time, on March 19, 2009), the depositary facility pursuant to which ADSs are issued will be closed for the deposit of ordinary shares and the cancellation of ADSs for the withdrawal of ordinary shares.

Offering to Holders of Ordinary Shares

Ordinary share rights offering	You will receive 27 ordinary share rights for every 10 ordinary shares you own as of 5:00 p.m. (Singapore time) on March 18, 2009, being the ordinary share books closure date. The ordinary share rights constitute warrants under U.S. law and will be evidenced by a provisional allotment in your securities account of the new ordinary shares you will be entitled to (if you are a holder of scripless ordinary shares) or a provisional allotment letter (if you are a holder of certificated ordinary shares). Each ordinary share right allows you to subscribe for one new ordinary share at the price described below. The expenses incurred in this offering will not be specifically charged to subscribers of new ordinary shares arising from this offering. An administrative fee will be incurred for each electronic application.

Fractional ordinary share rights	Consistent with Singapore market practice, fractional ordinary share rights will not be distributed to you but will be aggregated with the ordinary share rights which are not exercised and the underlying new ordinary shares will be used to satisfy applications for excess ordinary shares (if any) or otherwise disposed of or dealt with in such manner as our directors may deem fit in the interests of our company.

Ordinary share subscription price	S$0.07 per new ordinary share.

Ordinary share ex-rights date	March 16, 2009. If you purchase ordinary shares on or after 9:00 a.m., Singapore time, on March 16, 2009, or if you sell your ordinary shares before 5:00 p.m., Singapore time, on March 16, 2009, you will not receive ordinary share rights for such ordinary shares.

Ordinary share books closure date	5:00 p.m., Singapore time, on March 18, 2009.

Ordinary share rights trading period	From March 23, 2009, through March 31, 2009.

Ordinary share subscription period	From March 23, 2009, through April 6, 2009.

Excess ordinary share rights	If you are a holder of ordinary shares on the ordinary share books closure date who validly exercises all of the ordinary share rights which will be initially allotted to you, you may apply to subscribe for an additional number of new ordinary shares in the event that this offering is not fully subscribed pursuant to the exercise of initially allotted rights. Consistent with Singapore market practice, the excess ordinary share rights are not transferable. Therefore, if you purchase ordinary share rights you will not be entitled to apply for excess ordinary shares. For additional information and procedures, please see “The Offering — Section B: Subscription by Holders of Ordinary Shares — Excess Ordinary Share Rights.”

Expected date for issuance and delivery of new ordinary shares	On or about April 15, 2009.

Expected date for listing and commencement of trading in new ordinary shares	On or about April 16, 2009. Upon the listing and commencement of trading of the new ordinary shares arising from this offering on the Main Board of the SGX-ST, they will be traded under the book-entry (scripless) settlement system. All dealings in and transactions (including transfers) in relation to the new ordinary shares effected through the SGX-ST and/or CDP shall be made in accordance with CDP’s “Terms and Conditions for Operation of Securities Account with The Central Depository (Pte) Limited”, as the same may be amended from time to time, copies of which are available from CDP.

For the purposes of trading on the Main Board of the SGX-ST, each board lot of our ordinary shares will comprise 1,000 ordinary shares. Shareholders can trade odd lots of ordinary shares (that is, lots other than 1,000 ordinary shares) in board lots of one ordinary share on the SGX-ST’s Unit Share Market. In addition, we have applied for and obtained the approval of the SGX-ST for the establishment of a temporary counter to facilitate trading of our ordinary shares in board lots of 100 ordinary shares for a period of one month commencing on the first market day on which the new ordinary shares arising from this offering are listed for quotation on the Main Board of the SGX-ST.

The temporary counter is provisional only. Investors who continue to hold odd lots of less than 1,000 ordinary shares after one month from the listing of the new ordinary shares arising from this offering may face difficulty and/or have to bear disproportionate transactional costs in realizing the fair market price of such ordinary shares.

Listing	Our ordinary shares are listed on the Main Board of the SGX-ST under the symbol “Chartered.” Ordinary share rights will be quoted on the SGX-ST under the symbols “Chartered R” for trading in the normal board lots of 1,000 ordinary share rights and “Chartered R100” for trading in the special board lots of 100 ordinary share rights during the ordinary share rights trading period.

Ordinary shareholder helpline	+65 6511-1809 (Monday to Friday 9:00 a.m. to 5:00 p.m., Singapore time).

Standby Purchase Commitment of Our Major Shareholder and
Underwriting Commitment of Underwriters

Our major shareholder, ST Semiconductors, who beneficially owned approximately 59.36% of our ordinary shares as of March 9, 2009, has undertaken to exercise all of its ordinary share rights to subscribe for 4,077,877,184 new ordinary shares, which represents its pro rata portion of the total number of new ordinary shares we expect to issue in this offering, at the S$0.07 per new ordinary share subscription price, for an aggregate amount of approximately S$285.5 million (or US$184.7 million). ST Semiconductors’ undertaking shall cease to have any force or effect if the underwriting agreement is terminated for any reason whatsoever or the underwriters have cancelled their obligations under the underwriting agreement in accordance with its terms.

The underwriters have severally agreed, on a firm commitment basis, to underwrite all the new ordinary shares being offered for subscription (directly or in the form of ADSs) in this offering. ST Semiconductors has committed to the underwriters to act as a standby purchaser and purchase up to 6,182,933,575 new ordinary shares, representing approximately 90.0% of the total number of new ordinary shares being offered for subscription in this offering. ST Semiconductors’ standby purchase commitment will be reduced by the number of ordinary shares subscribed for by it pursuant to the exercise of its pro rata entitlement and any excess rights shares that it acquires.

In consideration for its standby purchase commitment, ST Semiconductors will receive a fee in the aggregate amount of approximately S$8.3 million (or approximately US$5.4 million). As required by Nasdaq rules, the fee payable to ST Semiconductors is subject to approval by our shareholders. This approval will be sought from our shareholders at an extraordinary general meeting to be convened after the completion of this offering, which is expected to be held immediately after, and on the same date as, the next annual general meeting of our company scheduled for April 30, 2009. Only an ordinary resolution of our shareholders is required to approve the payment — an ordinary resolution being a resolution that is passed if approved by a majority of our shareholders present and voting (including by proxy) at the extraordinary general meeting. As a shareholder, ST Semiconductors will be able to participate and vote at the extraordinary general meeting. Therefore, if ST Semiconductors votes its shares in favor of such payment, we will obtain requisite shareholder approval for the payment of this fee. Neither this offering and the completion thereof, nor the underwriting commitment of the underwriters under the underwriting agreement or the standby purchase commitment of ST Semiconductors under the standby purchase agreement, are conditional upon shareholder approval being obtained. See “Plan of Distribution — Standby Purchase Commitment of Major Shareholder.”

The underwriters may enter into separate agreements with third parties (in addition to ST Semiconductors) to act as standby purchasers. Pursuant to these agreements, these standby purchasers would agree to purchase a portion of the new ordinary shares underwritten by the underwriters.

We expect that ST Semiconductors will continue to own at least approximately 59.36% of our issued share capital following this offering, assuming that ST Semiconductors subscribes for its pro rata entitlement. If ST Semiconductors subscribes for its full standby purchase commitment to the underwriters of 6,182,933,575 new ordinary shares, including ST Semiconductors’ pro rata entitlement, ST Semiconductors would own approximately 81.7% of our issued share capital following this offering.

The directors, including the Chief Executive Officer, of Chartered who are eligible to participate in this offering also intend to take up their entitlements under this offering in part or in full.

Restrictions on Sales of Similar Securities

We have agreed, with certain exceptions, not to sell or transfer any ordinary shares or ADSs for 180 days after the date of this prospectus supplement without obtaining the written consent of the underwriters. Specifically, we have agreed for 180 days after the date of this prospectus supplement not to offer, sell, contract to sell, pledge, lend or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, any of our ordinary shares or ADSs, or any options or warrants to purchase any of our ordinary shares or ADSs, or any securities convertible into, exchangeable for or that represent the right to receive our ordinary shares or ADSs, whether now owned or hereinafter acquired, owned directly by us (including holding as a custodian) or with respect to which we have beneficial ownership within the rules and regulations of the SEC. However, notwithstanding the lockup provision described above, we may issue and sell ordinary shares pursuant to any employee stock option or purchase plan or stock ownership plan, file a registration statement on Form S-8 with respect thereto, issue ADSs and ordinary shares as required upon any conversion of our outstanding convertible redeemable preferred shares, and issue ordinary shares pursuant to any exercise by Goldman Sachs International, or Goldman Sachs, of the equity call option we entered into with it in March 2006 (as modified in March 2007), or the Goldman Sachs option. In addition, the lockup provision described above does not apply to any strategic transaction (or public announcement thereof) involving our company or any of its affiliates. For the avoidance of doubt, such a transaction may take many forms, including, without limitation, a sale of ordinary shares, sale of assets, acquisition, merger or joint venture.

Adjustments to Convertible Redeemable Preference Shares, Employee Share Options,
Employee Share Award Plans and Equity Call Option

In connection with this offering, adjustments are expected to be made with respect to:

•	the conversion price of our convertible redeemable preference shares;

•	the exercise price of, and number of ordinary shares issuable upon exercise of, outstanding options issued under our 1999 employee share option plan;

•	the number of ordinary shares issuable upon vesting of awards issued under our performance share unit plan and restricted share unit plan; and

•	the strike prices and number of ordinary shares covered by the Goldman Sachs option,

to take into account the rights offering.

See “The Offering — Section D: Adjustments to Convertible Redeemable Preference Shares, Employee Share Plans and the Goldman Sachs Option” for further details of these adjustments. Following the share consolidation we intend to effect after approval of our shareholders is obtained, further adjustments will also have to be made to the securities described above to take into account the share consolidation.

RISK FACTORS

An investment in our rights, ADSs or ordinary shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before you decide to subscribe for our ADSs or ordinary shares. If any of the risks described in this prospectus supplement, the accompanying prospectus and the various documents incorporated by reference herein and therein actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our rights, ADSs and ordinary shares could decline, and you might lose all or part of the money you paid to purchase or subscribe for our rights, ADSs or ordinary shares.

Risks Related to Our Company, Our ADSs and Our Ordinary Shares

An investment in our securities involves a number of risks, including risks relating to our financial condition, our operations and manufacturing process, our infrastructure, and the trading markets for our securities. You should carefully consider all of the risk factors relating to our company, our ADSs and our ordinary shares listed under “Item 3. Key Information — D. Risk Factors” in our 2008 annual report and in our updates, if any, to those risk factors in our periodic reports on Form 6-K, that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our actual results of operations for the quarter ending March 31, 2009 may differ materially from our guidance for that quarter included in this prospectus supplement.

Consistent with our usual practice, we have provided certain information to the public regarding forward-looking guidance on our business operations, including our revenues, utilization and net income (loss) for our fiscal quarter ending March 31, 2009, which has been included in this prospectus supplement. We have prepared the prospective financial information in accordance with relevant provisions of the Singapore Standard on Assurance Engagements but not the published guidelines of the SEC or the American Institute of Certified Public Accountants which contain more detailed requirements. This forward-looking guidance was based upon our assumptions and estimates regarding future events and developments that are inherently subject to significant risks, uncertainties and contingencies, including the severity of the current global economic downturn. Many of those risks, uncertainties and contingencies are beyond our control. In addition, the forward-looking guidance was also based upon assumptions regarding our future business decisions that may change from time to time. As a result, our actual results of operations for the quarter ending March 31, 2009 may differ materially from our guidance for that quarter included in this prospectus supplement.

Following the completion of this offering, Temasek may increase its shareholding interest in our company and be able to exercise control over matters requiring shareholders’ approval by a super majority vote and its interests may conflict with the interests of our other shareholders.

As of March 9, 2009, Temasek through its subsidiary, ST Semiconductors, beneficially owned approximately 59.36% of our outstanding ordinary shares. Accordingly, Temasek is able to exercise control over many matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions.

ST Semiconductors has committed to the underwriters to act as a standby purchaser and purchase up to 6,182,933,575 new ordinary shares, representing approximately 90.0% of the total number of new ordinary shares being offered for subscription in this offering. If ST Semiconductors is required to subscribe for its full standby purchase commitment to the underwriters of 6,182,933,575 new ordinary shares, Temasek would beneficially own approximately 81.7% of our outstanding ordinary shares following the completion of this offering. In that event, Temasek would be able to exercise control over transactions requiring shareholders’ approval by a super-majority vote of 75.0% under our memorandum and articles of association. For example, Temasek would be able to effect on its own, a disposal of our company by way of an amalgamation, a possible structure for such transaction under Singapore laws, without our other shareholders being able to muster sufficient shares to vote against such transaction. Temasek’s interests may not be aligned with the interests of our other shareholders and there is no assurance that any transaction Temasek may be able to effect will not be prejudicial to the interests of our other shareholders or that Temasek will not delay or prevent a transaction that would be beneficial to our other shareholders.

Risks Related to this Offering

Unless you exercise all of the rights initially allotted to you, this offering will dilute your investment and relative ownership interest in us.

If you choose not to exercise your initially allotted rights fully, your relative ownership interest in our company will be diluted. Based on the closing price of our ADSs on Nasdaq of US$1.55 per ADS on March 6, 2009 (the last trading day before the date of announcement of this offering), and a corresponding theoretical ex-rights price of US$0.747 per ADS, the dilution would be approximately US$0.80 per ADS, or 51.6%. Based on the last traded price of our ordinary shares on the SGX-ST of S$0.205 per ordinary share on March 9, 2009 (the last trading day before the time of announcement of this offering), and a corresponding theoretical ex-rights price of S$0.106 per ordinary share, the dilution would be approximately S$0.10 per ordinary share, or 48.8%. Assuming the share consolidation has been effected, the theoretical ex-rights price, as adjusted for the share consolidation, is expected to be US$7.47 per ADS and S$1.06 per ordinary share. The “theoretical ex-rights price” refers to the expected market price of the subject securities following the issuance of the new ordinary shares arising from this offering, computed as the weighted average of the current market price and the ordinary share subscription price based on the number of ordinary shares outstanding prior to this offering and the total number of new ordinary shares to be issued in this offering. In order to capture any value the rights may have, you must either subscribe for new ADSs or ordinary shares prior to the expiration of the applicable subscription period or sell the rights prior to the expiration of the applicable trading period.

The market prices of our ADSs or ordinary shares may decline below the subscription price prior to the expiration of the applicable subscription period.

Once you exercise your rights pursuant to this offering, you may not revoke the exercise. Although the indicative subscription price for the new ADSs and the subscription price for the new ordinary shares each represented a discount to the market price per ADS and per ordinary share at the time this offering was announced on March 9, 2009, the market prices may decline below the applicable subscription price prior to the expiration of the applicable subscription period as a result of, among other things, market factors, these discounts and the number of new ADSs and ordinary shares to be issued in this offering. For example, the market prices for our ADSs and ordinary shares fell below their respective rights subscription prices during our rights offering in 2002. If you exercise your rights and the market price of our ADSs or ordinary shares trades below the subscription price on the date the new ADSs or ordinary shares, as the case may be, are issued to you in respect of such rights, then you will have purchased those ADSs or ordinary shares at prices higher than the market price. Any decrease in market prices may continue after the completion of this offering. On March 6, 2009, the closing price of our ADSs on Nasdaq was US$1.55 per ADS and on March 9, 2009, the last traded price of our ordinary shares on the SGX-ST was S$0.205 per ordinary share.

We or our major shareholder may offer additional ADSs or ordinary shares in the future, and these and other sales may adversely affect the market price of outstanding ADSs and ordinary shares, and may dilute your investment and relative ownership in us.

We have no current plans for a subsequent offering of our ADSs, ordinary shares or securities exchangeable or convertible into such securities. However, it is possible that we may decide to offer such securities in the future. An additional offering by us of such securities, significant sales of ADSs or ordinary shares by a major shareholder or the public perception that an offering or sales may occur, could have an adverse effect on the market price of our outstanding ADSs or ordinary shares. Furthermore, any offering by us in the future of any equity securities could also have a dilutive impact on your investment in us and, unlike a rights offering, may not offer you the ability to maintain your relative ownership interest in us.

An active trading market may not develop for the rights on Nasdaq or the SGX-ST and, even if a market does develop, the rights may be subject to greater price volatility than our ADSs or ordinary shares.

A trading period has been set for ADS rights from March 23, 2009 to March 31, 2009 and for ordinary share rights from March 23, 2009 to March 31, 2009. We cannot assure you that an active trading market in the ADS rights on Nasdaq, or in the ordinary share rights on the SGX-ST, will develop during the applicable rights trading period or that any over-the-counter trading market in the rights will develop. Even if active markets develop, the trading prices of the rights may be volatile. In addition, in certain jurisdictions, our shareholders are not allowed to participate in this offering. The rights held by such ineligible shareholders may be sold by us, which could cause the market prices of the rights to fall.

The receipt of the rights may be taxable as a dividend for United States income tax purposes.

For United States income tax purposes, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend to the extent of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). While the issue is not free from doubt, we believe that the distribution of the rights should be treated as a non-taxable stock dividend and we and our agents (including the ADS depositary) will treat the distribution of the rights consistent with this belief. However, our position is not binding on the United States Internal Revenue Service, or IRS, and there can be no assurance that the IRS will agree with such position. Please see “Taxation — Certain United States Federal Income Tax Consequences — Taxation of Rights — Receipt of Rights.”

The subscription prices are not an indication of our underlying value.

The ordinary share subscription price and indicative ADS subscription price were determined on March 9, 2009 (based on the closing ordinary share price on March 9, 2009, the last trading day before the time of announcement of this offering). These subscription prices were set at a discount to the market prices of our ADSs and ordinary shares, respectively, at that time. The definitive ADS subscription price will be the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on April 6, 2009, being the last day of the ordinary share subscription period. The subscription prices do not bear a direct relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and you should not consider the subscription prices to be any indication of our underlying value. Our ADSs and ordinary shares may trade at prices lower than the respective subscription prices in the future.

You may not receive all of the excess rights shares you apply for in this offering.

Holders of excess rights may apply to subscribe for excess rights shares in the event that this offering is not fully subscribed pursuant to the exercise of rights initially allotted to holders of our ADSs or ordinary shares. If an insufficient number of excess rights shares are available to fully satisfy all excess applications, the available excess rights shares will be distributed as described in “The Offering — Section A: Subscription by Holders of ADSs — Excess ADS Rights” and “The Offering — Section B: Subscription by Holders of Ordinary Shares — Excess Ordinary Share Rights.”

You need to act promptly and follow subscription instructions, otherwise your exercise of rights may be rejected and your rights may expire without value and without any compensation.

Shareholders who desire to exercise rights or apply for excess rights shares in this offering must act promptly to ensure that all required forms, letters and payments are actually received by the relevant agents prior to the respective expiration dates and times for subscription of new ADSs or ordinary shares as set forth under “Summary — Summary of the Offering — Expected Timetable of Principal Events.” If you fail to complete and sign the required acceptance forms or letters, send an incorrect payment amount, or otherwise fail to follow the procedures that apply to your desired transaction, we may reject all or part of your exercise of rights and any unexercised rights will expire without value and without any compensation. None of us, our ADS rights agent, our share registrar, CDP, or any underwriter undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect acceptance form, letter or payment. We have sole discretion to determine whether an exercise of rights and acceptance of or subscription for new ADSs or ordinary shares properly follows the appropriate procedures. If you hold our ADSs or ordinary shares through a securities sub-account, brokerage account or other similar custodial account with a depository agent, broker, custodian or nominee other than CDP, you are urged to consult your depository agent, broker, custodian or nominee without delay regarding the procedure you need to follow for the subscription and payment for new ADSs or ordinary shares.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the various documents incorporated by reference herein and therein contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise. These statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to,” or other similar words. These statements include, but are not limited to, our capital position and improved debt to equity leverage ratios following this offering, our technology roadmap and planned growth strategy, customers’ confidence and commitment towards our company, the reasons for this offering and use of proceeds, our guidance on our business operations for our fiscal quarter ending March 31, 2009, Temasek’s and/or ST Semiconductors’ percentage of shareholding interest in our company following the completion of this offering, the theoretical ex-rights prices of our ADSs and ordinary shares, the market prices of our ADSs and ordinary shares, our proposed share consolidation and adjustments to be made to the strike prices and number of shares issuable under the Goldman Sachs option. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are based on our management’s beliefs and assumptions. Important assumptions relating to these factors involve judgments about such things as future economic, political, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements in this prospectus supplement and the accompanying prospectus are reasonable as of the date of this document, any of the assumptions could prove inaccurate. Therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. Forward-looking statements are also subject to certain risks and uncertainties, including but not limited to the risks described in this prospectus supplement, the accompanying prospectus or the various documents incorporated by reference herein or therein. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus supplement, the accompanying prospectus and the various documents incorporated by reference herein and therein. You should not place undue reliance on any forward-looking statement which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to our reports and/or announcements filed with the SEC and the SGX-ST for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

Important factors concerning an investment in our ADSs or ordinary shares or that could cause actual results to differ materially from our expectations are discussed under the heading “Risk Factors” above, in our 2008 annual report incorporated by reference herein and in the accompanying prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a limited liability company incorporated under the laws of the Republic of Singapore. Many of our directors and senior management reside outside the United States, principally in Singapore. In addition, virtually all of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or any of these persons or to enforce in the United States any judgment obtained in the United States courts against us or any of these persons, including judgments based upon the civil liability provisions of the federal securities laws of the United States or any state or territory of the United States.

Judgments of the United States courts based upon the civil liability provisions of the federal securities laws of the United States may not be enforceable in Singapore courts, and there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

DIVIDEND POLICY

In December 1995 and January 1997, we paid a cash dividend on our ordinary shares in an amount equivalent to US$87,000 and US$93,000, respectively, for the purpose of qualifying our ordinary shares as “trustee stock” eligible for investment by account holders of the Central Provident Fund, or CPF, a mandatory employee pension plan administered by the Government of Singapore. Except for these dividends, we have not, since our inception, declared or paid any cash dividends on our ordinary shares. We do not currently anticipate paying any cash dividends for 2009. We may, by ordinary resolution, declare dividends at a general meeting, but we may not pay dividends in excess of the amount recommended by our board of directors. Our board of directors may also declare interim dividends without seeking shareholders’ approval. We must pay all dividends out of our profits or pursuant to Section 403 of the Companies Act, Chapter 50 of Singapore. In making its recommendation, our board of directors will consider, among other things, our future earnings, operations, capital requirements and general financial condition, as well as general business conditions and other factors which our board of directors may determine are appropriate. Some of our loan agreements restrict the payment of dividends without the prior consent of the lender. We currently intend to retain future earnings, if any, to finance expansion of our business.

PRICE RANGE OF OUR ADSs AND ORDINARY SHARES

The principal trading market for our ordinary shares is the Main Board of the SGX-ST under the symbol “Chartered.” Our ADSs, each representing ten ordinary shares, have been issued by Citibank, N.A. as depositary and are listed on Nasdaq under the symbol “CHRT.” Our ADSs and ordinary shares have been listed for quotation on these exchanges for more than 12 months immediately preceding March 9, 2009, being the latest practicable date prior to the lodgment of the Singapore offer information statement with the Authority.

On March 6, 2009, the closing price of our ADSs as quoted on Nasdaq was US$1.55 per ADS and on March 9, 2009, the last traded price of our ordinary shares as quoted on the SGX-ST was S$0.205 per ordinary share. The tables below set out, for the periods indicated, the reported high and low closing prices for our ADSs on Nasdaq, the reported high and low closing prices for our ordinary shares on the SGX-ST and the trading volumes of our ADSs and ordinary shares on Nasdaq and the SGX-ST, respectively.

High and low market prices and trading volume:

	Nasdaq
	High		Low		Volume

March 2008	US$	5.45	US$	4.74	771,284
April 2008	US$	5.90	US$	5.36	747,784
May 2008	US$	6.92	US$	5.88	672,798
June 2008	US$	6.61	US$	5.50	506,976
July 2008	US$	5.65	US$	4.36	549,111
August 2008	US$	4.32	US$	3.37	449,744
September 2008	US$	3.19	US$	2.61	598,729
October 2008	US$	2.85	US$	1.52	609,119
November 2008	US$	2.00	US$	1.19	368,487
December 2008	US$	1.27	US$	1.15	398,709
January 2009	US$	2.00	US$	1.25	841,926
February 2009	US$	1.93	US$	1.42	656,159
March 1, through March 6, 2009	US$	1.55	US$	1.50	42,536

	SGX-ST
	High	Low	Volume
			(in millions)

March 2008	S$0.730	S$0.655	69.49
April 2008	S$0.800	S$0.730	119.50
May 2008	S$0.970	S$0.815	206.85
June 2008	S$0.895	S$0.770	87.87
July 2008	S$0.770	S$0.605	96.44
August 2008	S$0.590	S$0.485	68.96
September 2008	S$0.450	S$0.380	89.70
October 2008	S$0.390	S$0.225	86.11
November 2008	S$0.250	S$0.190	62.95
December 2008	S$0.200	S$0.175	57.35
January 2009	S$0.310	S$0.180	423.89
February 2009	S$0.305	S$0.230	425.20
March 1, through March 9, 2009(1)	S$0.250	S$0.205	51.30

Source: Bloomberg L.P. Bloomberg L.P. has not consented for the purposes of Sections 249 and 277 of the Securities and Futures Act to the inclusion of the information referred to above and is thereby not liable for such information under Sections 253 and 254 of the Securities and Futures Act. Our company and the underwriters have included the above information in its proper form and context and have not verified the accuracy of such information.

(1)	Data for March 9, 2009 is based on the last traded price and volume of our ordinary shares on the SGX-ST, prior to the suspension of trading of our ordinary shares on the SGX-ST prior to the announcement of this offering.

No significant trading suspension of our ADSs and ordinary shares has occurred on Nasdaq and the SGX-ST, respectively, during the three years immediately preceding March 9, 2009, being the latest practicable date prior to the lodgment of the Singapore offer information statement with the Authority.

REASONS FOR THIS OFFERING AND USE OF PROCEEDS

Reasons for this Offering

The crisis in the financial markets and deteriorating economic conditions globally have adversely impacted many industries, including the semiconductor and foundry industries. It is currently uncertain how long the downturn will persist and if the situation will worsen in the coming months. In addition, the volatility in the credit markets has resulted in uncertainty in the availability of credit on reasonable terms. Hence, we believe that a pro-active and prudent approach to managing our capital resources is critical to our business.

While we continue to believe that our cash on hand, existing working capital, planned use of existing credit facilities, credit terms with our vendors, and projected cash flows from operations will be sufficient to meet our capital and research and development expenditures, debt service obligations, investment and current liquidity needs for at least the next twelve months, we are proceeding with this offering to strengthen our capital position, and provide us with additional liquidity to manage our maturing indebtedness, fund planned and future capital expenditures and for general corporate purposes. This offering will also improve our debt to equity leverage ratios and further support us in executing our technology roadmap as well as long-term strategy of planned growth. We also believe our strengthened capital position will preserve the confidence and commitment of our customer base towards our company.

In particular, given the uncertainty in the global economic conditions, we are taking the prudent approach of conducting this offering to minimize our financing risks relating to the following:

•	repayment of the principal amount of our long-term debt of $157.5 million and $542.2 million due in 2009 and 2010, respectively;

•	payment of the redemption amount of $283.5 million with respect to our convertible redeemable preference shares due in 2010;

•	assumed aggregate capital expenditures of $500 million in 2009 and 2010; and

•	assumed target cash balance of $300 million at the end of 2010 (which will satisfy our minimum cash balance required under one of our loan agreements).

We plan to fund the above through a combination of sources, including proceeds from this offering, partial drawdown of our unutilized banking facilities aggregating $750.0 million that are available for funding capital expenditures for Fab 7, our available revolving loan facilities aggregating $200 million, our existing cash balance and cash flows from operations. We may also be refinancing all or a portion of our existing debt.

As of December 31, 2008, our cash balance was US$594.1 million (inclusive of US$69.6 million of restricted cash). In addition to our cash balance, we had unutilized credit facilities of approximately US$1,007.9 million as of December 31, 2008, of which US$750 million are credit facilities available for our equipment purchases in respect of Fab 7. On the same date, we had obligations totaling US$2,106.4 million, consisting of US$1,840.5 million in debt (including capital leases) and US$265.9 million in the form of convertible redeemable preference shares, which we currently believe are unlikely to be converted into our ordinary shares based on the prevailing market price of our ordinary shares. Our total shareholders’ equity as of December 31, 2008 was US$1,443.4 million. Accordingly, our debt to equity ratio and net debt to equity ratio as of December 31, 2008 were 1.46 and 1.05, respectively. After giving effect to for the estimated net proceeds from this offering of US$300 million, our adjusted total debt to equity ratio and adjusted net debt to equity ratio as of December 31, 2008 will be 1.21 and 0.70, respectively.*

*	Debt to equity ratio has been calculated by aggregating our total debt obligations (including capital leases) and convertible redeemable preference shares, and dividing such amount by our total shareholders’ equity. Adjusted debt to equity ratio has been calculated by aggregating our total debt obligations (including capital leases) and convertible redeemable preference shares, and dividing such amount by the sum of our total shareholders’ equity and the estimated net proceeds from this offering.

Net debt to equity ratio has been calculated by aggregating our total debt obligations (including capital leases) and convertible redeemable preference shares, deducting the amount of our cash balance, and dividing such amount by our total shareholders’ equity. Adjusted net debt to equity ratio has been calculated by aggregating our total debt obligations (including capital leases) and convertible redeemable preference shares, deducting the amount of our cash balance (including the estimated net proceeds from this offering), and dividing such amount by the sum of our total shareholders’ equity and the estimated net proceeds from this offering.

After evaluating several potential options, we determined that this offering would be the best option for Chartered and our shareholders given the current economic environment. This offering would provide Chartered’s shareholders with the opportunity to subscribe on a pre-emptive basis for new ordinary shares or new ADSs at the price of S$0.07 per ordinary share (or an indicative price of US$0.45 per new ADS based on the prevailing exchange rate on March 6, 2009). This represents a discount of approximately 65.9% to the last traded price of our ordinary shares on the SGX-ST of S$0.205 per ordinary share on March 9, 2009 and approximately 71.0% to the closing price of our ADSs on Nasdaq of US$1.55 per ADS on March 6, 2009.

Use of Proceeds

Based on the number of ordinary shares outstanding as of March 9, 2009, we expect our gross proceeds from this offering to be approximately US$311.2 million, our expenses (including underwriting commissions and fees described below but excluding any additional transaction management fees we may pay to the underwriters) to be approximately US$11.2 million (or approximately four U.S. cents for each dollar of the gross proceeds raised) and our net proceeds to be approximately US$300.0 million (or approximately 96 U.S. cents for each dollar of the gross proceeds raised). We plan to use the net proceeds to strengthen our balance sheet and capital position, manage our maturing indebtedness, fund planned and future capital expenditures, and for general corporate purposes. Please refer to “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our 2008 annual report for details of the maturity profile of our indebtedness. We have yet to determine the specific allocation of the net proceeds from this offering. Our management will have significant flexibility in applying the net proceeds to the uses described above. Pending any use as described above, we intend to invest the net proceeds in interest-bearing instruments.

Pursuant to the underwriting agreement, we have agreed to pay the underwriters a commission of approximately US$6.1 million, which represents (1) 1.75% of the ordinary share subscription price multiplied by 4,077,877,184 ordinary shares, being the number of new ordinary shares represented by ST Semiconductors’ pro rata entitlement; and (2) 2.25% of the ordinary share subscription price multiplied by 2,792,049,010 ordinary shares, being the remaining number of new ordinary shares that the underwriters have agreed to underwrite. We have also agreed to pay the underwriters a transaction management fee of approximately US$2.3 million. The underwriting commission and fee are payable regardless of whether any new ordinary shares remain to be purchased by the underwriters at the end of this offering.

The underwriters have agreed to pay ST Semiconductors a fee of (1) 1.75% of the ordinary share subscription price multiplied by the number of new ordinary shares ST Semiconductors has undertaken to purchase by exercising its pro rata entitlement; and (2) 2.25% of the ordinary share subscription price multiplied by 2,105,056,391, the remaining number of new ordinary shares subject to ST Semiconductors’ standby purchase commitment (including any excess rights shares that ST Semiconductors acquires). As described below in “Plan of Distribution — Underwriting,” the payment of this fee is subject to the approval of our shareholders which we will seek at an extraordinary general meeting of our company currently expected to be convened on April 30, 2009. Such payment requires the approval of a majority of our shareholders present and voting (including by proxy) at such extraordinary general meeting. Therefore, if ST Semiconductors votes its shares in favor of such payment, we will obtain requisite shareholder approval for the payment of this fee. However, if for any reason, shareholder approval for the fee to be paid to ST Semiconductors for its standby purchase commitment is not obtained, the fee otherwise payable to ST Semiconductors will be retained by us, and ST Semiconductors will not receive any payment for acting as a standby purchaser in this offering.

Subject to compliance with any applicable law or the rules of any applicable stock exchange, we may consummate this offering even if the underwriting agreement is terminated or the conditions precedent to the underwriting obligations of the underwriters under the underwriting agreement are not fulfilled or (if applicable) waived on or prior to the closing date of this offering.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, as of December 31, 2008, the capitalization and indebtedness of our company on an actual and as adjusted basis. The as adjusted data set forth below reflects our issuance on March 2, 2009 of 1,217,200 new ordinary shares to certain of our employees under our employee share purchase plan, and the issuance of 6,869,926,194 new ordinary shares (directly or in the form of ADSs) in this offering. Subject to compliance with any applicable law or the rules of any applicable stock exchange, we may consummate this offering even if the underwriting agreement is terminated or the conditions precedent to the underwriting obligations of the underwriters under the underwriting agreement are not fulfilled or (if applicable) waived on or prior to the closing date of this offering.

You should read this information in conjunction with our audited consolidated financial statements and the related notes included in our 2008 annual report and incorporated by reference in this document.

	As of December 31, 2008
	Actual		As Adjusted
	(in thousands)

Current installments of long-term debt and capital leases(1)	US$	163,232	US$	163,232
Long-term debt and capital lease obligations, excluding current installments(1)		1,677,228		1,677,228

Convertible redeemable preference shares; 28,350 shares issued and outstanding; redemption value at maturity: US$10,000 per share		265,879		265,879
Ordinary shares; 2,543,199,909 shares issued and outstanding;(2) 9,414,343,303 shares issued and outstanding, as adjusted		451,138		769,414
Additional paid-in capital		2,255,106		2,255,106
Accumulated deficit		(1,208,166)		(1,208,166)
Accumulated other comprehensive loss		(54,664)		(54,664)

Total shareholders’ equity		1,443,414		1,761,690

Total capitalization and indebtedness	US$	3,549,753	US$	3,868,029

(1)	Includes US$550.3 million of guaranteed debt, US$1,290.2 million of unguaranteed debt and US$1,840.5 million of unsecured debt. US$191.1 million of our unguaranteed debt is insured by third party insurers.

(2)	The number of ordinary shares outstanding is based on the number of ordinary shares outstanding as of December 31, 2008. This number does not include:

•	223.2 million ordinary shares which may be issued pursuant to the exercise of options outstanding as of December 31, 2008 (which takes into account the additional ordinary shares that may be issued due to the adjustments to the outstanding options as a result of this offering);

•	34.0 million ordinary shares which may be issued pursuant to the vesting of awards granted under our performance share unit plan and restricted share unit plan as of December 31, 2008 (which takes into account the additional ordinary shares that may be issued due to the adjustments to vested performance share awards and restricted share awards as a result of this offering); and

•	688.0 million ordinary shares which may be issued upon any conversion of our convertible redeemable preference shares outstanding as of December 31, 2008 (which takes into account the additional ordinary shares that may be issued based on our current estimate of the adjustment to the conversion price required as a result of this offering).

•	454.5 million ordinary shares which may be issued upon any exercise by Goldman Sachs of the Goldman Sachs option, which takes into account the additional ordinary shares that may be issued based on our current estimate of the adjustment to the Goldman Sachs option required as a result of this offering. The adjustment to the equity call option shall be determined by Goldman Sachs, acting as calculation agent.

See “The Offering — Section D: Adjustments to Convertible Redeemable Preference Shares, Employee Share Plans and the Goldman Sachs Option.” The adjustments described above and herein do not take into account further adjustments which will have to be made to the securities described above to take into account the share consolidation following approval of the share consolidation by our shareholders. Assuming the share consolidation was effective as of December 31, 2008, the number of ordinary shares outstanding, as adjusted for the share consolidation, would have been 941,434,330.

As the exercise prices and conversion price under our vested options, convertible redeemable preference shares and Goldman Sachs option are significantly higher than the current market prices of our ordinary shares, we do not expect to issue any new ordinary shares pursuant to any exercise or conversion of such securities.

Our cash and cash equivalents decreased from US$594.1 million as of December 31, 2008 to US$497.1 million as of February 28, 2009. Except for the adjustments included in the table above and except for an increase in our accumulated deficit to US$1,315.5 million and corresponding decreases in our total shareholders’ equity and total capitalization and indebtedness to US$1,335.4 million and US$3,462.5 million, respectively, as of February 28, 2009, based on our unaudited condensed consolidated balance sheet, there has been no material change in the capitalization and indebtedness of our company since December 31, 2008.

Working Capital

We believe that our cash on hand, existing working capital (defined as the excess of current assets over current liabilities), planned use of existing credit facilities, credit terms with our vendors, and projected cash flows from operations will be sufficient to meet our capital and research and development expenditures, debt service obligations, investment and current liquidity needs for at least the next twelve months.

To the best of our directors’ knowledge, as of March 9, 2009, being the latest practicable date before the lodgment of the Singapore offer information statement with the Authority, our company is not in breach of any of the terms and conditions or covenants associated with any credit arrangement or bank loan which could materially affect our company’s financial position and results or business operations, or the investments by holders of securities in our company.

DILUTION

If you do not exercise your rights you will, at the completion of this offering, own a smaller proportional interest in our company than you owned prior to this offering. In addition, if you own our ADSs or ordinary shares prior to this offering, an immediate dilution of the book value per ordinary share will probably be experienced by you as a result of this offering.

The net tangible book value of our company as of December 31, 2008 was S$0.79 per ordinary share, the equivalent of US$5.49 per ADS. Net tangible book value per ordinary share is determined by dividing our net tangible book value (total assets less technology licenses and other intangible assets less total liabilities less convertible redeemable preference shares) as of December 31, 2008 by the number of outstanding ordinary shares at that date. After adjustment to reflect our issuance on March 2, 2009 of 1,217,200 new ordinary shares to certain of our employees under our employee share purchase plan, the net tangible book value of our company as of December 31, 2008 will be S$0.79 per ordinary share, the equivalent of US$5.48 per ADS.

Assuming an issuance and sale by us of 6,869,926,194 new ordinary shares in this offering (including ordinary shares represented by ADSs) at the price of US$0.45 per new ADS and S$0.07 per new ordinary share, after deducting commissions and fees and estimated offering expenses payable by us, the net tangible book value of our company as of December 31, 2008 (after adjustment to reflect our issuance of shares on March 2, 2009) would have been US$1.80 per ADS and S$0.28 per ordinary share. This represents an immediate decrease in net tangible book value of US$3.68 per ADS and S$0.51 per ordinary share outstanding prior to this offering and an immediate increase in net tangible book value of US$1.35 per ADS and S$0.21 per ordinary share issued in this offering. The following table illustrates this per ADS and per ordinary share dilution:

	Per ADS(1)		Per Ordinary Share

Price per new ordinary share and per new ADS	US$	0.45	S$	0.07
Net tangible book value per ordinary share and per ADS as of December 31, 2008	US$	5.49	S$	0.79
Net tangible book value per ordinary share and per ADS as of December 31, 2008, after adjustment to reflect our issuance of shares on March 2, 2009	US$	5.48	S$	0.79
Decrease in net tangible book value per ordinary share and per ADS outstanding prior to this offering(2)	US$	3.68	S$	0.51
Net tangible book value per ordinary share and per ADS after this offering	US$	1.80	S$	0.28

Increase in net tangible book value per ordinary share and per ADS issued in this offering(3)	US$	1.35	S$	0.21

(1)	Based on the indicative ADS subscription price of US$0.45.

(2)	This represents a decrease of 64.6% and 67.2% in the net tangible book value per ordinary share and per ADS outstanding prior to this offering, respectively.

(3)	This represents an increase of 300.0% in the net tangible book value per ordinary share and per ADS issued in this offering.

Assuming the share consolidation was effective as of December 31, 2008, the net tangible book value of our company as of December 31, 2008, after taking into account our issuance of shares on March 2, 2009, the issue and sale by us of new ordinary shares in this offering as described above and after further adjustment to take into account the share consolidation, would have been US$18.0 per ADS and S$2.80 per ordinary share.

After giving effect to our sale of 6,869,926,194 new ordinary shares in this offering (directly or in the form of ADSs), existing ADS holders or ordinary shareholders who do not exercise their ADS rights or ordinary share rights, respectively, in this offering will be diluted such that a shareholder holding 10% of our issued and outstanding ordinary share capital prior to this offering will have its shareholding reduced to approximately 3% following this offering. The share consolidation will not have any dilutive impact on your shareholding in our company.

The following table summarizes, as of December 31, 2008 (after adjustment to reflect our issuance of shares on March 2, 2009), the total number of ordinary shares purchased from us, the total consideration paid to us and the average price paid per ordinary share for ordinary shares outstanding prior to this offering and for ordinary shares issuable in this offering. For purposes of this table, we have assumed that all new ordinary shares are issued in the form of ordinary shares rather than ADSs.

	Ordinary Shares						Average Price
	Issued		Total Consideration				Per Ordinary
	Number(1)%		Amount(1)%				Share

Ordinary shares outstanding as of December 31, 2008, after adjustment to reflect our issuance of shares on March 2, 2009	2,544.4	27.0	US$	2,614.6		89.7	US$	1.03
Ordinary shares issued in this offering	6,869.9	73.0		300.0	(2)	10.3		0.04

Total	9,414.3	100.0%	US$	2,914.6		100.0%	US$	0.31

(1)	In millions.

(2)	Based on approximate net proceeds from this offering.

The tables above assume that our outstanding share options have not been exercised, our convertible redeemable preference shares have not been converted into ordinary shares and (other than our issuance of shares on March 2, 2009) that we have not issued any new ordinary shares pursuant to our employee share purchase plan, Silicon Manufacturing Partners Pte Ltd’s, or SMP’s, employee share purchase plan, our performance share unit plan, our restricted share unit plan or the Goldman Sachs option. Although the exercise prices, conversion price and purchase price under our vested options, convertible redeemable preference shares and call option are significantly higher than the current market prices of our ordinary shares, to the extent that outstanding share options are exercised, outstanding convertible redeemable preference shares are converted or the call option is exercised, there will be further dilution. Please see “Item 6. Directors, Senior Management and Employees” in our 2008 annual report for a description of our share option plan, our employee share purchase plan, SMP’s employee share purchase plan, our performance unit plan and our restricted share unit plan; “Item 10. Additional Information — B. Our Memorandum and Articles of Association — Convertible redeemable preference shares” in our 2008 annual report for a description of our convertible redeemable preference shares and “Item 10. Additional Information — C. Material Contracts — (a) Loan and Financing Agreements — Chartered Loan Agreements — Equity Call Option” in our 2008 annual report for a description of the Goldman Sachs option.

EXCHANGE RATES

Fluctuations in the exchange rate between the Singapore dollar and the U.S. dollar will affect the U.S. dollar equivalent of the Singapore dollar price of the ordinary shares on the SGX-ST and, as a result, are expected to affect the market price of ADSs, the market price of ADS rights and the amount of proceeds distributed to holders of ADSs who are not eligible to participate in this offering. These fluctuations will also affect the U.S. dollar conversion by the depositary of any cash dividends paid in Singapore dollars on the ordinary shares represented by ADSs or any other distribution received by the depositary in connection with the payment of dividends on the ordinary shares. Currently, there are no restrictions in Singapore on the conversion of Singapore dollars into U.S. dollars and vice versa.

The following table sets forth, for the fiscal years indicated, information concerning the exchange rates between Singapore dollars and U.S. dollars based on the average of the noon buying rate in New York City for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York. The table illustrates how many Singapore dollars it would take to buy one U.S. dollar.

	Singapore Dollars Per US$1.00
	Noon Buying Rate
	Average(1)	Low	High	Period End

Fiscal Year Ended December 31,
2004	1.6870	1.6308	1.7291	1.6319
2005	1.6648	1.6180	1.7058	1.6628
2006	1.5804	1.5338	1.6521	1.5338
2007	1.5035	1.4360	1.5439	1.4360
2008	1.4098	1.3472	1.5310	1.4377

	Average(2)	Low	High	Period End

Month
September 2008	1.4297	1.4132	1.4440	1.4331
October 2008	1.4782	1.4366	1.5111	1.4841
November 2008	1.5076	1.4720	1.5306	1.5082
December 2008	1.4769	1.4333	1.5310	1.4377
January 2009	1.4913	1.4513	1.5106	1.5106
February 2009	1.5178	1.4921	1.5461	1.5461

Source: The Federal Reserve Bank of New York. The Federal Reserve Bank of New York has not consented for the purposes of Sections 249 and 277 of the Securities and Futures Act to the inclusion of the information referred to above and is thereby not liable for such information under Sections 253 and 254 of the Securities and Futures Act. Our company and the underwriters have included the above information in its proper form and context and have not verified the accuracy of such information.

(1)	The average of the daily noon buying rates on the last business day of each month during the year.

(2)	The average of the daily noon buying rates on each business day during the month.

	Singapore Dollars Per US$1.00
	Average(1)	Low	High	Period End

March 1, 2009 through March 6, 2009	1.5504	1.5445	1.5549	1.5454

Source: Bloomberg L.P. Bloomberg L.P. has not consented for the purposes of Sections 249 and 277 of the Securities and Futures Act to the inclusion of the information referred to above and is thereby not liable for such information under Sections 253 and 254 of the Securities and Futures Act. Our company and the underwriters have included the above information in its proper form and context and have not verified the accuracy of such information.

(1)	The average of the daily prevailing exchange rates on each business day during the period.

Except where indicated as of a different date, certain Singapore dollar amounts contained in this document have been translated to U.S. dollars or vice versa based on the prevailing exchange rate on March 6, 2009 between the U.S. dollar and the Singapore dollar as reported by Bloomberg L.P., which was S$1.5454 = US$1.00. No representation is made that the Singapore dollar or U.S. dollar amounts shown in this document could have been or could be converted at such rate or at any other rate.

OUTLOOK FOR THE THREE MONTHS ENDING MARCH 31, 2009

This section contains information that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our actual results, performance or achievements for the quarter ending March 31, 2009 and subsequent fiscal periods could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are based on our management’s beliefs and assumptions, which involve judgments about future trends, events and conditions, all of which are subject to change and many of which are beyond our control. Please read the “Risk Factors” sections above, in our 2008 annual report incorporated by reference herein and in the accompanying prospectus for a discussion of the factors that could cause our actual results to differ materially from our expectations.

	Fourth Quarter 2008	First Quarter 2009 Guidance
	Actual	Midpoint and Range

Net revenue(1) (US$)	351.7 million	238 million, ± 6 million
Chartered’s share of SMP revenue(2) (US$)	7.3 million	8 million, ± 1 million
Net revenue including Chartered’s share of SMP(2) (US$)	359.0 million	246 million, ± 7 million
Average selling price, or ASP, per wafer(3) (US$)	909	932, ± 20
ASP per wafer of Chartered’s share of SMP revenue(2)(3) (US$)	822	876
ASP per wafer including Chartered’s share of SMP(2)(3) (US$)	907	933, ± 25
Utilization(4)	59%	37%, ± 3%
Gross profit (US$)	13.8 million	(44 million), ± 6 million
Net income (loss) (US$)	(114.0 million)	(127 million), ± 5 million
Basic earnings (loss) per ADS(5) (US$)	(0.46)	(0.51), ± 0.02

(1)	Determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

(2)	We have provided the information above on our total business base revenue, which includes our share of SMP revenue. Chartered’s share of SMP revenue, and net revenue including Chartered’s share of SMP, presented in the table above are non-U.S. GAAP financial measures. We have included this information because SMP can have a material effect on our consolidated statements of operations and we believe that it is useful to provide information on our share of SMP revenue in proportion to our total business base revenue. However, SMP is a joint venture company that is not consolidated under U.S. GAAP. We account for our 49.0% investment in SMP using the equity method. Under our strategic alliance agreement with LSI Technology Singapore Pte. Ltd., the majority shareholder, the parties do not share SMP’s net results in the same ratio as the equity holdings. Instead, each party is entitled to the gross profits from sales to the customers that it directs to SMP, after deducting its share of the overhead costs of SMP. Accordingly, we account for our share of SMP’s net results based on the gross profits from sales to the customers that we direct to SMP, after deducting our share of the overhead costs. The table above provides a reconciliation showing comparable data based on net revenue determined in accordance with U.S. GAAP, which does not include our share of SMP and ASP including Chartered’s share of SMP that indicates the effect of SMP’s operations on some of our non-U.S. GAAP performance indicators.

(3)	Eight-inch equivalent wafers.

(4)	Based on total shipments and total capacity, both of which include our share of SMP.

(5)	Basic earnings (loss) per ADS is computed by deducting from net income or adding to net (loss) the accretion to redemption value of our convertible redeemable preference shares, projected to be approximately US$2.6 million in first quarter 2009. Our basic earnings (loss) per ADS has not been adjusted to reflect this offering or the proposed share consolidation.

Assumptions

The outlook for the three months ending March 31, 2009, or the Outlook, has been prepared based on the actual revenue and expenses for the two months ended February 28, 2009, with a forecast for the month ending March 31, 2009. You should note that our revenue and expenses for the two months ended February 28, 2009 are based on our unaudited condensed consolidated income statement for the same period which has not been reviewed or audited by our auditors. The major assumptions made in preparing our forecast for the month ending March 31, 2009 or the Forecast, are set out below. These assumptions are considered to be reasonable as at the date of this prospectus supplement. Investors should consider these assumptions as well as the Outlook and make their own assessment of the future performance of Chartered.

1.  Net revenue

We derive revenue primarily from fabricating semiconductor wafers and, to a lesser extent, from providing associated subcontracted assembly and test services as well as pre-fabricating services such as masks generation and engineering services. Arrangements with our customers typically include some or all of the above deliverables.

We prepared the Forecast for net revenue based on our estimated sales volume for the month ending March 31, 2009. This estimate was based on purchase orders that we have received or expect to receive from our customers for shipment of wafers during the month ending March 31, 2009.

2.  Cost of revenue

Cost of revenue comprises the following:

a)  Cost of Materials

Cost of materials relates to the cost of raw wafers. Our cost of materials has been forecast based on our estimated sales volume and estimated purchase cost of raw wafers for the month ending March 31, 2009. The estimated purchase cost of raw wafers is largely based the actual purchase cost of raw wafers during the two months ended February 28, 2009.

b)  Expenses Related to Subcontractors

Expenses related to subcontractors relate to expenses we incur when we engage subcontractors for certain full turnkey services (including assembly, testing and packaging) which is required by some of our customers for their products. Expenses related to subcontractors have been forecast based on our estimated sales volume and estimated rates charged by our existing subcontractors for the month ending March 31, 2009. Expenses related to subcontractors have been forecast largely based on the actual rates charged by our existing subcontractors during the two months ended February 28, 2009.

c)  Overheads

A large proportion of our overheads are fixed in nature. Fixed overheads include cost of labor as well as utilities and insurance, and have been forecast largely based on our actual spending for the two months ended February 28, 2009.

Variable overheads include chemicals, specialty gases and test wafers and expenses for maintenance of equipment. Such overheads have been forecast largely based on the actual costs that we incurred for such items for the two months ended February 28, 2009 as well as our estimated sales volume and expected production activities for the month ending March 31, 2009.

Our forecast of variable overheads for the month ending March 31, 2009 takes into account expected payroll savings resulting from the workforce reduction exercise announced by our company in January 2009 and also the expected benefit of cash grants receivable by our company under the Jobs Credit Scheme announced by the Singapore Government earlier this year.

Our Forecast also incorporates the impact of significantly lower production utilization of manufacturing assets forecast for the three months ending March 31, 2009. Production utilization is computed by dividing the number of semiconductor wafers processed at our fabrication facilities by the total number of wafers that we have capacity to process. Forecast production utilization for the three months ending March 31, 2009 is based on the actual utilization achieved for the two months ended February 28, 2009 and a forecast for the month ending March 31, 2009. The forecast for the month ending March 31, 2009 is based on our planned production volume for March 2009.

d)  Depreciation Expense

Forecast depreciation expense includes depreciation on existing property, plant and equipment, and depreciation on property, plant and equipment that we expect to capitalize during the month ending March 31, 2009.

e)  Technology Cost

Technology cost includes two elements: (1) amortization of technology licenses on existing capitalized technology; and (2) forecast royalty payments based on expected shipments of wafers during the month ending March 31, 2009 that will attract royalty payments on the royalty rates for existing licenses.

3.  Other revenue

Other revenue consists primarily of rental income and management fees. We have forecast rental income for the month ending March 31, 2009 largely based on actual rental income earned for the two months ended February 28, 2009, while management fees receivable from a joint venture partner have been forecast based on our estimated sales volume for the month ending March 31, 2009, calculated based on a pre-agreed rate per wafer in accordance with the terms of our joint venture agreement.

4.  Research and development expenses

Research and development, or R&D, expenses consist primarily of our share of expenses related to joint-development projects with International Business Machines, Infineon Technologies AG, Samsung Electronics Co. Ltd., STMicroelectronics N.V. and Toshiba Corporation, payroll-related costs for R&D personnel, depreciation of R&D equipment and expenses related to the development of design kits and intellectual property solutions for advanced technologies. A large proportion of these expenses are fixed in nature. We forecast our expenses for R&D for the month ending March 31, 2009 largely based on our actual expenses incurred for the two months ended February 28, 2009 for R&D. The historical amount is, adjusted to reflect (among other things) the total number of technology development wafers we intend to test in our fabs for the month ending March 31, 2009.

Our forecast of R&D expenses for the month ending March 31, 2009 takes into account expected payroll savings resulting from the workforce reduction exercise announced by our company in January 2009 and also the expected benefit of cash grants receivable by our company under the Jobs Credit Scheme announced by the Singapore Government earlier this year.

5.  Sales and marketing expenses

Sales and marketing expenses consist primarily of payroll-related costs for sales and marketing personnel, electronic design automation or EDA-related expenses and costs related to pre-contract customer design validation activities. Such costs relate to efforts to attract new customers and expand our penetration of existing customers.

We forecast sales and marketing expenses for the month ending March 31, 2009 largely based on our actual sales and marketing expenses incurred for the two months ended February 28, 2009 after taking into consideration expected payroll savings resulting from the workforce reduction exercise announced by our company in January 2009 and also the expected benefit of cash grants receivable by our company under the

Jobs Credit Scheme announced by the Singapore Government earlier this year. The impact from the expected benefit of cash grants receivable by our company under this scheme is immaterial.

6.  General and administrative expenses

General and administrative, or G&A, expenses consist primarily of payroll-related costs for administrative personnel, external fees such as consultancy, legal, administrative, professional and regulatory fees, and depreciation of equipment used in G&A activities.

We forecast G&A expenses for the month ending March 31, 2009 largely based on actual G&A expenses incurred for the two months ended February 28, 2009, after taking into account expected payroll savings resulting from the workforce reduction exercise announced by our company in January 2009 and also the expected benefit of cash grants receivable by our company under the Jobs Credit Scheme announced by the Singapore Government earlier this year.

7.  Other operating expenses, net

Other operating expenses, net, include expenses related to rental property such as depreciation expense which we have forecast based on historical levels. In addition, our forecast operating expenses, net, for the three months ending March 31, 2009 include an estimated one-time charge of $7 million associated with the workforce reduction exercise announced by our company in January 2009.

8.  Interest income

We have assumed that the majority of our cash balances will earn interest of 0.5% for the month ending March 31, 2009. We have forecast our average cash balance for the month ending March 31, 2009 based on our opening cash balance for the period and estimated cash expenditures and receipts for the month.

9.  Interest expense

Interest expense comprises interest incurred on all outstanding debts and amortization of bond discounts. We have forecast our interest expense based on interest payable on our outstanding debts for the month ending March 31, 2009 at their prevailing fixed or floating rates with reference to London Interbank Offered Rate which we expect to be partially offset by interest capitalization associated with our capital expenditures.

10.  Taxation

No taxation expense has been assumed for the month ending March 31, 2009 as we have estimated a pre-tax loss for the current financial year. We expect to establish a full valuation allowance on the deferred tax assets arising from estimated pre-tax loss for current financial year which we currently assess as more likely than not to be unrealizable.

Other Assumptions

Other assumptions underlying the Outlook are set out below:

1.  Accounting standards

Except for Statement of Financial Accounting Standard, or SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements, An Amendment of Accounting Research Bulletin, or ARB, No. 51” that will be further discussed in the next paragraph, we have assumed that there will be no change in applicable accounting standards or other financial reporting requirements under U.S. generally accepted accounting principles that may have a material effect on our forecast consolidated net loss. Significant accounting policies adopted in the preparation of the Outlook are consistent with those used to prepare our consolidated financial statements for the year ended December 31, 2008 as set forth in our 2008 annual report.

SFAS No. 160 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The adoption of SFAS No. 160 is expected to reduce our forecast net loss for the three months ending March 31, 2009, the effect of which is incorporated in the Outlook, primarily as a result of the allocation of Chartered Silicon Partners Pte Ltd’s losses to the minority shareholders of Chartered Silicon Partners Pte Ltd based on their proportionate ownership.

2.  Foreign exchange rates

We have prepared the Forecast based on the following exchange rates:

S$1	=	US$	0.66225
Japanese Yen 1	=	US$	0.01128
Euro 1	=	US$	1.25000

It has been assumed that there is no change to the above exchange rates during the month ending March 31, 2009. The exchange rates assumed are based on current estimates and actual exchange rates during the month ending March 31, 2009 may be different from these estimates.

3.  Other assumptions

The following additional assumptions were made in preparing the Outlook:

(i) No material adverse effect from any changes in the economic and financial positions of our company, our suppliers or our customers;

(ii) No material decline in value of investments which requires material impairment to the carrying values of investments of our company;

(iii) No material decline in value of property, plant and equipment that requires material impairment to the carrying values of property, plant and equipment of our company;

(iv) No changes in estimated useful lives or residual values of property, plant and equipment;

(v) No material changes in obsolescence and impairment of inventory;

(vi) No significant disruptions arising from industrial disputes or the supply of labor or other causes that will affect the operations of our company;

(vii) No material changes in inflation rates;

(viii) No material changes in the principal activities of our company;

(ix) No material changes in the management and organization structure of our company; and

(x) No material changes in the existing economic, political, legal or regulatory and social conditions affecting the activities of our company or the industry, countries or the markets in which we operate.

THE OFFERING

The discussion that follows is divided into four sections. Section A concerns subscription by holders of ADSs. Section B concerns subscription by holders of ordinary shares. Section C concerns exchange privileges. Section D concerns adjustments to our convertible redeemable preference shares, employee share plans and Goldman Sachs option to take into account this offering.

Introduction

We are offering holders of our ADSs transferable ADS rights to buy new ADSs and holders of our ordinary shares transferable ordinary share rights to buy new ordinary shares. We are also offering holders of our ADSs transferable excess ADS rights and holders of our ordinary shares non-transferable excess ordinary share rights to buy new ordinary shares (directly or in the form of ADSs) that are not subscribed for pursuant to the exercise of the rights initially allotted to holders of our ADSs or ordinary shares.

As of March 9, 2009, we had 2,544,417,109 ordinary shares issued and outstanding (directly or in the form of ADSs). Based on this number, we expect to issue 6,869,926,194 new ordinary shares (directly or in the form of ADSs) in this offering and to have 9,414,343,303 ordinary shares (directly or in the form of ADSs) issued and outstanding following this offering.

ST Semiconductors, our major shareholder, has undertaken to exercise all of its rights to subscribe for 4,077,877,184 ordinary shares, which represents its pro rata portion, or approximately 59.36%, of the total number of ordinary shares we expect to issue in this offering, at the S$0.07 per new ordinary share subscription price, for an aggregate amount of approximately S$285.5 million (or US$184.7 million). ST Semiconductors’ undertaking shall cease to have any force or effect if the underwriting agreement is terminated for any reason whatsoever or the underwriters have cancelled their obligations under the underwriting agreement in accordance with its terms.

Citigroup Global Markets Singapore Pte. Ltd., Deutsche Bank AG, Singapore Branch and Morgan Stanley Asia (Singapore) Pte. have agreed to act as joint lead managers and underwriters in this offering and have severally agreed, on a firm commitment basis, to underwrite all the new ordinary shares being offered for subscription (directly or in the form of ADSs) in this offering. If additional ADSs or ordinary shares are issued and registered in our register of ADS holders or ordinary shareholders between March 9, 2009 and the ADS record date or the ordinary share books closure date, as the case may be, then rights with respect to such additional ADSs or ordinary shares will also be distributed. If these rights are not fully exercised, the unsubscribed new ordinary shares (directly or in the form of ADSs) underlying these rights will not be underwritten.

ST Semiconductors has committed to the underwriters to act as a standby purchaser and purchase up to 6,182,933,575 new ordinary shares, representing approximately 90.0% of the total number of new ordinary shares being offered for subscription in this offering. ST Semiconductors’ standby purchase commitment will be reduced by the number of new ordinary shares subscribed for by it pursuant to the exercise of its pro rata entitlement and any excess rights shares that it acquires.

In consideration for its standby purchase commitment, ST Semiconductors will receive a fee in the aggregate amount of approximately S$8.3 million (or approximately US$5.4 million). As required by Nasdaq rules, the fee payable to ST Semiconductors is subject to approval by our shareholders. This approval will be sought from our shareholders at an extraordinary general meeting to be convened after the completion of this offering, which is expected to be held immediately after, and on the same date as, the next annual general meeting of our company scheduled for April 30, 2009. Only an ordinary resolution of our shareholders is required to approve the payment — an ordinary resolution being a resolution that is passed if approved by a majority of our shareholders present and voting (including by proxy) at the extraordinary general meeting. As a shareholder, ST Semiconductors will be able to participate and vote at such extraordinary general meeting. Therefore, if ST Semiconductors votes its shares in favor of such payment, we will obtain requisite shareholder approval for the payment of this fee. Neither this offering and the completion thereof, nor the underwriting commitment of the underwriters under the underwriting agreement or the standby purchase commitment of ST Semiconductors under the standby purchase agreement, are conditional upon shareholder approval being obtained. See “Plan of Distribution — Standby Purchase Commitment of Major Shareholder” below.

The underwriters may enter into separate agreements with third parties (in addition to ST Semiconductors) to act as standby purchasers. Pursuant to these agreements, these standby purchasers would agree to purchase a portion of the new ordinary shares underwritten by the underwriters.

The directors, including the Chief Executive Officer, of Chartered who are eligible to participate in this offering also intend to take up their entitlements under this offering in part or in full.

We are offering ADS rights to our ADS holders who are holders of record on the ADS record date, which is 5:00 p.m., New York City time, on March 18, 2009. Each record holder of our ADSs will receive 27 ADS rights for every 10 ADSs held on the ADS record date. We have made arrangements with Citibank, N.A., our ADS rights agent, to make available these ADS rights to holders of ADSs on the ADS record date. One ADS right entitles the holder to subscribe for one new ADS at an indicative price of US$0.45 and in accordance with the terms and procedures described below under the heading “— Section A: Subscription by Holders of ADSs — Indicative ADS Subscription Price.” In addition, holders of ADS rights who validly exercise all of the ADS rights which we will initially allot may apply to subscribe for additional new ordinary shares in the form of ADSs as described under the heading “— Section A: Subscription by Holders of ADSs — Excess ADS Rights.” Fractional ADS rights will not be distributed to holders of ADS rights but will be aggregated with fractional ADS rights of other holders and sold by the ADS rights agent. As required under the deposit agreement governing the ADSs, the net proceeds from the sale of fractional ADS rights (after deducting applicable depositary fees of up to US$0.02 for every ADS right sold, taxes and expenses) will be remitted to such holders.

We are offering ordinary share rights to our ordinary shareholders who are holders of record on the ordinary share books closure date, which is 5:00 p.m., Singapore time, on March 18, 2009. Each record holder of our ordinary shares will receive 27 ordinary share rights for every 10 ordinary shares held on the ordinary share books closure date. We have arranged for holders of our ordinary shares to be notified regarding the number of ordinary share rights such holders will receive. One ordinary share right entitles the holder to subscribe for one new ordinary share at a subscription price of S$0.07 in accordance with the terms and procedures described below under the heading “— Section B: Subscription by Holders of Ordinary Shares — Ordinary Share Subscription Price” and in the ordinary shares instructions booklet, which forms part of the Singapore offer information statement. In addition, holders of ordinary shares on the ordinary share books closure date who validly exercise all of the ordinary share rights which will be initially allotted to them may apply to subscribe for additional new ordinary shares as described under the heading “— Section B: Subscription by Holders of Ordinary Shares — Excess Ordinary Share Rights.” Consistent with Singapore market practice, fractional ordinary share rights will not be distributed to ordinary shareholders but will be aggregated with the ordinary share rights which are not exercised and the underlying new ordinary shares will be used to satisfy applications for excess ordinary shares (if any) or otherwise disposed of or dealt with in such manner as our directors may deem fit in the interests of our company.

Because the expiration of the ADS subscription period extends beyond the trading period of the ordinary share rights, and is only one business day prior to the expiration of the ordinary share subscription period, it would not be practicable for the ADS rights agent to sell any unexercised ADS rights on your behalf.

IF YOU HAVE NOT EXERCISED YOUR RIGHTS BEFORE THE EXPIRATION OF THE APPLICABLE SUBSCRIPTION PERIOD, YOUR RIGHTS WILL BECOME VOID AND WILL HAVE NO VALUE. IN ADDITION, NO ARRANGEMENTS WILL BE MADE TO SELL ANY UNEXERCISED RIGHTS ON YOUR BEHALF. ACCORDINGLY, YOU WILL NOT RECEIVE ANY PROCEEDS WITH RESPECT TO UNEXERCISED RIGHTS.

The ordinary shares being offered in this offering (directly or in the form of ADSs) include ordinary shares and ADSs initially offered and sold outside the United States pursuant to Regulation S under the Securities Act that may be resold from time to time in the United States in transactions that require registration under the Securities Act. The U.S. prospectus may be used in connection with resales of such ordinary shares (directly or in the form of ADSs) inside the United States to the extent such transactions would not otherwise be exempt from registration under the Securities Act.

We expect to announce the results of this offering on or about April 9, 2009, or as soon as possible thereafter, through a press release or announcement which we will submit to the SEC via a report on Form 6-K and post on the SGX-ST’s website at http://www.sgx.com. If you are a bank, broker or holder of ADSs and require copies of this prospectus supplement and the accompanying prospectus, please call the helpline (toll free in the U.S.) at +1 (800) 308-7887 (Monday to Friday 9:00 a.m. to 5:00 p.m., New York City time).

Holders of ADSs and Ordinary Shares Not Eligible to Participate in this Offering

In accordance with Singapore market practice and applicable laws and regulations, only persons registered as holders of ordinary shares in our register of ordinary shareholders as of March 18, 2009, being the ordinary share books closure date, who have addresses for the service of notices and other documents in Singapore or the United States, will be allotted ordinary share rights. Accordingly, we will not offer or distribute any ordinary share rights, or any of the underlying new ordinary shares, to any person registered as a holder of ordinary shares in our register of ordinary shareholders if such person does not have an address for the service of notices and other documents in Singapore or the United States. Therefore, a person who does not have an address for the service of notices and other documents in Singapore or the United States may not validly subscribe for and will not receive any new ordinary shares by exercising any ordinary share rights. Please refer to the ordinary shares instructions booklet, which forms part of the Singapore offer information statement, for further details on your eligibility to participate in this offering if you are a holder of ordinary shares.

Notwithstanding the foregoing paragraph, investors should note that the offer and sale of, or exercise or acceptance of, or the subscription for, any of the securities described in this prospectus supplement, to or by persons located or resident in jurisdictions other than Singapore and the United States may be restricted or prohibited by the laws of the relevant jurisdiction. Crediting of ordinary share rights to any securities account, the receipt of any provisional allotment of new ordinary shares, the receipt of any ADS rights certificate or receipt of this document and/or any of its accompanying documents or documents incorporated by reference, will not constitute an offer or sale in those jurisdictions in which it will be illegal to make such offer or sale, or where such offer or sale will otherwise violate the securities laws of such jurisdictions or be prohibited. We reserve absolute discretion in determining whether any holder of our ADSs or ordinary shares located or resident outside Singapore or the United States may participate in this offering.

Morgan Stanley Asia (Singapore) Pte., as the ordinary share rights selling broker, will attempt to sell the ordinary share rights to which shareholders who do not have addresses for the service of notices and other documents in Singapore or the United States would otherwise have been entitled, and will distribute the net proceeds from the sale (after deducting applicable fees, taxes and expenses) to such holders pro rata, based on the number of ordinary share rights they would have been entitled to. Amounts smaller than S$10.00 payable to a single or joint holder of our ordinary shares from the sale of ordinary share rights will be retained by us and will not be distributed to such holders of ordinary shares. Any unsold rights entitlements of these holders will be aggregated for the purpose of satisfying excess applications or otherwise disposed of or dealt with in such manner as our directors may deem fit in the interests of our company.

In addition, if we determine in our sole and absolute discretion, we may sell rights (either through the ordinary share rights selling broker, or Citibank, N.A., as the ADS rights agent) which would otherwise be allocated to holders of our ordinary shares or ADSs who are located or resident in jurisdictions other than Singapore or the United States, if participation by such holders in this offering would be illegal, prohibited or would otherwise violate the securities laws of such jurisdictions. The net proceeds from such sales (if any) will be distributed by the ordinary share rights selling broker as described above, and by the ADS rights agent (after deducting applicable fees, taxes and expenses, including depositary fees in the amount of up to US$0.02 per ADS right sold) to such holders pro rata, based on the number of ADS rights they would have been entitled to. However, there is no assurance that we will make any arrangement to sell any such rights. Any unsold rights entitlements of these holders will be aggregated for the purpose of satisfying excess applications or otherwise disposed of or dealt with in such manner as our directors may deem fit in the interests of our company.

Offering, Selling and Transfer Restrictions

Each person who exercises or accepts, or subscribes for or purchases, ordinary share rights or new ordinary shares, ADS rights or new ADSs, or excess rights or excess rights shares, shall do so in accordance with the following restrictions:

Australia

This document has not been lodged with ASIC and does not constitute a prospectus or other disclosure document under the Australian Corporations Act and does not purport to include the information required of a disclosure document under the Australian Corporations Act. The offer of any rights, new ordinary shares, new ADSs, excess rights or excess rights shares which are the subject of the offering contemplated by this document is therefore directed only to persons to whom such an offer may be made in Australia without lodging a disclosure document with ASIC. Consequently, this offering is directed only to, and rights, new ordinary shares, new ADSs, excess rights or excess rights shares will only be issued to Sophisticated and Professional Investors who are “wholesale clients” which has the meaning given by subsection 761G(4) of the Australian Corporations Act.

As no formal disclosure document will be lodged with ASIC, if an Investor on-sells the rights, new ordinary shares, new ADSs, excess rights or excess rights shares within 12 months of their issue, such Investor will be required to lodge a prospectus with ASIC unless either:

(1) the sale is to a Sophisticated and Professional Investor; or

(2) the sale offer is received outside of Australia (for example, by trading the rights on the SGX-ST).

Each Investor acknowledges the above and, by applying for rights, new ordinary shares, new ADSs, excess rights or excess rights shares, gives an undertaking not to sell, in any circumstances other than those described in paragraphs (1) and (2) above, for 12 months after the date of issue.

We are not licensed in Australia to provide financial product advice in relation to the rights, new ordinary shares, new ADSs, excess rights or excess rights shares and recommend that you read this document before making a decision to acquire any rights, new ordinary shares, new ADSs, excess rights or excess rights shares. Nothing in this document takes into account the investment objectives, financial situation and particular needs of any individual Investors.

An Investor resident in Australia must not exercise, sell, transfer, encumber, declare itself or any other person a trustee of, or otherwise dispose of, any rights automatically credited to the account of such Investor except for the sale of any such rights by depository banks.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each referred to as a Relevant Member State, an offer to the public of any rights, new ordinary shares, new ADSs, excess rights or excess rights shares which are the subject of the offering contemplated by this document may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2) to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the company and the underwriters for any such offer; or

(4) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the rights, new ordinary shares, new ADSs, excess rights or excess rights shares shall result in a requirement for the publication by Chartered or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any rights, new ordinary shares, new ADSs, excess rights or excess rights shares under, the offering contemplated by this document will be deemed to have represented, warranted and agreed to and with Chartered and each underwriter that:

(i) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(ii) in the case of any rights, new ordinary shares, new ADSs, excess rights or excess rights shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (y) where rights, new ordinary shares, new ADSs, excess rights or excess rights shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any rights, new ordinary shares, new ADSs, excess rights or excess rights shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any rights, new ordinary shares, new ADSs, excess rights or excess rights shares to be offered so as to enable an investor to decide to purchase any rights, new ordinary shares, new ADSs, excess rights or excess rights shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

We have not been authorized, nor has this document been approved, by the Hong Kong Securities and Futures Commission. Accordingly, no rights, new ordinary shares, new ADSs, excess rights or excess rights shares may be offered or sold in Hong Kong by means of this document, and no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, this document or any other advertisement, invitation or document relating to the rights, new ordinary shares, new ADSs, excess rights or excess rights shares which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to rights, new ordinary shares, new ADSs, excess rights or excess rights shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Malaysia

This offering falls within Paragraph 19, Schedule 5 of the CMSA. This document has not been and will not be distributed to the public or any member of the public in Malaysia in connection with the offering or subscription or invitation for subscription or purchase of the rights, new ordinary shares, new ADSs, excess rights or excess rights shares and no offers or sales of the rights, new ordinary shares, new ADSs, excess rights or excess rights shares to persons in Malaysia other than to persons specified in Paragraph 28, Schedule 6 and Paragraph 33, Schedule 7 of the CMSA have been or will be made in connection with this document.

In compliance with the CMSA, this document will be deposited with the Securities Commission of Malaysia under the CMSA. Accordingly, in Malaysia, this document may only be distributed or circulated, whether directly or indirectly, to persons who fall within Paragraph 28, Schedule 6 and Paragraph 33, Schedule 7 of the CMSA.

United Kingdom

No invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA in relation to the rights, new ordinary shares, new ADSs, excess rights or excess rights shares may be communicated or caused to be communicated to persons in the United Kingdom, except to persons who are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005) or in circumstances where section 21(1) of FSMA does not apply to us. All applicable provisions of FSMA must be complied with in respect of anything done in relation to the rights, new ordinary shares, new ADSs, excess rights or excess rights shares in, from or otherwise involving the United Kingdom.

Canada, Japan and the People’s Republic of China

Due to restrictions under and the requirements of the securities laws of Canada, Japan and the People’s Republic of China (not including Taiwan and the special administrative regions of Hong Kong and Macau), the rights, new ordinary shares, new ADSs, excess rights and excess rights shares are not being offered or sold and may not be offered or sold, and this document and its accompanying documents may not be circulated or distributed, directly or indirectly, in these jurisdictions. Persons located in or who are residents of these jurisdictions shall not be permitted to acquire, directly or indirectly, any rights, new ordinary shares, new ADSs, excess rights or excess rights shares.

Other Jurisdictions

The distribution of this document and its accompanying documents, and the offer, sale, exercise of, or subscription for the rights, new ordinary shares, new ADSs, excess rights and excess rights shares may be restricted by law in certain jurisdictions, and therefore persons into whose possession this document and its accompanying documents come should inform themselves about and observe any such restrictions. No rights, new ordinary shares, new ADSs, excess rights or excess rights shares may be allocated, offered for sale or purchase, or be sold or delivered in any jurisdiction where to do so would violate any securities laws or regulations in any such jurisdiction or give rise to an obligation to obtain any consent, approval or permission, or to make any application, filing or registration, other than as described above. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Section A: Subscription by Holders of ADSs

This section applies to you if you hold ADSs. If you are a holder of ordinary shares, see “— Section B: Subscription by Holders of Ordinary Shares” below.

The expected timetable below lists certain important dates relating to this offering to holders of ADSs, which we may adjust upon notification to Nasdaq, the ADS rights agent and, where appropriate, to our ADS holders. We will publicly announce any change to this timetable through a press release or announcement which we will submit to the SEC via a report on Form 6-K and post on the SGX-ST’s website at http://www.sgx.com. All times referred to in this timetable and this Section A are New York City time unless stated otherwise.

ADS trade ex-rights	9:30 a.m. on March 16, 2009
Record date for determining entitlements to ADS rights	5:00 p.m. on March 18, 2009
Trading in ADSs rights on Nasdaq commences	9:30 a.m. on March 23, 2009
Dispatch of prospectus supplement and ADS rights certificates to eligible ADS holders	On or about March 23, 2009
ADS subscription period commences	March 23, 2009
Last date for exchanging ADS rights for ordinary share rights to be traded in Singapore	March 25, 2009
Last date and time for instructing the ADS rights agent to sell the ADS rights on Nasdaq	5:00 p.m. on March 27, 2009
Last date and time for trading in ADS rights on Nasdaq	4:00 p.m. on March 31, 2009
Last date for exchanging ADS rights for ordinary share rights to be exercised in Singapore	March 31, 2009
Last date and time to exercise your ADS rights and subscribe for new ADSs	5:00 p.m. on April 3, 2009
Last date and time to subscribe and pay for excess ADSs pursuant to applications for excess ADSs	5:00 p.m. on April 3, 2009
Listing and commencement of trading in new ADSs on Nasdaq	On or about April 16, 2009
Expected date for distribution of new ADSs	On or about April 17, 2009

Rights Offering to ADS Holders

For every 10 ADSs you own as of 5:00 p.m. (New York City time) on March 18, 2009, being the record date for determining entitlements to ADS rights, you will receive 27 ADS rights. Prior to the expiration of the ADS subscription period, you may subscribe for one new ADS for every one ADS right you hold at the price described below.

Indicative ADS Subscription Price

The indicative ADS subscription price is US$0.45 per ADS, which is the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on March 6, 2009, being the business day before the date of announcement of this offering on March 9, 2009. To validly subscribe for new ADSs, you will need to deliver to the ADS rights agent US$0.53 for each new ADS you wish to subscribe, which is 117.78% of the indicative ADS subscription price in order to account for possible exchange rate fluctuations that affect the definitive ADS subscription price and, in the event of an excess balance following the exchange rate application, to compensate the depositary for the issuance of new ADSs to you or on your behalf. You will be required to make payments in U.S. dollars in accordance with the procedures set forth under “— Payment of ADS Subscription Price and Issuance Fees.”

Definitive ADS Subscription Price

The definitive ADS subscription price will be the U.S. dollar equivalent of the ordinary share subscription price of S$0.07, multiplied by ten, based on the prevailing exchange rate on April 6, 2009, being the last day of the ordinary share subscription period.

ADS Ex-Rights Date

The ex-rights date for ADSs is March 16, 2009. As trades in ADSs require three business days to settle, if you purchase ADSs on or after 9:30 a.m., New York City time, on March 16, 2009, you will not be a holder of record on the ADS record date on March 18, 2009, and therefore will not receive ADS rights in respect of those ADSs. You will also not receive ADS rights in respect of any ADSs you sell or otherwise transfer before 4:00 p.m., New York City time, on March 16, 2009. Instead, the purchaser or transferee of such ADSs will be entitled to participate in this offering.

Record Date for Determining Entitlements to ADS Rights

The record date for determination of the holders of ADSs who are eligible to receive ADS rights is 5:00 p.m., New York City time, on March 18, 2009.

Temporary Closure of ADS Facility for Deposits of Ordinary Shares

During the period from 9:00 a.m. to and including 5:00 p.m., New York City time, on March 18, 2009 (9:00 p.m. to 5:00 a.m., Singapore time, on March 19, 2009), the depositary facility pursuant to which ADSs are issued will be closed for the deposit of ordinary shares and the cancellation of ADSs for the withdrawal of ordinary shares.

ADS Rights Certificates

The ADS rights constitute warrants under U.S. law and will be evidenced by certificates which we refer to as ADS rights certificates. These certificates will be issued to eligible ADS holders and will be freely transferable to the extent described in this prospectus supplement. The ADS rights certificates may be exercised or sold or assigned to others or exchanged for ordinary share rights, as described below.

ADS Rights Agent

Citibank, N.A., in addition to acting as depositary in respect of our ADS program, will act as the ADS rights agent. The ADS rights are to be issued under the terms of a rights agency agreement relating to this offering between us and Citibank, N.A. We have filed a copy of the deposit agreement as an exhibit to the registration statement of which this prospectus supplement forms a part. Copies of both the deposit agreement and the rights agency agreement are also available for inspection at the offices of Citibank N.A. at 388 Greenwich Street, New York, New York 10013.

Documents You Will Receive

On or about March 23, 2009, subject to the offering, selling and transfer restrictions set forth above, the ADS rights agent will distribute to all record holders of ADSs on the ADS record date: (i) this prospectus supplement and the accompanying prospectus, (ii) an ADS rights certificate, and (iii) an instructions booklet for participation in this offering of new ADSs.

Fractional ADS Rights

If on the ADS record date, you hold a number of ADSs that would entitle you to receive a number of ADS rights other than a whole number, your entitlement to ADS rights will be rounded down to the nearest whole number and you will receive such whole number of ADS rights, if any. Fractional ADS rights will not be distributed to you but will be aggregated with fractional ADS rights of other holders of ADSs and sold by the ADS rights agent. As required under the deposit agreement governing the ADSs, the net proceeds from the sale of your fractional ADS rights (after deducting applicable depositary fees of up to US$0.02 for every ADS right sold, taxes and expenses) will be remitted to you.

ADS Subscription Period

You can subscribe for new ADSs during the period from March 23, 2009 through April 3, 2009. The subscription period for new ADSs ends at 5:00 p.m., New York City time, on April 3, 2009, one business day before the subscription period for new ordinary shares ends. If you do not exercise your ADS rights during the ADS subscription period, your ADS rights will be void and will have no value. Unless you instruct the ADS rights agent to do so before March 27, 2009, as described below, the ADS rights agent will not sell any unexercised ADSs on your behalf. Accordingly, you will not receive any proceeds with respect to unexercised ADS rights.

Sale of ADS Rights

If you hold an ADS rights certificate and would like the ADS rights agent to sell all or a portion of your ADS rights, you will need to deliver your ADS rights certificate to the ADS rights agent before 5:00 p.m., New York City time, on March 27, 2009 (at one of the addresses noted below) and indicate on the ADS rights certificate that you wish your ADS rights to be sold. If you hold your ADS rights in a brokerage or custodian account and you would like the ADS rights agent to sell all or a portion of your ADS rights, you will need to timely instruct your broker or custodian to deliver your ADS rights together with sale instructions to the ADS rights agent before 5:00 p.m., New York City time, on March 27, 2009. The ADS rights agent will aggregate the ADS rights delivered to it with instructions to sell and will promptly arrange for their sale on Nasdaq through a broker appointed by the ADS rights agent for such purpose. The ADS rights agent will collect the proceeds from all such sales during the ADS subscription period and will distribute to the ADS rights holders who have instructed such sales (or their agents) a check representing such proceeds after the expiration of the ADS rights subscription period. The net sale proceeds (after deduction of applicable depositary fees of up to US$0.02 per ADS right sold, taxes and expenses) that a holder is entitled to for its ADS rights sold will be calculated on the basis of the number of ADS rights sold and the net weighted average per ADS right price of all sales of ADS rights by the ADS rights agent during the ADS subscription period. Neither the ADS rights agent nor we can guarantee the ability of the ADS rights agent to effectuate the sale or the price at which any ADS rights will be sold.

Trading in ADS Rights

We expect the ADS rights to trade on Nasdaq under the symbol “CHRTR” during the period from March 23, 2009 to March 31, 2009. The CUSIP number for the ADS rights is 16133R 122.

How to Exercise Your ADS Rights

Please refer to the instructions booklet for participation in this offering of new ADSs on how to properly exercise your ADS rights. The ADS rights agent has the discretion to refuse any improperly completed documents, forms or certificates. Your exercise of your ADS rights is irrevocable and may not be cancelled or modified. You can exercise your ADS rights prior to the expiration of the ADS subscription period as follows:

•	Subscription by DTC Participants. If you hold our ADSs through The Depository Trust Company, or DTC, which is the book-entry settlement system for equity securities such as our ADS in the United States, you can only exercise your ADS rights by delivering completed subscription instructions for new ADSs through DTC’s PSOP Function on the “agent subscriptions over PTD” procedure and instructing DTC to charge your applicable DTC account for the amount required to be paid as described under “— Payment of ADS Subscription Price and Issuance Fees” for the new ADSs being subscribed for and to deliver such amount to the ADS rights agent. DTC must receive the subscription instructions by April 3, 2009 and the payment of the indicative ADS subscription price for the new ADSs must be received by the ADS rights agent by 5:00 p.m., New York City time, on April 3, 2009.

•	Subscription by Beneficial ADS Holders. If you hold your ADSs in a brokerage or custodian account, you will need to exercise your ADS rights through your broker or custodian. You should contact your broker or custodian to determine how to instruct the broker or custodian to exercise the ADS rights on your behalf before the expiration of the ADS subscription period. The exercise of ADS rights by brokers and custodians will be made via the clearing and settlement systems of DTC.

•	Subscription by Registered ADS Holders. If you are a registered holder of ADSs, you can exercise your ADS rights by delivering a properly completed ADS rights certificate(s) for the ADS rights being exercised by 5:00 p.m., New York City time, on April 3, 2009 and by making full payment of the indicative ADS subscription price required to be paid as described under “— Payment of ADS Subscription Price and Issuance Fees,” for the ADSs being subscribed for, in each case to the ADS rights agent at one of the addresses below:

By Courier: Citibank, N.A. Corporate Actions 250 Royall Street Suite V Canton, MA 02021	By Mail: Citibank, N.A. Corporate Actions P.O. Box 43034 Providence, RI 02940-3034

DEPOSIT IN THE MAIL WILL NOT CONSTITUTE EFFECTIVE DELIVERY TO THE ADS RIGHTS AGENT. THE ADS RIGHTS AGENT MUST RECEIVE AND PROCESS PROPERLY COMPLETED DOCUMENTATION AND FULL PAYMENT PRIOR TO THE EXPIRATION OF THE ADS SUBSCRIPTION PERIOD.

Payment of ADS Subscription Price and Issuance Fees

You are required to pay the ADS subscription price in U.S. dollars through the ADS rights agent. You will be required to pay to the ADS rights agent US$0.53 per new ADS subscribed. This U.S. dollar amount is approximately equivalent to 117.78% of the indicative ADS subscription price of US$0.45 in order to account for possible exchange rate fluctuations that affect the definitive ADS subscription price and, in the event of an excess balance following the exchange rate application, to pay the depositary for the issuance of the new ADSs you have subscribed for in an amount of up to US$0.05 per new ADS issued. The definitive ADS subscription price will be calculated as described under the heading “— Definitive ADS Subscription Price.” Payment in U.S. dollars may be made by check drawn on a U.S. bank or bank draft made payable to the order of “Citibank, N.A. — Chartered ADS Rights Offering.”

In the event the amount you pay to subscribe for each new ADS exceeds the definitive ADS subscription price and the corresponding issuance fee, the ADS rights agent will refund as soon as practicable the aggregate excess in U.S. dollars to you. We expect that the amount you pay will be sufficient to cover the definitive ADS subscription price and the corresponding issuance fee, although there can be no assurance that this will be the case. You will not receive any interest on refunded amounts.

If the amount you pay to subscribe for each ADS is less than the definitive ADS subscription price and the corresponding issuance fee, the ADS rights agent will pay the amount of the shortfall of the definitive ADS subscription price to us on your behalf. You will then be required to promptly pay the amount of the shortfall of the definitive ADS subscription price, including interest and all issuance fees and expenses, and you will not receive ADSs in respect of ADSs subscribed for by you prior to the ADS rights agent’s receipt of payment. If your payment of the shortfall of the issuance fee is not received by the ADS rights agent prior to April 3, 2009, the ADS rights agent will not instruct the depositary to issue the new ADSs you subscribed for and your ADS rights will be void and will have no value. If your payment of the shortfall of the definitive ADS subscription price is not received by the ADS rights agent prior to April 15, 2009, the ADS rights agent may sell your ADSs in an amount sufficient to cover the amount you owe. In that event, the ADS rights agent will distribute to you as soon as practicable the remaining new ADSs together with a check in the amount of the excess net proceeds, if any, from such sale (after deduction of applicable depositary fees (up to US$0.05 per new ADS sold), taxes and expenses).

If you wish to subscribe for excess ADSs as described under “— Excess ADS Rights,” the subscription price payable for the excess ADSs will be payable in U.S. dollars in accordance with the procedures described above. In the event that you are allocated less than the number of excess ADSs that you applied to subscribe for, the ADS rights agent will return to you, as soon as practicable after the allocation, any excess amount you paid net of any amounts otherwise owed to the ADS rights agent (i.e., in the case of a deficiency described in the immediately preceding paragraph), without interest.

Unexercised ADS Rights

If you do not exercise your ADS rights during the ADS subscription period, your ADS rights will be void and will have no value. Because the expiration of the ADS subscription period extends beyond the trading period of the ordinary share rights, and is only one business day prior to the expiration of the ordinary share subscription period, it would not be practicable for the ADS rights agent to sell any unexercised ADS rights on your behalf. Accordingly, you will not receive any value or proceeds with respect to unexercised rights.

Excess ADS Rights

If you are a holder of ADSs rights and you validly exercise all such ADS rights, you may apply to subscribe for excess ADSs in the event that this offering is not fully subscribed pursuant to the exercise of initially allotted rights. If the aggregate number of excess rights shares available for subscription (either directly or in the form of ADSs) pursuant to excess rights equals or exceeds the aggregate number of excess rights shares so subscribed for, we will allocate to you the number of excess ADSs indicated in your ADS rights certificate. If the aggregate number of excess rights shares available for subscription (either directly or in the form of ADSs) pursuant to excess rights is less than the aggregate number of excess rights shares so subscribed for, we will allocate the available excess rights shares to holders who have applied to subscribe for such excess rights shares. Such allocation will be made at the discretion of our company primarily based on each applicant’s relative shareholding in our company as of the ordinary share books closure date and the ADS record date, respectively, provided that no applicant for excess rights shares shall be allocated more excess rights shares than the number for which they have applied. Priority will be given to the rounding of odd lots for holders of ordinary share rights but otherwise, no distinction will be made among directors, substantial shareholders, other shareholders of our company and other applicants for excess rights shares.

The ADS rights agent will return any excess funds not applied to subscriptions for excess ADSs as soon as practicable after the allocation, net of any amounts otherwise owed to the ADS rights agent in connection with the exercise of the ADS rights including the applicable issuance fee, without interest. There can be no guarantee made as to the number of excess ADSs you may be allocated. Your exercise of excess ADS rights is irrevocable and may not be cancelled or modified.

Holders of ADS rights who wish to apply for excess ADSs must indicate the number of excess ADSs they have applied to subscribe for on a properly completed ADS rights certificate and must make full payment of the ADS subscription price for each excess ADS applied to be subscribed for in accordance with the payment procedures described above. If you hold ADSs (and consequently ADS rights) through a nominee and wish to apply for excess ADSs, you must do so in accordance with the instructions from the nominee. Consistent with U.S. market practice, each excess ADS right is part of the corresponding initially allotted ADS right, and accordingly, upon transfer of an ADS right, its corresponding right to apply for excess ADSs will be transferred along with such ADS right (except with respect to exchanges of ADS rights for ordinary share rights, as discussed in more detail in “— Section C: Exchange Privileges — Exchange of ADS Rights for Ordinary Share Rights”). For the avoidance of doubt, excess ADS rights are not separately transferable apart from the ADS rights they accompany.

Listing and Quotation of New ADS

The ADSs issuable upon subscription of ADS rights will be traded and quoted on Nasdaq under the symbol “CHRT.” Trading in the new ADSs is expected to commence on or about April 16, 2009.

Delivery of New ADSs

The ADS depositary will issue and deliver the new ADSs subscribed pursuant to this offering as soon as practicable after the share certificates in respect of the new ordinary shares underlying such ADSs have been issued to CDP and the new ordinary shares have been delivered to the ADS custodian in Singapore.

Ranking

The new ADSs will, when issued and fully paid, rank equally in all respects with the then existing ADSs, except that they will not qualify for any dividends, rights, allotments or other distributions the record date for which falls before the date of issue of the new ADSs.

ADS Holder Helpline

Should you have any questions with regard to this offering or wish to receive this document or subscription or application forms, please either call one of the following numbers:

Banks, brokers and holders of ADSs:	All banks, brokers and holders of ADSs, call (toll free in the U.S.): +1 (800) 308-7887 (Monday to Friday 9:00 a.m. to 5:00 p.m., New York City time).

Section B: Subscription by Holders of Ordinary Shares

This section applies to you if you hold ordinary shares and applies to you whether you hold ordinary shares in certificated form or uncertificated form. If you are a holder of ADSs, see “— Section A: Subscription by Holders of ADSs.”

The expected timetable below lists certain important dates relating to this offering to holders of ordinary shares, which we may adjust upon approval by the SGX-ST and notification to our ordinary shareholders. We will publicly announce any change to this timetable through a press release or announcement which we will submit to the SEC via a report on Form 6-K and post on the SGX-ST’s website at http://www.sgx.com. All times referred to in this timetable and this Section B are Singapore time unless stated otherwise.

Ordinary shares trade ex-rights	9:00 a.m. on March 16, 2009
Books closure date for determining entitlements to ordinary share rights	5:00 p.m. on March 18, 2009
Trading in ordinary share rights on SGX-ST commences	9:00 a.m. on March 23, 2009
Dispatch of prospectus supplement and application forms and letters to eligible shareholders	On or about March 23, 2009
Ordinary share subscription period commences	March 23, 2009
Last date for exchanging ordinary share rights for ADS rights to be traded in the U.S.	March 25, 2009
Last date for exchanging ordinary share rights for ADS rights to be exercised in the U.S.	March 30, 2009
Last date and time for splitting provisional allotment letters for holders of certificated ordinary shares	5:00 p.m. on March 31, 2009
Last date and time for trading in ordinary share rights on the SGX-ST	5:00 p.m. on March 31, 2009
Last date and time for holders of scripless ordinary shares to exercise ordinary share rights and accept and pay for new ordinary shares	5:00 p.m. (9:30 p.m. for electronic applications) on April 6, 2009
Last date and time for renunciation of rights and payment for new ordinary shares pursuant to the exercise of ordinary share rights by holders of certificated ordinary shares	5:00 p.m. on April 6, 2009
Last date and time to subscribe and pay for excess ordinary shares	5:00 p.m. (9:30 p.m. for electronic applications) on April 6, 2009
Expected date for issuance of new ordinary shares and delivery of new ordinary share certificates to CDP	On or about April 15, 2009
Expected date for listing and commencement of trading in new ordinary shares on the SGX-ST	On or about April 16, 2009

Rights Offering to Ordinary Shareholders

For every 10 ordinary shares you own as of 5:00 p.m. (Singapore time) on March 18, 2009, being the books closure date for determining entitlements to ordinary share rights, you will receive 27 ordinary share rights. Prior to the expiration of the ordinary share subscription period, you may subscribe for one new ordinary share for every one ordinary share right you hold at the price described below.

Ordinary Share Subscription Price

The ordinary share subscription price is S$0.07 per ordinary share. You will be required to make payment in Singapore dollars in accordance with the procedures set forth in the ordinary shares instructions booklet, which forms part of the Singapore offer information statement.

Ordinary Share Ex-Rights Date

The ex-rights date for ordinary shares is March 16, 2009. As trades in ordinary shares require three business days to settle, if you purchase ordinary shares on or after 9:00 a.m., Singapore time, on March 16, 2009, you will not be a holder of record on the ordinary share books closure date on March 18, 2009, and therefore will not receive ordinary share rights in respect of those ordinary shares. You will also not receive ordinary share rights in respect of any ordinary shares you sell or otherwise transfer before 5:00 p.m., Singapore time, on March 16, 2009. Instead, the purchaser or transferee of such ordinary shares will be entitled to participate in this offering.

Books Closure Date for Determining Entitlements to Ordinary Shares Rights

The books closure date for determination of the holders of ordinary shares who are eligible to receive ordinary share rights is 5:00 p.m., Singapore time, on March 18, 2009.

Temporary Closure of Transfer Books and Register of Members

Our transfer books and register of members will be closed from 9:00 a.m., Singapore time, on March 19, 2009, up to and including 5:00 p.m., Singapore time, on March 19, 2009. No transfers of ordinary shares will be registered in our transfer books and register of members during this period.

Ordinary Share Rights

The ordinary share rights constitute warrants under U.S. law and will be evidenced by a provisional allotment in your securities account of the new ordinary shares you will be entitled to (if you are a holder of scripless ordinary shares) or a provisional allotment letter (if you are a holder of certificated ordinary shares). The ordinary share rights may be exercised or sold or assigned to others or exchanged for ADS rights, as described below.

Documents You Will Receive

On or about March 23, 2009, we will distribute to all eligible record holders of ordinary shares on the ordinary share books closure date: (i) this prospectus supplement and the accompanying prospectus, (ii) the ordinary shares instructions booklet and (iii) copies of the provisional allotment letter and/or the application form to subscribe for new ordinary shares and (if applicable) apply for excess ordinary shares.

Fractional Ordinary Share Rights

If, on the ordinary shares books closure date, you hold a number of ordinary shares that would entitle you to receive a number of ordinary share rights other than a whole number, your entitlement to ordinary share rights will be rounded down to the nearest whole number and you will receive such whole number of ordinary share rights, if any. Consistent with Singapore market practice, fractional ordinary share rights will not be distributed to you but will be aggregated with the ordinary share rights which are not exercised and the underlying new ordinary shares will be used to satisfy applications for excess ordinary shares (if any) or otherwise disposed of or dealt with in such manner as our directors may deem fit in the interests of our company.

Ordinary Share Subscription Period

You can subscribe for new ordinary shares during the period from March 23, 2009 through April 6, 2009. The subscription period for new ordinary shares ends one business day after the subscription period for new ADSs ends. If you do not exercise your ordinary share rights during the ordinary share subscription period, your ordinary share rights will be void and will have no value. No arrangements will be made to sell any unexercised ordinary share rights on your behalf. Accordingly, you will not receive any proceeds with respect to unexercised ordinary share rights.

Trading in Ordinary Share Rights

The ordinary share rights have been approved for quotation on the Main Board of the SGX-ST. We expect the ordinary share rights to trade on the SGX-ST during the period from March 23, 2009 to March 31,

2009 under the symbols “Chartered R” for trading in the normal board lots of 1,000 ordinary share rights and “Chartered R100” for trading in the special board lots of 100 ordinary share rights.

How to Exercise Your Ordinary Share Rights

Please refer to the ordinary shares instructions booklet, which forms part of the Singapore offer information statement, and the form and/or provisional allotment letter accompanying this document for further details on the procedures for, and terms and conditions applicable to, the exercise of your ordinary share rights, the subscription for new ordinary shares arising from this offering and the application for excess ordinary shares, including the different modes of subscription or application and payment. Any improperly completed documents, forms or letters may be rejected. Your exercise of ordinary share rights is irrevocable and may not be cancelled or modified.

Payment of Ordinary Share Subscription Price

The new ordinary shares are payable in full upon subscription. Please refer to the ordinary shares instructions booklet, which forms part of the Singapore offer information statement, for the details on the method and time limit for the payment for the ordinary share subscription price.

Subscription moneys accompanying invalid subscriptions will be refunded, without interest or any share of revenue or other benefit arising therefrom, within 14 days after the expiration of the ordinary share subscription period by a crossed check drawn on a bank in Singapore or (where such acceptances have been made through an automated teller machine) by crediting your bank account. Please refer to the ordinary shares instructions booklet, which forms part of the Singapore offer information statement, for further details on the manner of refund.

Unexercised Ordinary Share Rights

If you do not exercise your ordinary share rights during the ordinary share subscription period, your ordinary share rights will be void and will have no value. You will not receive any value or proceeds with respect to unexercised rights.

Excess Ordinary Share Rights

If you are a holder of ordinary shares on the ordinary share books closure date and have been allotted ordinary share rights, you may apply to subscribe for excess ordinary shares in the event that this offering of new ordinary shares (directly or in the form of ADSs) pursuant to the exercise of rights initially allotted to holders of our ADSs or ordinary shares is not fully subscribed. The excess ordinary shares are payable in full upon application. If the aggregate number of excess rights shares available for subscription (either directly or in the form of ADSs) pursuant to excess rights equals or exceeds the aggregate number of excess rights shares so subscribed for, we will allocate to you the number of excess ordinary shares indicated in your application form and/or provisional allotment letter. If the aggregate number of excess rights shares available for subscription (either directly or in the form of ADSs) is less than the aggregate number of excess rights shares so subscribed for, we will allocate the available excess rights shares to holders who have applied to subscribe for such excess rights shares. Such allocation will be made at the discretion of our company primarily based on each applicant’s relative shareholding in our company as of the ordinary share books closure date and the ADS record date, respectively, provided that no applicant for excess rights shares shall be allocated more excess rights shares than the number for which they have applied. Priority will be given to the rounding of odd lots for holders of ordinary share rights but otherwise, no distinction will be made among directors, substantial shareholders, other shareholders of our company and other applicants for excess rights shares. There can be no guarantee made as to the number of excess ordinary shares you may be allocated. Your exercise of excess ordinary share rights is irrevocable and may not be cancelled or modified.

Subscription moneys accompanying unsuccessful applications for excess ordinary shares will be refunded, without interest or any share of revenue or other benefit arising therefrom, within 14 days after the expiration of the ordinary share subscription period by a crossed check drawn on a bank in Singapore or (where such applications have been made through an automated teller machine) by crediting your bank account. Please refer to the ordinary shares instructions booklet, which forms part of the Singapore offer information statement, for further details on the manner of refund.

Consistent with Singapore market practice, if you are not a holder of ordinary shares on the ordinary share books closure date, but have purchased ordinary share rights, you will receive such ordinary share rights and a form or provisional allotment letter which (i) will entitle you to subscribe for the number of new ordinary shares represented by such ordinary share rights, but (ii) will not entitle you to apply for any excess new ordinary shares pursuant to excess ordinary share rights. In other words, excess ordinary share rights are not transferable. Please refer to the ordinary shares instructions booklet, which forms part of the Singapore offer information statement, and the form and/or provisional allotment letter accompanying this document for further details on how to subscribe for excess ordinary shares.

Payment of Ordinary Share and Excess Ordinary Share Subscription Price via funds in your CPF account

If you have a CPF Investment Scheme — Ordinary Account and you have previously bought your ordinary shares using CPF account savings, or CPF funds, you may use your CPF funds for the payment of the ordinary share and (if applicable) excess ordinary share subscription price, subject to the applicable CPF rules and regulations. If you wish to use your CPF funds to make such payment, you will need to instruct your relevant approved bank where you hold your CPF Investment Scheme — Ordinary Account to subscribe for the ordinary shares and (if applicable) excess ordinary shares on your behalf in accordance with ordinary shares instructions booklet which forms part of the Singapore offer information statement. CPF funds may not, however, be used for the purchase of the ordinary share rights directly from the market. Please see the ordinary shares instructions booklet for further details.

Listing and Quotation of New Ordinary Shares

In-principle approval has been obtained from the SGX-ST for the listing and quotation of all new ordinary shares arising from this offering under the symbol “Chartered.” Trading in the new ordinary shares is expected to commence on or about April 16, 2009.

For the purposes of trading on the Main Board of the SGX-ST, each board lot of our ordinary shares will comprise 1,000 ordinary shares. Shareholders can trade odd lots of ordinary shares (that is, lots other than 1,000 ordinary shares) in board lots of one ordinary share on the SGX-ST’s Unit Share Market. In addition, we have applied for and obtained the approval of the SGX-ST for the establishment of a temporary counter to facilitate trading of our ordinary shares in board lots of 100 ordinary shares for a period of one month commencing on the first market day on which the new ordinary shares arising from this offering are listed for quotation on the Main Board of the SGX-ST.

The temporary counter is provisional only. Investors who continue to hold odd lots of less than 1,000 ordinary shares after one month from the listing of the new ordinary shares arising from this offering may face difficulty and/or have to bear disproportionate transactional costs in realizing the fair market price of such ordinary shares.

Delivery of New Ordinary Shares

The new ordinary shares arising from this offering will be provisionally allotted to you by crediting your provisional allotments to your CDP securities account so that the “nil-paid” ordinary share rights are available for trading on April 15, 2009 or (if you are a holder of scripless ordinary shares) through the dispatch of the relevant provisional allotment letter to you on or about April 15, 2009 (if you are a holder of scripless ordinary shares).

In the case of shareholders who hold scripless ordinary shares and their renouncees with valid subscriptions for ordinary shares and (if applicable) successful applications for excess ordinary shares and who have, among other things, failed to furnish or furnished incorrect or invalid CDP securities account numbers in their provisional allotment letters, share certificates representing such number of ordinary shares will be dispatched to them by ordinary post, at their own risk, to their mailing addresses in Singapore or the United States as maintained with our share registrar, M & C Services Private Limited, within ten market days after the expiration of the ordinary share subscription period.

In the case of shareholders and renouncees who have furnished valid CDP securities account numbers and with valid subscriptions for ordinary shares and (if applicable) successful applications for excess ordinary shares, share certificate(s) representing such number of new ordinary shares arising from this offering will be registered in the name of CDP or its nominee and dispatched to CDP within ten market days after the expiration of the ordinary share subscription period. CDP will thereafter credit such number of ordinary shares to their relevant CDP securities accounts, and then send a notification letter to these persons stating the number of new ordinary shares that have been credited to their CDP securities accounts.

Ranking

The new ordinary shares will, when issued and fully paid, rank equally in all respects with the then existing ordinary shares, except that they will not qualify for any dividends, rights, allotments or other distributions the books closure date for which falls before the date of issue of the new ordinary shares.

Ordinary Shareholder Helpline

Should you have any questions with regard to this offering or wish to receive the Singapore offer information statement or application forms, please call +65 6511-1809 (Monday to Friday 9:00 a.m. to 5:00 p.m., Singapore time).

Section C: Exchange Privileges

Exchange of ADS Rights for Ordinary Share Rights

ADS rights may be converted into ordinary share rights but not into excess ordinary share rights. Upon an ADS rights holders’ exchange of his or her ADS rights into ordinary share rights, the corresponding excess ADS rights will lapse. For assistance in effecting a conversion, an ADS rights holder should contact a bank, broker or other professional advisor. An ADS rights holder who wishes to convert its ADS rights into ordinary share rights will be charged a conversion fee of up to US$0.02 per ADS right converted by the ADS rights agent. Conversions may take up to three business days to complete. If an ADS rights holder intends on effecting a conversion, such holder should initiate the conversion process in ample time to ensure that the conversion is completed before the expiration of the ordinary share rights trading period, the ADS subscription period or the ordinary share subscription period, as applicable.

In order to convert an ADS right into an ordinary share right prior to the expiration of trading of the ordinary share rights on the SGX-ST, the ADS rights agent must receive your request for conversion by 5:00 p.m., New York City time, on March 25, 2009. The trading of ordinary share rights on the SGX-ST ends at 5:00 p.m., Singapore time, on March 31, 2009. In order to convert an ADS right into an ordinary share right prior to the expiration of the ordinary share subscription period, the ADS rights agent must receive your request for conversion by 5:00 p.m., New York City time, on March 31, 2009. The ordinary share subscription period expires at 5:00 p.m. (9:30 p.m. for electronic applications), Singapore time, on April 6, 2009. The transaction costs, if any, incurred in effecting conversions are the responsibility of the converting ADS rights holder involved.

Exchange of Ordinary Share Rights for ADS Rights

Ordinary share rights may be converted into ADS rights but not into excess ADS rights. Upon an ordinary share rights holders’ exchange of his or her ordinary share rights into ADS rights, the corresponding excess ordinary share rights will lapse. For assistance in effecting a conversion, an ordinary share rights holder should contact a bank, broker or other professional advisor. An ordinary share rights holder who wishes to convert its ordinary share rights into ADS rights will be charged a conversion fee of up to US$0.02 per ordinary share right converted by the ADS rights agent. Conversions may take up to three business days to complete. If an ordinary share rights holder intends on effecting a conversion, such holder should initiate the conversion process in ample time to ensure that the conversion is completed before the expiration of the ADS rights trading period, the ordinary share subscription period or the ADS subscription period, as applicable.

In order to convert an ordinary share right into an ADS right prior to the expiration of trading of ADS rights on Nasdaq, Citibank Nominees Singapore Pte Ltd (the custodian for the ordinary shares evidenced by ADSs) must receive your request for conversion by 5:00 p.m., Singapore time, on March 25, 2009. The trading of ADS rights on Nasdaq ends at 4:00 p.m., New York City time, on March 31, 2009. In order to convert an ordinary share right into an ADS right prior to the expiration of the ADS subscription period, Citibank Nominees Singapore Pte Ltd (the custodian for the ordinary shares evidenced by ADSs) must receive your request for conversion by 5:00 p.m., Singapore time, on March 30, 2009. The ADS subscription period expires at 5:00 p.m., New York City time, on April 3, 2009. The transaction costs, if any, incurred in effecting conversions are the responsibility of the holder involved.

Section D: Adjustments to Convertible Redeemable Preference Shares, Employee Share Plans and the
Goldman Sachs Option

Based on the number of our ordinary shares issued and outstanding (directly or in the form of ADSs) as of March 9, 2009, the date of announcement of this offering, and the number of ordinary shares which the aggregate ordinary share subscription price would purchase at the Average Market Price (as defined in our articles of association), we estimate that the conversion price of our outstanding convertible redeemable preference shares will be adjusted downwards from US$0.8719 per ordinary share (equivalent to approximately US$8.72 per ADS, based on the current ordinary share-to-ADS ratio of 10:1) to US$0.4120 per ordinary share (equivalent to approximately US$4.12 per ADS, based on the same ratio set forth in the prior sentence). We expect to make the actual adjustment to the conversion price for the convertible redeemable preference shares after the expiration of the ordinary share subscription period, which adjustment shall be effective retrospectively from the ordinary share books closure date.

As described below, we will also make appropriate adjustments with respect to the options outstanding under our 1999 employee share option plan, and awards issued under our performance share unit plan and restricted share unit plan, to take into account this offering so that employees participating in such plans will not be adversely affected.

We intend to adjust both the exercise prices of, and number of new ordinary shares issuable upon exercise of, our outstanding options such that following such adjustments, which will take effect as of the ordinary share books closure date, 223.2 million new ordinary shares will be issuable upon exercise of our options outstanding as of December 31, 2008, at a weighted average price per ordinary share of S$1.47.

We intend to adjust the number of new ordinary shares issuable upon vesting of awards issued under our performance share unit plan and restricted share unit plan such that following such adjustments, which will take effect as of the ordinary share books closure date, 34.0 million new ordinary shares will be issuable upon vesting of such awards outstanding as of December 31, 2008.

Appropriate adjustments will also be made with respect to the strike price, higher soft call strike price (as defined in the terms of the Goldman Sachs option) and number of ordinary shares issuable under the Goldman Sachs option to take into account this offering. We expect such adjustments to result in a strike price of approximately US$0.665, higher soft call strike price of approximately US$0.832 and approximately 454.5 million new ordinary shares issuable under the Goldman Sachs option. However, such adjustments will be determined by Goldman Sachs, acting as calculation agent.

We will make appropriate notifications of such adjustments to the holders of these securities, as applicable, in due course and will, if required by the terms of these securities, publicly announce these adjustments.

Following the share consolidation we intend to effect after approval of our shareholders is obtained, further adjustments will also have to be made to the securities described above to take into account the share consolidation. The adjustments described above do not take into account these further adjustments.

TAXATION

The following is a summary of the material Singapore and United States tax consequences relating to the acquisition, ownership, exercise or disposition of the ADS rights or the ordinary share rights or to ownership or disposition of ADSs or ordinary shares upon exercise of any right. The taxation discussion set forth below does not purport to be a complete analysis or listing of all potential tax effects. The statements of Singapore and United States tax laws set forth below are based on the laws in force as of the date of this prospectus supplement and may be subject to any changes in Singapore or U.S. law, which changes may then have retroactive effect.

Specific tax provisions may apply for certain categories of tax payers. Your tax treatment if you are a holder of ADSs, ordinary shares or rights depends in part on your particular situation. If you are a holder of ADSs, ordinary shares or rights, you should consult a tax adviser as to the tax consequences relating to your particular circumstances resulting from the invitation to subscribe for ordinary shares.

The tax consequences to holders of ADSs, as discussed below, apply as well to holders of ordinary shares.

Singapore Taxation

The statements made herein regarding taxation are general in nature and based on certain aspects of the tax laws of Singapore, announced budget measures in the Singapore Budget Statement 2009 and administrative guidelines issued by the relevant authorities in force as of the date of this prospectus supplement and are subject to the enactment of such budget measures and any changes in such laws or administrative guidelines, or in the interpretation of these laws or guidelines, occurring after such date, which changes could be made on a retrospective basis. These laws and guidelines are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. The statements below are not to be regarded as advice on the tax implications or tax position of any holder of the ADSs, ordinary shares, ADS rights or ordinary share rights or of any person subscribing, acquiring, selling or otherwise dealing with the ADSs, ordinary shares, ADS rights or ordinary share rights or with the new ADSs or any new ordinary shares issued pursuant to the exercise of any ADS right or ordinary share right. The statements made herein do not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to subscribe, purchase, own or dispose of the ADSs, ordinary shares, ADS rights or ordinary share rights (including exercise of the rights issued under this offering) and do not purport to deal with the tax consequences applicable to all categories of investors some of which (such as dealers in securities) may be subject to special rules. Entitled holders of the ADSs and ordinary shares under this offering are advised to consult their own tax advisers as to the Singapore or other tax consequences of the subscription, acquisition, ownership, or disposition of the ADSs, ordinary shares, ADS rights or ordinary share rights (including exercise of the rights issued under this offering). The statements below are made on the basis that we are a tax resident in Singapore for Singapore income tax purposes.

Income Tax

General

Individual Taxpayers

An individual is a tax resident in Singapore in a year of assessment if in the preceding year he was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more or if he resides in Singapore.

Individual taxpayers who are Singapore tax residents are subject to Singapore income tax on income accrued in or derived from Singapore. All foreign-sourced income received in Singapore on or after January 1, 2004 by a Singapore tax resident individual (except for income received through a partnership in Singapore) is exempt from Singapore income tax if the Comptroller of Income Tax in Singapore is satisfied that the tax exemption would be beneficial to the individual.

A Singapore tax resident individual is taxed at progressive rates ranging from 0% to 20% for the year of assessment 2009 (that is, in respect of income earned during the calendar year or other basis period ending in 2008).

Non-resident individuals, subject to certain exceptions and conditions, are subject to Singapore income tax on income accruing in or derived from Singapore at the rate of 20% for the year of assessment 2009.

Corporate Taxpayers

A company is tax resident in Singapore if the control and management of its business is exercised in Singapore.

Corporate taxpayers who are Singapore tax residents are subject to Singapore income tax on income accruing in or derived from Singapore and, subject to certain exceptions, on foreign-sourced income received or deemed to be received in Singapore. Foreign-sourced income in the form of dividends, branch profits and services income received or deemed to be received in Singapore by Singapore tax resident companies on or after June 1, 2003 are exempt from tax if certain prescribed conditions are met including the following:

(i) such income is subject to tax of a similar character to income tax under the law of the jurisdiction from which such income is received; and

(ii) at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%.

Certain concessions and clarifications have also been announced by the Inland Revenue Authority of Singapore with respect to such conditions.

Pursuant to the Singapore Budget Statement 2009, as a temporary relief measure, Singapore-resident non-individuals and Singapore-resident partners of partnerships in Singapore are exempt from tax on all foreign-sourced income earned or accrued outside Singapore on or before January 21, 2009, and remitted into Singapore between January 22, 2009 to January 21, 2010 (both dates inclusive).

Non-resident corporate taxpayers, with certain exceptions, are subject to Singapore income tax on income accruing in or derived from Singapore, and on foreign-sourced income received or deemed to be received in Singapore.

The corporate tax rate in Singapore is 18% for the year of assessment 2009. Pursuant to the Singapore Budget Statement 2009, the corporate tax rate in Singapore is reduced to 17% with effect from the year of assessment 2010.

In addition, three-quarters of up to the first S$10,000, and one-half of up to the next S$290,000, of a company’s chargeable income otherwise subject to normal taxation is exempt from corporate tax.

New companies will also, subject to certain conditions, be eligible for full tax exemption on their normal chargeable income of up to S$100,000 a year for each of the company’s first three years of assessment.

Dividend Distributions

Dividends received in respect of ADSs or ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore withholding tax.

With effect from January 1, 2008, all companies resident in Singapore have moved to the one-tier corporate tax system, or one-tier system. Under the one-tier system, the tax collected from corporate profits is final and the Singapore-resident company can pay tax exempt (one-tier) dividends which are exempt from Singapore income tax in the hands of its shareholders, regardless of their tax residence status.

We moved to the one-tier system on January 1, 2008. Accordingly, any dividends declared by us after January 1, 2008 will not be subject to Singapore tax in the hands of our shareholders.

Gains on Disposal or Exercise

Singapore does not impose tax on capital gains. However, there are currently no specific laws or regulations which address the characterization of capital gains and hence gains or profits derived by any ADS holder or ordinary shareholder from the sale or exercise of any ADS right or ordinary share right or the disposal of any new ADSs or any new ordinary shares issued pursuant to the exercise of any ADS right or ordinary share right may be construed to be of an income nature and subject to tax, especially if they arise from activities which the Inland Revenue Authority of Singapore regards as the carrying on of a trade in Singapore.

In addition, holders of the ADSs or ordinary shares in Singapore who apply, or who are required to apply, Singapore Financial Reporting Standard 39 — Financial Instruments: Recognition and Measurement, or FRS 39, for Singapore income tax purposes may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of ADSs, ordinary shares, ADS rights or ordinary share rights is made. Holders who may be subject to such provisions should consult their own accounting and tax advisors regarding the Singapore income tax consequences of their acquisition, holding and disposal of the ADSs, ordinary shares, ADS rights or ordinary share rights (including exercise of the rights issued under this offering).

Stamp Duty

There is no stamp duty payable in respect of the issuance and holding of new ADSs or ordinary shares. Where existing ADSs or ordinary shares evidenced in certificated form are acquired in Singapore, stamp duty is payable on the instrument of transfer of ADSs or the ordinary shares at the rate of S$2.00 for every S$1,000 of the consideration for, or market value of, ADSs or the ordinary shares, whichever is higher. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where an instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of existing ADSs or ordinary shares. However, stamp duty may be payable if the instrument of transfer is received in Singapore.

Stamp duty is not applicable to electronic transfers of the ordinary shares through the scripless trading system operated by CDP.

Estate Duty

Singapore estate duty has been abolished with respect to all deaths occurring on or after February 15, 2008.

Certain United States Federal Income Tax Consequences

The following discussion describes the material United States federal income tax consequences relevant to the receipt, exercise or disposition of the ADS rights or the ordinary share rights, or rights, and the ownership and disposition of ADSs or ordinary shares (including by exercising rights). This discussion is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions) as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion is not a full discussion of all tax considerations that may be relevant to the receipt, exercise or disposition of the rights or to the ownership and disposition of ADSs or ordinary shares acquired by exercise of the rights. The discussion applies only if you will hold the rights, the ADSs and/or the ordinary shares as capital assets and you use the U.S. dollar as your functional currency. It does not deal with the tax treatment of investors subject to special rules, such as grantor trusts, real estate investment trusts, regulated investment companies, banks, brokers or dealers in securities, traders in securities or currencies that elect to use a mark-to-market method of recording for their securities holdings, financial institutions, insurance companies, tax-exempt entities, investors liable for alternative minimum tax, holders (either actually or constructively) of 10% or more of our ordinary shares, or persons holding rights, ADSs and/or ordinary shares as part of a hedging, straddle, conversion or constructive sale transaction. In addition, investors holding rights, ADSs and/or ordinary shares indirectly through partnerships are subject to special rules not discussed below. Further, the following assumes that you will not, due to your particular circumstances, be restricted from receiving the rights under applicable securities laws. You should consult your own tax advisors about the United States federal, state, local and foreign tax consequences to you of the exercise or disposition of the rights and of the ownership and disposition of the ADSs or ordinary shares.

The discussion below applies to you only if you are a beneficial owner of rights, ADSs and/or ordinary shares and you are, for United States federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation or any other entity treated as a corporation that is organized in or under the laws of the United States or its political subdivisions, (3) a trust if all of the trust’s substantial decisions are subject to the control of one or more United States persons and the primary supervision of the trust is subject to a United States court or if a valid election is in effect with respect to the trust to be taxed as a United States person, or (4) an estate the income of which is subject to United States federal income taxation regardless of its source.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with the terms. If you hold ADSs or ADS rights, you will be treated as the holder of the underlying ordinary shares or rights represented by those ADSs or ADS rights for United States federal income tax purposes.

Taxation of Rights

Receipt of Rights

Under section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable distribution in an amount equal to the value of such right. In general, a shareholder who receives a right to acquire shares will be treated as having received a taxable distribution if a shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution (or a deemed distribution) of cash or other property. For this purpose, the term “shareholder” includes a holder of convertible securities or rights to acquire stock. While the issue is not free from doubt (particularly considering that some shareholders may receive cash in lieu of the rights), we believe that in light of various anti-dilution adjustment provisions in the terms of our company’s existing convertible securities and rights to acquire stock, the rights distribution should not be treated as creating an increase in a shareholder’s proportionate interest in the corporation, and hence it should not be treated as a taxable stock dividend under Section 305(a) of the Code. In this connection, we and our agents (including the depositary) will treat the rights distribution consistent with this belief, and the following discussion assumes that this position is respected. However, our position is not binding on the IRS, and there can be no assurance that such a position will not be challenged or, if challenged, upheld. If our position were successfully challenged, the fair market value of the rights you would receive would be taxable to you as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). For further disclosure on taxation of dividends, see “— Taxation of ADSs or Ordinary Shares — Dividends.” You are strongly urged to consult your own tax advisors regarding the risk of having a taxable distribution as a result of the receipt of the rights.

If you receive cash on the market sale of all or a part of your fractional ADS rights (as described above under “The Offering — Section A: Subscription by Holders of ADSs — Fractional ADS Rights”), you should be treated as having first received such fractional rights and then having received cash in exchange for such rights. Thus, you should generally recognize gain or loss in an amount equal to the difference between the amount of cash received in exchange for the fractional rights and the portion of the basis, if any, of all rights received that is allocable to the fractional rights. See the following discussion under the caption “— Sale or Other Disposition of Rights” for rules regarding the determination of your basis in the rights. Subject to the discussion of the passive foreign investment company rules contained below under the caption “— Taxation of ADSs or Ordinary Shares — Passive Foreign Investment Company Status,” any gain or loss you recognize on the receipt of cash on the market sale of all or a part of your fractional ADS rights will be long term capital gain or loss if your holding period in the fractional rights is deemed to be greater than one year.

Sale or Other Disposition of Rights

Upon a sale or other disposition of a right, you will recognize capital gain or loss (subject to discussions below under the caption “— Taxation of ADSs or Ordinary Shares — Passive Foreign Investment Company Status”) in an amount equal to the difference between the amount realized and your adjusted tax basis in the right.

The amount realized on a sale or other disposition of a right generally will be the amount of cash you receive in exchange for such right. If the consideration you receive for the right is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received. In general, the U.S. dollar value of such a payment will be determined on the date of receipt of payment if you are a cash basis taxpayer and the date of disposition if you are an accrual basis taxpayer. However, if the rights are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer who has made a special election, you will determine the U.S. dollar value of the amount realized in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale.

If the fair market value of the rights (including that portion of the value of your fractional ADS rights for which you receive cash on the sale thereof, if any) on the date of their distribution equals or exceeds 15% of the fair market value on such date of the ADSs or the ordinary shares with respect to which the rights are distributed, your tax basis in such ADSs or ordinary shares must be allocated between such ADSs or ordinary shares and the rights (including fractional ADS rights). Such an allocation must be made in proportion to the fair market value of the ADSs or ordinary shares and the fair market value of the rights on the date the rights are distributed. If you receive cash representing all or a part of your fractional ADS rights, if any, your tax basis in the rights received will be equal to the portion of your basis in the ADSs or ordinary shares allocated to the rights (determined pursuant to this paragraph), reduced by the amount allocable to such fractional ADS rights.

If the fair market value of the rights (including that portion of the value of your fractional ADS rights for which you receive cash on the sale thereof, if any) on the date of their distribution is less than 15% of the fair market value on such date of the ADSs or the ordinary shares with respect to which the rights are distributed, your tax basis in such rights will be zero and your basis for the ADSs or ordinary shares with respect to which the rights are distributed will remain unchanged. However, you may affirmatively elect (in a statement attached to your United States federal income tax return for the year in which the rights were received) to allocate to the rights a portion of your basis in such ADSs or ordinary shares in the manner described in the immediately preceding paragraph. Any such election is irrevocable and must be applied to all of the rights you receive pursuant to this offering.

Subject to the discussion of the passive foreign investment company rules contained below under the caption “— Taxation of ADSs or Ordinary Shares — Passive Foreign Investment Company Status,” any gain or loss you recognize on the sale or other disposition of a right to a third party will be long term capital gain or loss if your holding period in the right is deemed to be greater than one year. Your holding period in a right will be deemed to have begun on the same date as that of the ADS or ordinary share with respect to which you received such right. Any gain or loss will generally be treated as U.S. source gain or loss. The deductibility of capital losses is subject to limitations.

Your tax basis in any foreign currency you receive on the sale or other disposition of a right will be equal to the U.S. dollar amount that you realized on the sale or disposition. Any gain or loss you realize on a subsequent conversion of foreign currency will be U.S. source ordinary income or loss.

Notwithstanding the foregoing, if you allow a right to expire without the right being exercised, sold or exchanged by you, no basis will be allocated to such right and you will not realize any loss upon the expiration of such right.

In the event that the distribution of the rights was determined to be a taxable transaction (as discussed above under “— Receipt of Rights”), your basis in the rights you receive would be equal to their fair market value as of the date of their distribution, and your basis in the ADSs or ordinary shares that you hold would not be affected by the distribution of the rights (subject to the discussion below under “— Taxation of ADSs or Ordinary Shares — Dividends”). In such an event, your holding period in the rights would commence on the date you receive the rights.

Exercise of Rights

The exercise of a right by you will not be a taxable transaction for United States federal income tax purposes. Your initial basis in an ADS or ordinary share acquired upon exercise of a right generally will be equal to the amount of cash paid as the subscription price (which, in the case of a payment in Singapore dollars, will equal the U.S. dollar value of the Singapore dollar-denominated subscription price determined on the date of purchase) plus your basis (if any) in the right in U.S. dollars. If the ADSs or ordinary shares are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer who has made a special election, you will determine the U.S. dollar value of the Singapore dollars paid for such ADSs or ordinary shares by translating the amount paid at the spot rate of exchange on the settlement date of the exercise. The holding period for ADSs or ordinary shares acquired on the exercise of a right will begin on the date of exercise.

Taxation of ADSs or Ordinary Shares

Dividends

Subject to the passive foreign investment company rules discussed below, the amount of dividends paid with respect to the ADSs or ordinary shares generally will be included in your gross income as ordinary income from foreign sources to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the ADSs or ordinary shares and thereafter as capital gain. The dividends will not be eligible for the dividends received deduction available to corporations in respect of dividends received from other U.S. corporations. The amount of any dividend paid in Singapore dollars will be the U.S. dollar value of the dividend payment based on the exchange rate in effect on the date of distribution (which is the date of receipt by you, in the case of shares, or by the depositary, in the case of ADSs), whether or not the payment is converted into U.S. dollars at that time. Your tax basis in the Singapore dollars received will equal such U.S. dollar amount. Gain or loss, if any, recognized on a subsequent sale or conversion of the Singapore dollars will be U.S. source ordinary income or loss.

With respect to non-corporate U.S. holders, including individual U.S. holders, for taxable years beginning before January 1, 2011, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ADSs or ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year and (3) certain holding period requirements are met. Under IRS authority, ordinary shares, or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are traded on Nasdaq, as our ADSs are. For information on our passive foreign investment company status, see “— Passive Foreign Investment Company Status” below.

You should be aware that dividends paid by us generally will constitute “passive category income” or, in the case of certain holders, “general category income” for purposes of the foreign tax credit.

Sale or Exchange of ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you generally will recognize capital gain or loss on the sale or other disposition of the ADSs or ordinary shares equal to the difference between the U.S. dollar value of the amount realized and your adjusted tax basis (determined in U.S. dollars)

in the ADSs or ordinary shares. Such gain or loss will generally be treated as arising from U.S. sources for foreign tax credit limitation purposes.

The amount realized on a sale or other disposition of ADSs or ordinary shares generally will be the amount of cash you receive for the ADSs or ordinary shares. If the consideration you receive for the ADSs or ordinary shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received. In general, the U.S. dollar value of such a payment will be determined on the date of receipt of payment if you are a cash basis taxpayer and the date of disposition if you are an accrual basis taxpayer. However, if the ADSs or ordinary shares are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer who has made a special election, you will determine the U.S. dollar value of the amount realized in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale.

You will have a tax basis in any foreign currency received equal to the U.S. dollar amount realized. Any gain or loss you realize on a subsequent conversion of foreign currency will be U.S. source ordinary income or loss.

Passive Foreign Investment Company Status

A non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes if, applying certain look-through rules, either (i) 75% or more of its gross income for the taxable year is passive income, or (ii) on a quarterly average for the taxable year by value (or, if it is not a publicly traded corporation and so elects, by adjusted basis), 50% or more of its gross assets produce or are held for the production of passive income.

We do not believe that we satisfied either of the tests for PFIC status in 2008, and we do not expect to be a PFIC for our current taxable year ending December 31, 2009. However, there can be no assurance that we will not be a PFIC in 2009 or a later year. If, for example, the “passive income” earned by us is at least 75% or more of our “gross income,” we will be a PFIC under the “income test.” In addition, it is also possible that we will be a PFIC under the “asset test.” The determination of the value of our assets will be based in part on the market price of our ordinary shares and ADSs, which may fluctuate significantly. Because we have historically held, and may continue to hold a substantial amount of passive assets, there is a risk that we may be a PFIC in 2009 or in a later year. Passive income for PFIC purposes includes, among other things, interest, dividends, royalties, rents and annuities.

If we were to be a PFIC at any time during a U.S. holder’s holding period, such U.S. holder would be required to either: (i) pay an interest charge together with tax calculated at maximum ordinary income rates on “excess distributions,” which is defined to include gain on a sale or other disposition of ordinary shares or ADSs, or (ii) so long as the ordinary shares or ADSs are “regularly traded” on a qualifying exchange or market, elect to recognize as ordinary income each such year the excess in the fair market value, if any, of its ordinary shares or ADSs at the end of the taxable year over such holder’s adjusted basis in such ordinary shares or ADSs and, to the extent of prior inclusions of ordinary income, recognize ordinary loss for the decrease in value of such ordinary shares or ADSs (the “mark-to-market” election). However, the mark-to-market election would likely not be available with respect to your indirect interests in the shares of any subsidiary PFICs. We do not intend to prepare or provide the information that would enable you to make a qualified electing fund election. U.S. holders are strongly urged to consult their own tax advisers regarding the application of the PFIC rules.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid in respect of ADSs or ordinary shares or the proceeds received on the sale or exchange of the rights, ADSs or ordinary shares within the United States or by a broker with certain United States connections. Backup withholding, currently at a rate of 28%, may apply to payments to you of dividends or the proceeds of a sale or other disposition of rights, ADSs or ordinary shares if you fail to provide an accurate taxpayer identification number (certified on IRS Form W-9) or, upon request, to certify that you are not subject to backup withholding, or otherwise to comply with the applicable requirements of backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and a refund of any excess amount withheld under the backup withholding rules may be obtained by filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

Rights Offering

We are offering ADS rights to our eligible ADS holders who are holders of record on the ADS record date for this offering, which is 5:00 p.m., New York City time, on March 18, 2009. We are offering ordinary share rights to eligible holders of our ordinary shares of record on the ordinary share books closure date for this offering, which is 5:00 p.m., Singapore time, on March 18, 2009. The rights constitute warrants under U.S. law. If this offering is not fully subscribed through the exercise of ADS rights and ordinary share rights during the respective subscription periods, any unsubscribed new ADSs or new ordinary shares will be allocated (in the form of ADSs or ordinary shares) to holders who have applied to subscribe for excess ADSs or excess ordinary shares pursuant to exercise of their excess rights. Such allocation will be made at the discretion of our company primarily based on each applicant’s relative shareholding in our company as of the ordinary share books closure date and the ADS record date, respectively, provided that no applicant for excess rights shares shall be allocated more excess rights shares than the number for which they have applied. Priority will be given to the rounding of odd lots for holders of ordinary share rights but otherwise, no distinction will be made among directors, substantial shareholders, other shareholders of our company and other applicants for excess rights shares. For additional information and procedures, please see “The Offering — Section A: Subscription by Holders of ADSs — Excess ADS Rights” and “The Offering — Section B: Subscription by Holders of Ordinary Shares — Excess Ordinary Share Rights.”

ST Semiconductors, our major shareholder, has undertaken to exercise all of its rights to subscribe for 4,077,877,184 new ordinary shares, which represents its pro rata portion, or approximately 59.36%, of the total number of new ordinary shares we expect to issue in this offering, for an aggregate amount of approximately S$285.5 million (or US$184.7 million). ST Semiconductors’ undertaking shall cease to have any force or effect if the underwriting agreement is terminated for any reason whatsoever or the underwriters have cancelled their obligations under the underwriting agreement in accordance with its terms.

We have entered into an underwriting agreement with the underwriters covering all of the new ordinary shares being offered for subscription (directly or in the form of ADSs) in this offering. ST Semiconductors has committed to the underwriters to act as a standby purchaser and purchase up to 6,182,933,575 new ordinary shares, representing approximately 90.0% of the total number of new ordinary shares being offered for subscription in this offering. ST Semiconductors’ standby purchase commitment will be reduced by the number of ordinary shares subscribed for by it pursuant to the exercise of its pro rata entitlement and any excess rights shares that it acquires.

In consideration for its standby purchase commitment, ST Semiconductors will receive a fee in the aggregate amount of approximately S$8.3 million (or approximately US$5.4 million). As required by Nasdaq rules, the fee payable to ST Semiconductors is subject to approval by our shareholders. This approval will be sought from our shareholders at an extraordinary general meeting to be convened after the completion of this offering, which is expected to be held immediately after, and on the same date as, the next annual general meeting of our company scheduled for April 30, 2009. Only an ordinary resolution of our shareholders is required to approve the payment — an ordinary resolution being a resolution that is passed if approved by a majority of our shareholders present and voting (including by proxy) at the extraordinary general meeting. As a shareholder, ST Semiconductors will be able to participate and vote at such extraordinary general meeting. Therefore, if ST Semiconductors votes its shares in favor of such payment, we will obtain requisite shareholder approval for the payment of this fee. Neither this offering and the completion thereof, nor the underwriting commitment of the underwriters under the underwriting agreement or the standby purchase commitment of ST Semiconductors under the standby purchase agreement, are conditional upon shareholder approval being obtained. See “— Standby Purchase Commitment of Major Shareholder.”

Restrictions on Offering of Rights and Rights Shares

There are restrictions applicable to the distribution of rights in various jurisdictions. See “The Offering — Holders of ADSs and Ordinary Shares Not Eligible to Participate in this Offering” and “The Offering — Offering, Selling and Transfer Restrictions” for further details.

Underwriting

On March 9, 2009, we entered into an underwriting agreement with the underwriters named below. Pursuant to this agreement, each of the underwriters has agreed, severally and not jointly, on a firm commitment basis and subject to certain conditions, to underwrite up to 6,869,926,194 new ordinary shares, representing 100% of the new ordinary shares being offered for subscription in this offering, at the S$0.07 per ordinary share subscription price.

The table below indicates the maximum number of new ordinary shares each underwriter has agreed to purchase:

Underwriters	Number of New Ordinary Shares

Citigroup Global Markets Singapore Pte. Ltd.	2,289,975,398
Deutsche Bank AG, Singapore Branch	2,289,975,398
Morgan Stanley Asia (Singapore) Pte.	2,289,975,398

Total	6,869,926,194

The underwriters may terminate the underwriting agreement prior to the date on which our ADSs and ordinary shares will trade ex-rights, upon the occurrence of any customary force majeure or market disruption event. All conditions precedent to the underwriting obligations of the underwriters under the underwriting agreement must be fulfilled or (if applicable) waived on or prior to the closing date of this offering. Among other conditions, the obligations of the underwriters to purchase new ordinary shares pursuant to the underwriting agreement are subject to the standby purchase agreement among the underwriters and ST Semiconductors being in full force and effect and the purchase of new ordinary shares by ST Semiconductors pursuant to the standby purchase agreement being consummated concurrently with the sale and purchase of new ordinary shares under the underwriting agreement. Modification of the terms and conditions of the underwriting agreement that would adversely affect the rights of the ST Semiconductors is subject to ST Semiconductors’ consent (such consent not to be unreasonably withheld or delayed). Subject to compliance with any applicable law or the rules of any applicable stock exchange, we may consummate this offering even if the underwriting agreement is terminated or the conditions precedent to the underwriting obligations of the underwriters under the underwriting agreement are not fulfilled or (if applicable) waived on or prior to the closing date of this offering.

Pursuant to the underwriting agreement, we have agreed to pay the underwriters a commission of approximately US$6.1 million, which represents (1) 1.75% of the ordinary share subscription price multiplied by 4,077,877,184 ordinary shares, being the number of new ordinary shares represented by ST Semiconductors’ pro rata entitlement; and (2) 2.25% of the ordinary share subscription price multiplied by 2,792,049,010 ordinary shares, being the remaining number of new ordinary shares that the underwriters have agreed to underwrite.

We will pay a portion of this commission, approximately US$0.7 million, to the underwriters on the closing date of this offering. The balance of the commission, approximately US$5.4 million, equals the amount of the fee that is payable by the underwriters to ST Semiconductors as a fee for the commitment of ST Semiconductors to act as a standby purchaser. The payment of this fee is subject to approval of our shareholders which we will seek at an extraordinary general meeting of our company currently expected to be held on April 30, 2009. Only an ordinary resolution of our shareholders is required to approve the payment — an ordinary resolution being a resolution that is passed if approved by a majority of our shareholders present and voting (including by proxy) at the extraordinary general meeting. As a shareholder, ST Semiconductors will be able to participate and vote at the extraordinary general meeting. Therefore, if ST Semiconductors votes its shares in favor of such payment, we will obtain requisite shareholder approval for the payment of this fee. However, if for any reason, shareholder approval of the fees to be paid to ST Semiconductors for its standby purchase commitment is not obtained, the fee otherwise payable to ST Semiconductors will be retained by us, and ST Semiconductors will not receive any payment for acting as a standby purchaser.

We have also agreed to pay the underwriters a transaction management fee of approximately US$2.3 million. The underwriting commission and this fee are payable regardless of whether any new ordinary shares remain to be purchased by the underwriters at the end of this offering. In addition, we may, at our sole option, elect to pay the underwriters an additional transaction management fee in connection with this offering. We have further agreed to reimburse the underwriters for expenses incurred by them in connection with this offering up to a maximum amount of S$950,000.

Any offers and sales by the underwriters of ordinary shares they purchase pursuant to the underwriting agreement may be made both inside and outside the United States, either in the form of ordinary shares or ADSs. Any offers or sales in the United States will be conducted by the U.S. broker-dealer affiliates of the underwriters.

The several underwriters may offer ADSs and ordinary shares to the public at variable prices, which may be less than or in excess of the subscription price paid by the underwriters, as set forth on the cover of this prospectus. Any ADSs and ordinary shares sold by the underwriters to securities dealers, and any such securities that such dealers may resell to certain other brokers or dealers, may be sold at a discount to the price or prices offered to the public. As a result of purchasing and reselling ADSs and ordinary shares pursuant to the terms of the underwriting agreement, the underwriters may realize profits or losses independent of any fees and commissions paid by us. Any fees, discounts or commissions received by them, including the transaction management fee, and any profit on the resale of ADSs or ordinary shares by them may be deemed to be underwriting discounts or commissions under the Securities Act.

We estimate that our total expenses for this offering, excluding the underwriting commissions and transaction management fee we may pay the underwriters, will be approximately US$2.8 million, including regulatory, listing, registration and related fees of US$375,000, estimated printing, distribution and related costs of US$275,000, estimated legal fees of US$1.3 million, estimated roadshow and related expenses of US$200,000 and estimated auditors’ fees of US$650,000.

We have agreed to indemnify the underwriters and their affiliates against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments which the underwriters and their controlling persons may be required to make in respect of those liabilities.

Standby Purchase Commitment of Major Shareholder

The underwriters have entered into a separate standby purchase agreement with ST Semiconductors, our major shareholder. Pursuant to the standby purchase agreement, ST Semiconductors has agreed to purchase at the S$0.07 ordinary share subscription price up to 6,182,933,575 new ordinary shares, representing approximately 90.0% of the total number of new ordinary shares being offered for subscription in this offering. ST Semiconductors’ standby purchase commitment will be reduced by the number of ordinary shares subscribed for by it pursuant to the exercise of its pro rata entitlement and any excess rights shares that it acquires.

The underwriters have agreed to pay ST Semiconductors a fee of (1) 1.75% of the ordinary share subscription price multiplied by the number of new ordinary shares ST Semiconductors has undertaken to purchase by exercising its pro rata entitlement; and (2) 2.25% of the ordinary share subscription price multiplied by 2,105,056,391, the remaining number of new ordinary shares subject to ST Semiconductors’ standby purchase commitment (including any excess rights shares that ST Semiconductors acquires). As described above under “— Underwriting,” the payment of this fee is subject to the approval of our shareholders, which we will seek at an extraordinary general meeting of our company currently expected to be convened on April 30, 2009. Such payment requires the approval of a majority of our shareholders present and voting (including by proxy) at such extraordinary general meeting. Therefore, if ST Semiconductors votes its shares in favor of such payment, we will obtain requisite shareholder approval for the payment of this fee. However, if for any reason, shareholder approval for the fee to be paid to ST Semiconductors for its standby purchase commitment is not obtained, the fee otherwise payable to ST Semiconductors will be retained by us, and ST Semiconductors will not receive any payment for acting as a standby purchaser in this offering.

ST Semiconductors may terminate the standby purchase agreement if the underwriting agreement is terminated or the underwriters have cancelled their obligations under the underwriting agreement in accordance with its terms. The obligations of the underwriters to purchase shares under the underwriting agreement are subject to the standby purchase agreement being in full force and effect and the purchase of new ordinary shares by ST Semiconductors pursuant to the standby purchase agreement being consummated concurrently with the sale and purchase of new ordinary shares under the underwriting agreement. Modification of the terms and conditions of the underwriting agreement that would adversely affect the rights of the ST Semiconductors is subject to ST Semiconductors’ consent (such consent not to be unreasonably withheld or delayed).

The principal executive and registered offices of ST Semiconductors are located at 60B Orchard Road #06-18, Tower 2, The Atrium@Orchard, Singapore 238891.

The underwriters may enter into separate agreements with third parties (in addition to ST Semiconductors) to act as standby purchasers. Pursuant to these agreements, these standby purchasers would agree to purchase a portion of the new ordinary shares underwritten by the underwriters.

Restrictions on Sales of Similar Securities

We have agreed, with certain exceptions, not to sell or transfer any ordinary shares or ADSs for 180 days after the date of this prospectus supplement without obtaining the written consent of the underwriters. Specifically, we have agreed for 180 days after the date of this prospectus supplement not to offer, sell, contract to sell, pledge, lend or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, any of our ordinary shares or ADSs, or any options or warrants to purchase any of our ordinary shares or ADSs, or any securities convertible into, exchangeable for or that represent the right to receive our ordinary shares or ADSs, whether now owned or hereinafter acquired, owned directly by us (including holding as a custodian) or with respect to which we have beneficial ownership within the rules and regulations of the SEC. However, notwithstanding the lockup provision described above, we may issue and sell ordinary shares pursuant to any employee stock option or purchase plan or stock ownership plan, file a registration statement on Form S-8 with respect thereto, issue ADSs and ordinary shares as required upon any conversion of our outstanding convertible redeemable preferred shares, and issue ordinary shares pursuant to any exercise by Goldman Sachs of the Goldman Sachs option. In addition, the lockup provision described above does not apply to any strategic transaction (or public announcement thereof) involving our company or any of its affiliates. For the avoidance of doubt, such a transaction may take many forms, including, without limitation, a sale of ordinary shares, sale of assets, acquisition, merger or joint venture.

Markets and Trading

The ADS rights will be eligible for trading on Nasdaq and the ordinary share rights will be eligible for trading on the SGX-ST. There is currently no market for the ADS rights or the ordinary share rights and no assurance can be given as to the development or liquidity of any market for such rights. Our ADSs are listed on Nasdaq under the symbol “CHRT” and our ordinary shares are listed on the SGX-ST under the symbol “Chartered.”

The underwriters have advised us that they are currently making a market for the ADSs and that they intend to make a market in the ADS rights. The underwriters may also engage in transactions for their own accounts or for the accounts of others in the ADSs, ordinary shares, ADSs rights, ordinary share rights and certain derivatives linked to our ADSs and ordinary shares.

Price Stabilization and Short Positions

In connection with facilitating this offering and the offering of the ADSs and ordinary shares, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our ADSs, ordinary shares, ADS rights or ordinary share rights, including: short sales, stabilizing transactions, purchases to cover positions created by short sales and syndicate covering transactions. Such activities may include purchases and sales of securities of the company and related or other securities and instruments (including ADSs, ordinary shares, ADS rights and ordinary share rights).

Stabilizing transactions consist of various bids for or purchases of any of these securities made by the underwriters in the open market prior to completion of this offering for the purpose of preventing or retarding a decline in the market price of our ADSs, ordinary shares, ADS rights or ordinary share rights while this offering is in progress. These transactions may also include making short sales of our ADSs, ordinary shares, ADS rights or ordinary share rights, which involve the sale by the underwriters of securities not owned by them or a greater number of ADSs, ordinary shares, ADS rights or ordinary share rights than they are required to purchase in this offering. Short sales and similar hedging activity could place significant downward pressure on the market price of our ADS, ordinary shares, ADS rights and ordinary share rights.

The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of securities in the open market that could adversely affect investors who purchased our ADSs, ordinary shares, ADS rights or ordinary share rights in this offering. Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our ADSs, ordinary shares, ADS rights or ordinary share rights and may maintain or otherwise affect the market price of those securities.

As a result of such activities, the price of those securities may be lower or higher than the price that might otherwise exist in the absence of such activities. If these activities are commenced, the underwriters may discontinue them at any time at the sole discretion of the underwriters and without notice. These transactions may be effected on Nasdaq, the SGX-ST, in the over-the-counter market or otherwise in accordance with applicable law and regulation, except that no stabilizing transactions will be effected in Singapore.

We have been advised by the underwriters that any such market trading and stabilization activities conducted in the United States will be conducted by the U.S. broker-dealer affiliates of the underwriters. In particular, Citigroup Global Markets Singapore Pte. Ltd. will offer ADS rights and ordinary share rights in the United States through its registered broker-dealer affiliate in the United States, Citigroup Global Markets, Inc. Deutsche Bank AG, Singapore Branch, will offer ADS rights and ordinary share rights in the United States through its registered broker-dealer affiliate in the United States, Deutsche Bank Securities Inc. Morgan Stanley Asia (Singapore) Pte. will offer ADS rights and ordinary share rights in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. Incorporated. The address of Citigroup Global Markets, Inc. is 388 Greenwich Street, New York, New York 10013. The address of Deutsche Bank Securities Inc. is 60 Wall Street, 4th Floor, New York, New York 10005. The address of Morgan Stanley & Co. Incorporated is 1585 Broadway, New York, New York 10036.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Other Relationships

Certain of the underwriters and their affiliates have provided and will continue to provide investment banking and lending services to us from time to time, for which they have received and may in the future receive customary compensation. Citibank N.A., the depositary for our ADS program and our ADS rights agent, is an affiliate of Citigroup Global Markets Singapore Pte. Ltd., one of the underwriters. For a description of our other relationships with ST Semiconductors, please see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions” in our 2008 annual report.

GENERAL AND STATUTORY INFORMATION

Issued Share Capital and Loan Capital

During the 12 months immediately preceding March 9, 2009, being the latest practicable date prior to the lodgment of the Singapore offer information statement with the Authority, we issued the following ordinary shares for cash upon the exercise of options issued under our 1999 employee share option plan and pursuant to our employee share purchase plan 2004:

		Exercise Price /Purchase Price Per
Date of Allotment	Number of Ordinary Shares Issued	Ordinary Share

February 1, 2008	10,000	S$	0.72
February 18, 2008	7,360	S$	0.72
February 22, 2008	103,200	S$	0.72
February 22, 2008	8,374	S$	0.80
February 27, 2008	28,500	S$	0.72
March 3, 2008	50,000	S$	0.72
March 3, 2008	885,160	S$	0.70
March 5, 2008	26,768	S$	0.72
April 17, 2008	2,800	S$	0.72
May 12, 2008	8,800	S$	0.72
May 21, 2008	4,480	S$	0.72
May 26, 2008	67,000	S$	0.87
June 5, 2008	5,800	S$	0.72
August 5, 2008	260	S$	0.72
September 8, 2008	1,056,970	S$	0.47
March 2, 2009	1,217,200	S$	0.238

We have not issued any securities or equity interests in return for services (other than services provided in the course of employment) within the 12 months immediately preceding March 9, 2009, being the latest practicable date prior to the lodgment of the Singapore offer information statement with the Authority. For the avoidance of doubt, from time to time we have also granted share units to directors of our company under the Chartered Restricted Share Unit Plan 2007 and the Chartered Performance Share Unit Plan 2007. Each share unit entitles the holder thereof to one ordinary share upon the vesting of such unit. The details of the number of units granted to each director and the conditions for vesting are set out in our 2008 annual report.

As of March 9, 2009, being the latest practicable date prior to the lodgment of the Singapore offer information statement with the Authority, the issued share capital and loan capital of our company were as follows:

Issued share capital	:	US$2,973,212,185.62 divided into:
(i) 2,544,417,109 ordinary shares (including ordinary shares represented by ADSs); and
(ii) 28,350 non-voting convertible redeemable preference shares.
Loan capital	:	Nil.

As of March 9, 2009, being the latest practicable date prior to the lodgment of the Singapore offer information statement with the Authority, we had outstanding 28,350 non-voting convertible redeemable preference shares. Our non-voting convertible redeemable preference shares are listed on the SGX-ST but are not listed on Nasdaq.

Please see “The Offering — Section D: Adjustments to Convertible Redeemable Preference Shares, Employee Share Plans and the Goldman Sachs Option” for the adjustments we intend to make with respect to certain of our securities. Following the share consolidation we intend to effect after approval of our shareholders is obtained, further adjustments will also have to be made to the securities described above to take into account the share consolidation. The adjustments described above and herein do not take into account these further adjustments.

As announced on March 9, 2009, we intend to consolidate our ordinary shares on the basis that every ten existing ordinary shares will be consolidated into one ordinary share in the capital of our company. Any fractions of ordinary shares that may result from the share consolidation will be disregarded. In arriving at this consolidation ratio, we have considered, among other things, the prevailing price of our ordinary shares. We will, as required under our articles of association, be seeking our shareholders’ approval for the proposed share consolidation at an extraordinary general to be held immediately after, and on the same date as, our next annual general meeting scheduled for April 30, 2009. The proposed share consolidation will become effective only if, and after, it is approved by our shareholders at the extraordinary general meeting. Accordingly, the proposed share consolidation will become effective only after this offering has been completed, and the new ordinary shares offered pursuant to this offering are being offered on the basis of holdings of ordinary shares prior to the proposed share consolidation. Further details on the proposed share consolidation will be set out in the proxy statement to be issued accompanying the notice to convene the extraordinary general meeting.

We are proposing the share consolidation to help reduce certain fixed costs and volatility in the trading of our ordinary shares on the SGX-ST, as well to mitigate the risks of our company being delisted from Nasdaq on account of the trading price of our ADSs falling below US$1.00 over a sustained period of time.

Currently, each of our ADSs is represented by ten ordinary shares and we intend to maintain this ratio after the proposed share consolidation. Any fractions of ADSs which may result from the share consolidation will be sold by our ADS depositary and remitted to relevant holders of our ADSs on a pro rata basis, after deducting appropriate fees and expenses. Assuming the share consolidation had become effective, as of March 9, 2009, the issued share capital of our company would have been US$2,973,212,185.62 divided into 254,441,710 ordinary shares (including ordinary shares represented by ADSs) and 28,350 non-voting convertible redeemable preference shares.

Substantial Shareholders

As of March 9, 2009, being the latest practicable date prior to the lodgment of the Singapore offer information statement with the Authority, the interests of each shareholder who has an interest or interests in one or more voting shares in our company and the total votes attached to that voting share, or those voting shares, is not less than 5.0% of the total votes attached to all the voting shares in our company, or substantial shareholders, are set out below:

	Direct Interest		Deemed Interest		Total Interest
Substantial	Number of		Number of		Number of
Shareholders	Shares	%(1)	Shares	%(1)	Shares	%(1)

ST Semiconductors	1,510,324,883	59.36	—	—	1,510,324,883	59.36
Temasek(2)	—	—	1,510,324,883	59.36	1,510,324,883	59.36
The Dodge & Cox International Stock Fund	179,811,000	7.07	—	—	179,811,000	7.07

(1)	Based on 2,544,417,109 issued ordinary shares, including ordinary shares held in the form of ADSs, as of March 9, 2009.

(2)	ST Semiconductors is a wholly-owned subsidiary of Temasek. Accordingly, Temasek, a company wholly-owned by the Minister for Finance (Incorporated) of Singapore, is deemed interested in all of the shares of our company held by ST Semiconductors.

Material Contracts

Except as otherwise disclosed in our 2008 annual report, we have not entered into any material contracts outside the ordinary course of business for the period of two years immediately preceding the date of lodgment of the Singapore offer information statement with the Authority.

Legal or Arbitration Proceedings or Inquiries

We are not involved in any legal or arbitration proceedings (including those which are pending or known to be contemplated) which may have, or have had, in the last 12 months immediately preceding the date of lodgment of the Singapore offer information statement under Section 277 of the Securities and Futures Act with the Authority, a material effect on our company’s financial position or profitability.

Consents

Each of Citigroup Global Markets Singapore Pte. Ltd., Deutsche Bank AG, Singapore Branch and Morgan Stanley Asia (Singapore) Pte., a joint lead manager and underwriter of this offering, has given and has not before the lodgment of the Singapore offer information statement under Section 277 of the Securities and Futures Act with the Authority, withdrawn its written consent to being named in the Singapore offer information statement as one of the Joint Lead Managers and Underwriters of this offering.

Financial Effects of this Offering and the Share Consolidation

The as adjusted data set forth below gives effect to our issuance on March 2, 2009 of 1,217,200 new ordinary shares to certain of our employees under our employee share purchase plan, or the Share Issuance, and to this offering as if the Share Issuance was made and this offering was completed as of the beginning of the period described in the first table below and as of December 31, 2008 for the second table below, and further gives effect to the Share Issuance, this offering and the share consolidation as if all these events were completed and effective as of the respective dates described above. You should read this information in conjunction with our consolidated financial statements and the related notes incorporated by reference in this document.

Year Ended December 31, 2008(1)

Basic earnings (loss) per ordinary share (US$)	(0.04)
Diluted earnings (loss) per ordinary share (US$)	(0.04)
Gross dividends per ordinary share (US$)	—
Basic earnings (loss) per ordinary share after adjustment to reflect the Share Issuance and this offering (US$)(2)	(0.02)
Diluted earnings (loss) per ordinary share after adjustment to reflect the Share Issuance and this offering (US$)(2)	(0.02)
Basic earnings (loss) per ordinary share after adjustment to reflect the Share Issuance, this offering and the share consolidation (US$)(3)	(0.19)
Diluted earnings (loss) per ordinary share after adjustment to reflect the Share Issuance, this offering and the share consolidation (US$)(3)	(0.19)

(1)	All figures shown in this table are unaudited.

(2)	Earnings (loss) per ordinary share adjusted to reflect the Share Issuance and this offering are shown (a) based on the number of ordinary shares in issue as of the end of such period and (b) on the assumption that the Share Issuance and this offering were completed at the beginning of such period and without taking into account the use of proceeds of the Share Issuance and this offering on our earnings.

(3)	Earnings (loss) per ordinary share adjusted to reflect the Share Issuance, this offering and the share consolidation are shown (a) based on the number of ordinary shares in issue as of the end of such period and (b) on the assumption that the Share Issuance, this offering and the share consolidation were completed and effective at the beginning of such period and without taking into account the use of proceeds of the Share Issuance and this offering on our earnings.

As of December 31, 2008

Net assets per ordinary share (US$)(1)	0.57
Number of ordinary shares after adjustment to reflect the Share Issuance and this offering(2)	9,414,343,303
Number of ordinary shares after adjustment to reflect the Share Issuance, this offering and the share consolidation(3)	941,434,330
Net assets per ordinary share after adjustment to reflect the Share Issuance and this offering (US$)(4)	0.19
Net assets per ordinary share after adjustment to reflect the Share Issuance, this offering and the share consolidation (US$)(5)	1.85

(1)	Net assets per ordinary share is calculated based on the difference between total assets and total liabilities attributable to the ordinary shareholders.

(2)	Based on the number of ordinary shares in issue as of December 31, 2008 and adjusted by the issue of 1,217,200 and 6,869,926,194 ordinary shares pursuant to the Share Issuance and this offering, respectively.

(3)	Based on the number of ordinary shares in issue as of December 31, 2008 and adjusted by the issue of 1,217,200 and 6,869,926,194 ordinary shares pursuant to the Share Issuance and this offering, respectively, and assuming the share consolidation is effective as of December 31, 2008.

(4)	Net assets per ordinary shares adjusted to reflect the Share Issuance and this offering are shown after adjusting for the net proceeds of the Share Issuance and this offering, and assuming that the Share Issuance and this offering were completed as of January 1, 2008 and without taking into account the use of proceeds of the Share Issuance and this offering on our earnings.

(5)	Net assets per ordinary shares adjusted to reflect the Share Issuance and this offering and the share consolidation are shown after adjusting for the net proceeds of the Share Issuance and this offering, and assuming that the Share Issuance, this offering and the share consolidation were completed and effective as of January 1, 2008 and without taking into account the use of proceeds of the Share Issuance and this offering on our earnings.

Miscellaneous

Other than as disclosed in this document or as may have been publicly announced by us through a press release or announcement which we have submitted to the SEC via a report on Form 6-K and posted on the SGX-ST’s website, there is no event that has occurred from December 31, 2008 to March 9, 2009, being the latest practicable date prior to the lodgment of the Singapore offer information statement with the Authority, which may have a material effect on our financial position and results.

Other than as disclosed in this document, the directors of our company are not aware of any other matter which could materially affect, directly or indirectly, our business operations, financial position, or results or investments by holders of our securities.

Corporate Information

Directors	James A. Norling	7239 N Desert Fairways Drive Paradise Valley, Arizona 85253 Phoenix, USA
	Chia Song Hwee	60 Woodlands Industrial Park D Street 2 Singapore 738406
	Andre Borrel	1 Chemin du Bois de Seyme CH-1253 Vandoeuvres Geneva, Switzerland

	Charles E. Thompson	3750 E. Minton Place Mesa, Arizona 85205, USA
	Tay Siew Choon	6 Third Avenue, Singapore 266579
	Peter Seah Lim Huat	51 Cuppage Road #09-08 StarHub Centre Singapore 229469
	Philip Tan Yuen Fah	33 Namly Drive Singapore 267447
	Pasquale Pistorio	Via Marconi 19 23873 Missaglia (Lecco) Italy
	Steven H. Hamblin	9431 Windrush Drive Spring, Texas 77379 USA
	Maurizio Ghirga	Via Matteotti 102 21020 Casciago (VA) Italy
Company Secretary	Looi Lee Hwa
Principal Executive and Registered Office	60 Woodlands Industrial Park D, Street 2, Singapore 738406 Telephone number: +65 6362-2838 Fax number: +65 6362-2938

Share Registrar and Singapore Transfer Agent	M & C Services Private Limited 138 Robinson Road, #17-00 The Corporate Office, Singapore 068906
Joint Lead Managers and Underwriters of this Offering	Citigroup Global Markets Singapore Pte. Ltd. 3 Temasek Avenue, #12-00 Centennial Tower, Singapore 039190
Deutsche Bank AG, Singapore Branch One Raffles Quay, #17-00 South Tower, Singapore 048583
Morgan Stanley Asia (Singapore) Pte. 23 Church Street, #16-01 Capital Square, Singapore 049481
Counsel to the Company as to New York law and U.S. federal securities laws	Latham & Watkins LLP 9 Raffles Place, #42-02, Republic Plaza, Singapore 048619

Solicitors to the Company as to Singapore law	Allen & Gledhill LLP One Marina Boulevard #28-00, Singapore 018989

Counsel to the Joint Lead Managers and Underwriters as to New York law and U.S. federal securities laws	Cleary Gottlieb Steen & Hamilton LLP Bank of China Tower One Garden Road, Hong Kong

Solicitors to the Joint Lead Managers and Underwriters as to Singapore law	Venture Law LLC 50 Raffles Place #31-01, Singapore Land Tower, Singapore 048623

Auditors	KPMG LLP Independent Registered Public Accounting Firm 16 Raffles Quay #22-00, Hong Leong Building, Singapore 048581

Depositary for ADSs	Citibank, N.A. Depositary Receipt Services 388 Greenwich Street, New York, New York 10013

Custodian for ADSs	Citibank Nominees Singapore Pte Ltd 300 Tampines Avenue, #07-00 Tampines Junction, Singapore 529653

Principal Commercial Bankers	Bank of America, N.A. 9 Raffles Place, #18-00 Republic Plaza Tower 1, Singapore 048619
Citibank, N.A., Singapore Branch 3 Temasek Avenue, #17-00 Centennial Tower, Singapore 039190
Deutsche Bank AG, Singapore Branch One Raffles Quay, #17-00 South Tower, Singapore 048583
J.P. Morgan (S.E.A.) Limited 168 Robinson Road, 17th Floor Capital Tower, Singapore 068912
Oversea-Chinese Banking Corporation Ltd. 65 Chulia Street, #12-00 OCBC Centre, Singapore 049513
The Hongkong and Shanghai Banking Corporation Ltd. 21 Collyer Quay, #02-00 HSBC Building, Singapore 049320
United Overseas Bank Ltd. 80 Raffles Place, #05-00 UOB Plaza 1, Singapore 048624
Sumitomo Mitsui Banking Corporation 3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190
Société Générale 80 Robinson Road #25-00, Singapore 068898

Receiving Bank	Citibank, N.A., Singapore Branch 3 Temasek Avenue, #17-00 Centennial Tower, Singapore 039190

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the year ended December 31, 2008, which includes, among other things, information relating to the general development of our business, our business and financial prospects, trend information, as well as material contracts entered into by our company.

•	our report on Form 6-K submitted to the SEC on February 27, 2009.

•	our registration statement on Form 8-A/A filed with the SEC on March 1, 2006 and the amendment thereto filed with the SEC on March 16, 2007.

•	with respect to each offering of the securities under this prospectus supplement, all subsequent annual reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with or submit to the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Chartered Semiconductor Manufacturing Ltd.
60 Woodlands Industrial Park D, Street 2
Singapore 738406
+ (65) 6362-2838
Attention: Legal Department

LEGAL MATTERS

The validity of the ordinary shares including ordinary shares represented by ADSs offered by this document and certain legal matters governed by Singapore law will be passed upon by Allen & Gledhill LLP, our Singapore counsel. Certain legal matters governed by New York law and U.S. federal securities laws will be passed upon by Latham & Watkins LLP, our U.S. counsel, and by Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to the underwriters. Certain legal matters governed by Singapore law will be passed upon by Venture Law LLC, Singapore counsel to the underwriters.

Each of Allen & Gledhill LLP, Latham & Watkins LLP, Cleary Gottlieb Steen & Hamilton LLP and Venture Law LLC does not make, or purport to make, any statement in this document and is not aware of any statement in this document which purports to be based on a statement made by it and each of them makes no representation, expressed or implied, regarding, and, to the extent permitted by law, takes no responsibility for, any statement in or omission from this document.

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PROSPECTUS

$1,955,000,000

Chartered Semiconductor
Manufacturing Ltd.

Debt Securities
Ordinary Shares
Preference Shares
Warrants

We may offer and sell the securities in any combination from time to time in one or more offerings. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This means:

•	we may issue the debt securities, ordinary shares (directly or in the form of American Depositary Shares, or ADSs), preference shares, and warrants covered by this prospectus from time to time;

•	ordinary shares (directly or in the form of ADSs) may also be offered by the selling shareholder under this prospectus from time to time;

•	we will provide a prospectus supplement each time we issue or the selling shareholder transfers the securities; and

•	the prospectus supplement will provide specific information about the terms of that offering and the terms of the securities and also may add, update or change information contained in this prospectus.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. Our ordinary shares are listed on the Singapore Exchange Securities Trading Limited under the symbol “Chartered” and our ADSs are quoted on the NASDAQ Global Select Market under the symbol “CHRT.”

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

We or the selling shareholder may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This Prospectus is dated March 9, 2009

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $955,000,000. In addition, under the shelf process, the selling shareholder may from time to time sell ordinary shares (directly or in the form of ADSs) described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

This prospectus provides you with a general description of the securities we or the selling shareholder may offer. Each time we or the selling shareholder sell securities we or the selling shareholder will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we, the selling shareholder nor any underwriters or agents have authorized anyone to provide you with different information. Neither we nor the selling shareholder are offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the selling shareholder may sell securities to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this document to “Chartered,” “our company,” “we,” “our” and “us” refer to Chartered Semiconductor Manufacturing Ltd., a limited liability company formed in the Republic of Singapore, and its subsidiaries. When we refer to “Singapore dollars” and “S$” in this document, we are referring to Singapore dollars, the legal currency of Singapore. When we refer to “U.S. dollars,” “dollars,” “$” and “US$” in this document, we are referring to United States dollars, the legal currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities we and the selling shareholder are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we and the selling shareholder are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the Securities and Exchange Commission. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on February 27, 2009.

•	our report on Form 6-K submitted to the SEC on February 27, 2009.

•	our registration statement on Form 8-A/A filed with the SEC on March 1, 2006 and the amendment thereto filed with the SEC on March 16, 2007.

•	with respect to each offering of the securities under this prospectus, all subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with or submit to the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Chartered Semiconductor Manufacturing Ltd.
60 Woodlands Industrial Park D, Street 2
Singapore 738406
(65) 6362 2838
Attention: Legal Department

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling shareholder are making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY

Chartered is one of the world’s leading dedicated semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and systems companies globally. We focus on providing foundry services to customers that serve high-growth, technologically advanced applications for the communications, computer and consumer sectors.

We currently own, or have an interest in, six fabrication facilities — Fabs 2, 3, 3E, 5, 6 and 7, all of which are located in Singapore. Fab 7 is our only 300-mm facility.

We have service operations in nine locations in seven countries throughout North America, Europe and Asia.

We were incorporated under the laws of the Republic of Singapore on November 16, 1987. As of March 9, 2009, we were approximately 59.36% owned by Singapore Technologies Semiconductors Pte Ltd, or STS, a wholly-owned subsidiary of Temasek Holdings (Private) Limited, or Temasek. Temasek’s sole shareholder is the Minister for Finance (Incorporated) of Singapore and it is an Asia investment company with investments in a range of industries, which include telecommunications and media, financial services, property, transportation and logistics, energy and resources, infrastructure, engineering and technology, as well as pharmaceuticals and biosciences.

Our principal executive and registered offices are located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. Our telephone number is +65-6362-2838. Information pertaining to our company and our SEC filings are available on our website, www.charteredsemi.com. However, information contained on our website does not constitute a part of this document.

FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to our reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward- looking statements.

The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 20-F, and in our updates, if any, to those Risk Factors in our reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, which may include capital expenditures, acquisitions, refinancings of indebtedness, working capital and repurchases/redemptions of securities.

We will not receive any proceeds from the sale of any securities by the selling shareholder.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred dividends for the periods indicated.

	Fiscal Year Ended December 31,
	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges	—	—	1.93X	—	—
Deficiency of earnings available to cover fixed charges (in thousands of US dollars)	$18,064	$127,830	—	$7,486	$95,987
Ratio of earnings to combined fixed charges and preferred dividends	—	—	1.77X	—	—
Deficiency of earnings available to cover combined fixed charges and preferred dividends (in thousands of US dollars)	$18,064	$131,026	—	$17,149	$106,029

For purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, and the ratio of earnings to combined fixed charges and preferred dividends and the deficiency, if any, earnings consists of income (loss) before income taxes and minority interest, adjusted to remove equity in income (loss) of equity affiliates, and to add fixed charges, amortization of capitalized interest and distributed income of equity affiliates, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness, plus an estimated interest portion of rental expenses on operating leases. Preferred dividends consist of accretion charges related to our convertible redeemable preference shares.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, unless otherwise specified in the applicable prospectus supplement.

The debt securities offered hereby will be issued under an indenture between us and a trustee to be named in the prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. We have filed a form of the indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and detailed or determined in the manner provided in an officers’ certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	whether the debt securities will be convertible into our ordinary shares (including ordinary shares represented by ADSs) or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. We expect the Depositary to follow the following procedures with respect to book-entry debt securities:

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case maybe, as the registered holder of the related global debt security. (Section 2.14.5) We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the

Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless we state otherwise in (a) the applicable prospectus supplement and in a supplement to the indenture, (b) a board resolution, or (c) an officers’ certificate delivered pursuant to the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness, or from securing any such indebtedness by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person in a transaction in which we are not the surviving entity, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of Singapore or any United States domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable; default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	an event of default under any of our debt (including a default with respect to debt securities of any series other than that series) or any subsidiary, whether that debt exists today or is created at a later date,

—	if the default results from our failure to pay the debt when it becomes due;

—	the principal amount of the debt, together with the principal amount of any other debt in default for failure to pay principal at stated final maturity or the maturity of which has been accelerated, totals $100 million or more at any one time outstanding; and

—	the debt is not discharged or the acceleration is not rescinded or annulled within 30 days after we receive written notice as provided in the indenture; provided, that if the default with respect to such debt is remedied or cured by us or waived by the holders of such debt before entry of judgment in favor of the relevant trustee, then the event of default will be deemed likewise to have been remedied, cured or waived;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) An Event of Default may also be an event of default under our bank credit agreements in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain Events of Default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) For information as to waiver of defaults see the discussion under “— Modification and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default and the continuation of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if its corporate trust committee or a committee of its responsible officers in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the restrictive covenants contained in Sections 4.2, 4.3 through 4.6 and Section 5.1 of the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant to the indenture; and

•	Events of Default under Section 6.1(e) of the indenture will not constitute a default or an Event of Default with respect to the debt securities of that series.

The conditions include:

•	depositing with the trustee money and/or United States Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default.  In the event we exercise our option not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or United States Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we will remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

DESCRIPTION OF ORDINARY SHARES

Set forth below is a description of our ordinary shares and a brief summary of the basic rights and privileges of our ordinary shareholders conferred by our Articles of Association and the laws of Singapore. This description is only a summary and is qualified by reference to Singapore law and our Articles of Association, as amended, a copy of which was filed as an exhibit to our company’s report on Form 6-K (File No. 000-27811), as submitted with the SEC on August 2, 2007, which exhibit is incorporated herein by reference.

General

We have one class of ordinary shares, which have identical rights in all respects and rank equally with one another. Our Articles of Association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our Board of Directors may determine and may issue preference shares which are, or at our option are, subject to redemption, subject to certain limitations. Our directors may issue shares at a premium. If shares are issued at a premium, a sum equal to the aggregate amount or value of the premium will, subject to certain exceptions, be transferred to a share premium account.

All of our ordinary shares are in registered form. We may, subject to the provisions of the Companies Act, purchase our own ordinary shares. However, we may not, except in circumstances permitted by the

Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our ordinary shares.

New Ordinary Shares

New ordinary shares may only be issued with the prior approval in a general meeting of shareholders of our ordinary shares, or ordinary shareholders. The approval, if granted, will lapse at the conclusion of the annual general meeting following the date on which the approval was granted or the date by which such annual general meeting is required to be held, whichever is earlier. Our ordinary shareholders have given us general authority to allot and issue ordinary shares in the capital of our company prior to our next annual general meeting. Subject to the foregoing, the provisions of the Companies Act and any special rights attached to any shares currently issued, all new ordinary shares are under the control of our Board of Directors who may allot and issue the same with such rights and restrictions as it may think fit. Our ordinary shareholders are not entitled to pre-emptive rights under our Articles of Association.

Ordinary Shareholders

Only persons who are registered in our register of shareholders and, in cases in which the person so registered is The Central Depository (Pte) Limited, or CDP, the persons named as the depositors in the depository register maintained by CDP for our ordinary shares, are recognized as shareholders. We will not, except as required by law, recognize any equitable, contingent, future or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right thereto of the registered holder of the ordinary share or of the person whose name is entered in the depository register for that ordinary share. Our register may not be closed for more than 30 days in aggregate in any calendar year. We typically close the register to determine shareholders’ entitlement to receive dividends and other distributions for no more than 10 days a year.

Transfer of Ordinary Shares

There is no restriction on the transfer of fully paid ordinary shares except where required by law or by the rules, bye-laws and/or listing rules of (or governing) any stock exchanges on which we are listed. Our Board of Directors may only decline to register any transfer of ordinary shares which are not fully paid shares or ordinary shares on which we have a lien. Ordinary shares may be transferred by a duly signed instrument of transfer in any form acceptable to our Board of Directors. Our Board of Directors may also decline to register any instrument of transfer unless, among other things, it has been duly stamped and is presented for registration together with a certificate of payment of stamp duty (if any), the share certificate to which the transfer relates and such other evidence of title as they may require. We will replace lost or destroyed certificates for ordinary shares if the applicant pays a fee which will not exceed S$2 and furnishes any evidence and indemnity that our Board of Directors may require.

General Meetings of Shareholders

We are required to hold an annual general meeting every year. Our Board of Directors may convene an extraordinary general meeting whenever it thinks fit and must do so if shareholders representing not less than 10% of the paid-up ordinary share capital of our company request in writing that such a meeting be held. In addition, two or more ordinary shareholders holding not less than 10% of the total number of issued shares of our company (excluding treasury shares) may call a meeting. Unless otherwise required by law or by our Articles of Association, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of the votes cast at that meeting. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, requiring the affirmative vote of at least 75% of the votes cast at the meeting, is necessary for certain matters under Singapore law, including the voluntary winding up of the company, amendments to our Memorandum and Articles of Association, a change of our corporate name and a reduction in our share capital. We must give at least 21 days’ notice in writing for every general meeting convened for the purpose of passing a special resolution. Ordinary resolutions generally require at least 14 days’ notice in writing. The notice must be given to every shareholder who has supplied us with an address in Singapore for the giving of notices and must set forth the place, the day and the hour of the meeting and, in the case of special business, the general nature of that business.

Voting Rights

An ordinary shareholder is entitled to attend, speak and vote at any general meeting, in person or by proxy. A proxy need not be a shareholder. A person who holds ordinary shares through the book-entry clearance system maintained by CDP, is entitled to vote at a general meeting as a shareholder if his name appears on the depository register maintained by CDP 48 hours before the general meeting. Except as otherwise provided under our Articles of Association, two or more shareholders holding at least 33 1/3% of our total number of issued and fully paid up ordinary shares must be present in person or by proxy to constitute a quorum at any general meeting. Under our Articles of Association, on a show of hands, every ordinary shareholder present in person or by proxy shall have one vote (provided that in the vote of a member who is represented by two proxies, only one of the two proxies as determined by that member or, failing such determination, by the chairman of the meeting (or by a person authorized by him) in his sole discretion shall be entitled to vote on a show of hands), and on a poll, every ordinary shareholder present in person or by proxy shall have one vote for each ordinary share held. A poll may be demanded in certain circumstances, including by the chairman of the meeting or by any ordinary shareholder present in person or by proxy and entitled to vote at the meeting.

Dividends

We may, by ordinary resolution of our ordinary shareholders, declare dividends at a general meeting, but we may not pay dividends in excess of the amount recommended by our Board of Directors. We must pay all dividends out of our profits. Our Board of Directors may also declare interim dividends without seeking shareholder approval. All dividends are paid in proportion to the number of shares held by ordinary shareholders but where shares are partly paid, all dividends will be apportioned and paid proportionately to the amounts paid or credited as paid on the partly paid shares, and further that all dividends will be apportioned and paid proportionately to the amounts so paid or credited as paid during any portion or portions of the period in respect of which the dividend is paid, unless the rights attaching to an issue of any ordinary share provide otherwise or as otherwise permitted under the Companies Act. Unless otherwise directed, dividends are paid by cheque or warrant sent through the post to each shareholder at his registered address. Notwithstanding the foregoing, our payment to CDP of any dividend payable to an ordinary shareholder whose name is entered in the depository register shall, to the extent of payment made to CDP, discharge us from any liability to that shareholder in respect of that payment.

Bonus and Rights Issues

Our Board of Directors may, with the approval of our ordinary shareholders at a general meeting, issue bonus shares for which no consideration is payable and/or capitalize any reserves or profits (including profit or monies carried and standing to any reserve account) and distribute the same as bonus shares credited as paid up to the shareholders in proportion to their shareholdings. Our Board of Directors may also issue rights to take up additional ordinary shares to ordinary shareholders in proportion to their shareholdings. Such rights are subject to any conditions attached to such issue and the regulations of any stock exchanges on which we are listed.

Liquidation or Other Return of Capital

If our company liquidates or in the event of any other return of capital, holders of ordinary shares will be entitled to participate in the distribution of any surplus assets (including after paying the preference share liquidation preference) in proportion to their shareholdings.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as described in “— Voting Rights” above, there are no limitations imposed under our Articles of Association on the rights of ordinary shareholders who are non-resident in Singapore to hold or exercise voting rights attached to ordinary shares.

Provisions Discriminating Against Any Existing or Prospective Holder of Ordinary Shares

There are no provisions under our Articles of Association discriminating against any existing or prospective holder of shares as a result of a shareholder owning a substantial number of ordinary shares.

Take-overs

The Singapore Code on Take-overs and Mergers, or the Take-Over Code, regulates the acquisition of ordinary shares of public companies and contains certain provisions that may delay, deter or prevent a future take-over or change in control of our company. If a person acquires an interest (either on his own or together with parties acting in concert with him) in 30% or more of our voting shares or, if such person holding (either on his own or together with parties acting in concert with him) between 30% and 50% (both inclusive) of our voting shares acquires (either on his own or together with parties acting in concert with him) additional voting shares representing more than 1% of our voting shares in any six-month period, he must, except with the consent of the Singapore Securities Industry Council, extend a mandatory take-over offer for the remaining voting shares in accordance with the provisions of the Take-Over Code.

“Parties acting in concert” comprise individuals or companies who, pursuant to an arrangement or understanding (whether formal or informal), co-operate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows: a company and its related and associated companies and companies whose associated companies include any of these companies; a company and its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts); a company and its pension funds and employee share schemes; a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis; a financial or other professional adviser and its client in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser and all the funds managed by the adviser on a discretionary basis, where the shareholdings of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital; directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent; partners; and an individual and his close relatives, related trusts, any person who is accustomed to act in accordance with his instructions and companies controlled by the individual, his close relatives, his related trusts or any person who is accustomed to act in accordance with his instructions.

Subject to certain exceptions, the mandatory take-over offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror within the preceding six months.

Under the Take-Over Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to consider and decide on the offer.

Indemnity

As permitted by Singapore law, our Articles of Association provide that, subject to the Companies Act, our Board of Directors and officers shall be entitled to be indemnified by us against any liability incurred in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee. We may not indemnify our Directors and officers against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to our company.

Substantial Shareholdings

The Companies Act and the Securities and Futures Act, Chapter 289 of Singapore require the substantial shareholders of our company to give notice to our company and the Singapore Exchange Securities Trading Limited, including particulars of their interest and the circumstances by reason of which they have such interest, within two business days of their becoming substantial shareholders of our company and of any change in the percentage level of their interest.

Under the Companies Act, a person has a substantial shareholding in our company if he has an interest (or interests) in one or more voting shares in our company and the total votes attached to that share, or those shares, is not less than 5% of the total votes attached to all the voting shares in our company.

“Percentage level,” in relation to a substantial shareholder, means the percentage figure ascertained by expressing the total votes attached to our voting shares in which the substantial shareholder has an interest or interests immediately before or (as the case may be) immediately after the relevant time as a percentage of the total votes attached to all the voting shares in our company, and, if it is not a whole number, rounding that figure down to the next whole number.

Minority Rights

The rights of minority shareholders of Singapore-incorporated companies are protected under Section 216 of the Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of our company, as they think fit to remedy any of the following situations:

•	if the affairs of our company are being conducted or the powers of our Board of Directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of our shareholders; or

•	if our company takes an action, or threatens to take an action, or our shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of our shareholders, including the applicant.

Singapore courts have wide discretion as to the reliefs they may grant and those reliefs are in no way limited to those listed in the Companies Act itself. Without prejudice to the foregoing, Singapore courts may:

•	direct or prohibit any act or cancel or vary any transaction or resolution;

•	regulate the conduct of our affairs in the future;

•	authorize civil proceedings to be brought in the name of, or on behalf of, our company by a person or persons and on such terms as the courts may direct;

•	provide for the purchase of a minority shareholder’s shares by the other shareholders or by our company and, in the case of a purchase of shares by us, a corresponding reduction of our share capital;

•	provide that the Memorandum or Articles of Association be amended; or

•	provide that our company be wound up.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

ADSs represent ownership interests in securities that are on deposit with a depositary bank. Citibank, N.A., located at 388 Greenwich Street, New York, New York 10013, is the depositary bank for our ADSs. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or

ADRs. The depositary typically appoints a custodian to safe keep the securities on deposit. Our custodian is Citibank Nominees Singapore Pte Ltd, located at 300 Tampines Avenue #07-00, Tampines Junction, Singapore 529653.

We appointed Citibank, N.A. as our depositary pursuant to a deposit agreement. A copy of the deposit agreement has been filed as an exhibit to our report on Form 6-K (File No. 000-27811), submitted with the SEC on November 23, 1999. You may obtain a copy of this filing as indicated above under “Where You Can Find More Information.”

The following is a summary description of the ADSs and your rights as an owner of ADSs. Please note that your rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

Each ADS represents ten ordinary shares on deposit with the custodian bank. An ADS also represents any other property received by the depositary or the custodian on behalf of the owner of the ADS that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of an ADS, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. Although the deposit agreement is governed by New York law, our obligations to the holders of our ordinary shares will continue to be governed by the laws of Singapore, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	your ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to your ordinary shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares;

•	your ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and are not, and the ADSs issuable upon such deposit will not be, except as provided in the deposit agreement, “restricted securities” (as defined in the deposit agreement); and

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are false in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Ordinary Shares upon Cancellation of ADSs

As a holder of ADSs, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying ordinary shares at the custodian’s offices. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. As noted above, the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the ordinary shares represented by your ADSs at any time subject to:

•	temporary delays that may arise because the transfer books for the ordinary shares or the ADSs are closed or when ordinary shares are immobilized as a result of a shareholders’ meeting or a payment of dividends, if any;

•	your obligation to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary. Upon receipt of such notice, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to holders.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

New ADSs will not be distributed if it would violate a law (i.e., the United States securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders, either in cash or in additional shares, we will give prior notice of the distribution to the depositary and will indicate whether we wish the distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practical.

The depositary will make the election available to you only if it is reasonably practical and if we have provided the depositary all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Singapore would receive for failing to make an election, as more fully described in the deposit agreement.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs. Upon the exercise of any such rights, you may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs. Please note that the depositary bank is not obligated to establish procedures to facilitate the distribution and exercise of such rights.

The depositary will not distribute the rights to you if:

•	we do not request that the rights be distributed to you or we ask that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary bank, such as opinions addressing the lawfulness of the transaction; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell any rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse, in which case you will receive no value for such rights.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, it will distribute the property to you in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary. If it is reasonably practicable and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, the depositary will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described under the heading “Description of Ordinary Shares” in this prospectus.

The depositary will mail to you any notice of shareholders’ meeting received from us, together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees

Issuance of ADSs (including upon conversion into ADSs)	Up to $0.05 per ADS issued
Cancellation of ADSs	Up to $0.05 per ADS canceled
Exercise of rights to purchase additional ADSs	Up to $0.05 per ADS issued
Distribution of shares or other free distributions	Up to $0.05 per ADS held
Distribution of cash upon sale of rights and other entitlements	Up to $0.02 per ADS held

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of ordinary shares (i.e., upon deposit and withdrawal of ordinary shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

We have agreed to pay certain other charges and expenses of the depositary. Please note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. Except in very limited circumstances enumerated in the deposit agreement, we have agreed to give holders 30 days’ prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement.

You will be bound by any modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs, except as permitted by law.

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

Upon termination of the deposit agreement, the following will occur:

•	for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares on the same terms as prior to the termination. During such six month period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs; and

•	after the expiration of such six month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect these records at the depositary’s office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in The City of New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Please note the following:

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Memorandum and Articles of Association or in any provisions of securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

The depositary may, under certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The deposit agreement requires that the ADSs be fully collateralized before any ADSs are pre-released. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained by you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF PREFERENCE SHARES

Our Articles of Association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our Board of Directors may determine and may issue preference shares which are, or at our option are, subject to redemption, subject to certain limitations. The transfer agent, registrar, and dividend disbursement agent for a series of preference shares will be named in a prospectus supplement. The registrar for preference shares, if any, will send notices to shareholders of any meetings at which holders of the preference shares have the right to elect directors or to vote on any other matter. If we offer preference shares, the specific designations and rights will be described in a prospectus supplement and a description will be filed with the SEC. The prospectus supplement will also set forth some or all of the following terms regarding the preference shares:

•	specific designation;

•	number of shares;

•	liquidation value;

•	dividend rights;

•	liquidation and redemption rights;

•	voting rights;

•	other rights, including conversion or exchange rights, if any; and

•	any other specific terms.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase ordinary shares, ADSs, preference shares, debt securities or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. These warrants may be in the form of rights and such rights may or may not be transferable by the shareholder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering. The terms of warrants will be set forth in a prospectus supplement which will describe, among other things:

•	the designation of the warrants;

•	the securities into which the warrants are exercisable;

•	the exercise price;

•	the aggregate number of warrants to be issued;

•	the principal amount of securities purchasable upon exercise of each warrant;

•	the price or prices at which each warrant will be issued;

•	the procedures for exercising the warrants;

•	the date upon which the exercise of warrants will commence;

•	the expiration date;

•	the extent to which the warrants are transferable;

•	the extent to which the warrants may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of rights; and

•	any other material terms of the warrants.

SELLING SHAREHOLDER

The selling shareholder is STS (or its pledgee or donee). The selling shareholder may offer, in the aggregate, an indeterminate number of ordinary shares (directly or in the form of ADSs) up to a total dollar amount of $1,000,000,000. As of March 9, 2009, the selling shareholder owned in the aggregate, 1,510,324,883 of our ordinary shares, representing approximately 59.36% of our outstanding ordinary shares. The prospectus supplement for any offering of the ordinary shares (directly or in the form of ADSs) by the selling shareholder will include the following information:

•	the name of the selling shareholder;

•	the number of ordinary shares (directly or in the form of ADSs) held by the selling shareholder;

•	the percentage of ordinary shares (directly or in the form of ADSs) held by the selling shareholder; and

•	the number of ordinary shares (directly or in the form of ADSs) offered by the selling shareholder.

PLAN OF DISTRIBUTION

We and/or the selling shareholder may sell or distribute the securities from time to time in one or more public or private transactions:

•	through underwriters;

•	through agents;

•	to dealers;

•	directly to one or more purchasers; or

•	through a combination of any of the above.

In particular, the selling shareholder (including any donee or pledge thereof) may sell or distribute its ordinary shares (directly or in the form of ADSs) from time to time in one or more public or private transactions, including:

•	block trades;

•	on any exchange or in the over-the-counter market;

•	in transactions otherwise than on an exchange or in the over-the-counter market;

•	through the writing of put or call options relating to such securities;

•	the short sales of such securities;

•	through the lending of such securities;

•	through the distribution of such securities by the selling shareholder to its partners, members or shareholders; or

•	through a combination of any of the above.

Any sale or distribution may be effected by us or the selling shareholder:

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices.

A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us and/or the selling shareholder from such sales or distribution, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with certain guidelines of the Financial Industry Regulatory Authority, or FINRA, with respect to shelf registration statements, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

In addition, we may distribute the securities as a dividend or in a rights offering to our existing security holders. In some cases, we and/or the selling shareholder or dealers acting for us and/or the selling shareholder or on behalf of us and/or the selling shareholder may also repurchase securities and reoffer them to the public by one or more of the methods described above.

In the case of a rights offering, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. If we enter into a standby underwriting agreement, we may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a rights offering for us. Ordinary shares (directly or in the form of ADSs) subscribed by the selling shareholder or, where the rights offering involves standby underwriters, subscribed by the standby underwriters may be resold by them by one or more of the methods described above.

Through Underwriters

If underwriters are used in a sale or distribution, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell or distribute the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell or distribute the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agents or to Dealers

We and/or the selling shareholder may sell or distribute the securities directly or through agents we and/or the selling shareholder designate from time to time. Any agent involved in the offer or sale or distribution of the securities covered by this prospectus will be named, and any commissions payable by us and/or the selling shareholder to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of securities covered by this prospectus, we and/or the selling shareholder will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

Direct Sales

We and/or the selling shareholder may sell or distribute the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

Delayed Delivery

If so indicated in a prospectus supplement, we and/or the selling shareholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us and/or the selling shareholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Derivative Transactions and Hedging

We and/or the selling shareholder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we and/or the selling shareholder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales or distributions of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us and/or the selling shareholder or others (or, in the case of derivatives, securities received from us and/or the selling shareholder in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or the selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General

Agents, dealers, the selling shareholder and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and/or the selling shareholder and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us and/or the selling shareholder to indemnification by us and/or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our and/or the selling shareholder’s behalf.

The selling shareholder also may resell all or a portion of its ordinary shares (in the form of ADSs) in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Unless otherwise set forth in the prospectus supplement, each series of offered securities will be a new issue and will have no established trading market. Any series of offered securities may, but are not expected to, be listed on any securities exchange. Any underwriters that we use in the sale or distribution of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

LEGAL MATTERS

Some legal matters relating to the validity of the debt securities and the warrants will be passed upon by Latham & Watkins LLP. The validity of our ordinary shares, preference shares, debt securities and the warrants will be passed upon by Allen & Gledhill LLP, our Singapore counsel. Latham & Watkins LLP may rely upon Allen & Gledhill LLP with respect to some matters governed by Singapore law.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Silicon Manufacturing Partners Pte Ltd as of December 31, 2007 and 2008, and for each of the twelve-month periods ended December 31, 2006 and 2007, and the year ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Chartered Semiconductor Manufacturing (Tampines) Pte. Ltd. (formerly known as Hitachi Semiconductor Singapore Pte. Ltd.) as of March 31, 2007 and March 30, 2008, and for each of the two years in the period ended March 31, 2007 and for the period from April 1, 2007 to March 30, 2008, appearing in Chartered Semiconductor Manufacturing Ltd.’s report on Form 6-K dated February 27, 2009, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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PROSPECTUS SUPPLEMENT

Citi	Deutsche Bank	Morgan Stanley

March 11, 2009

Bowne X00160